BRF S.A.

Publicly-held Company

CNPJ nº. 01.838.723/0001-27

NIRE 42.300.034.240

PROPOSAL OF THE BOARD OF DIRECTORS FOR THE ORDINARY AND EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING TO BE HELD ON APRIL 26, 2018

Dear Shareholders,

Further to Instruction Nº 481/2009 of the Brazilian Securities and Exchange Commission, (local acronym CVM), of December 17, 2009, (“Instruction CVM 481/09”), we hereby present the following proposal by the board of directors (“Proposal”) of BRF S.A. (“Company” or “BRF”), containing the information and documents related to the subjects to be decided at the Ordinary and Extraordinary General Shareholders’ Meeting of the Company, as described below, to be held on April 26, 2018, at 11:00 a.m. (“AGO”), in the Company’s headquarters, located at Rua Jorge Tzachel, 475, Bairro Fazenda, in the City of Itajaí, State of Santa Catarina.

I. ORDINARY GENERAL SHAREHOLDERS’ MEETING

(i)           To examine, discuss and vote on the Management Report, the Financial Statements and other documents related to the financial year ending December 31, 2017.

Board of Directors´ Proposal. To approve the management accounts and financial statements of the Company for the financial year ended on December 31, 2017 (“2017 Financial Year”), accompanied by the management report, explanatory notes, of the report of the independent auditors, of the opinion of the Fiscal Council, the summarized annual report of the Statutory Audit Committee and the comments of the Management on the Company´s financial situation, within the terms of Item 10 of the Company´s Reference Form, according to Appendix I to the Proposal, as required by article 9 of Instruction CVM no 481/2009.

We stress that the destination of the net income related to 2017 Financial Year will not be the purpose of the AGO, provided that the Company registered a loss in such year. For this reason, it is not being presented the Appendix 9-1-II of Instruction CVM no 481/2009.

(ii)          To establish the annual global remuneration of the Board of Directors and Executive Management (“Management”) for the 2018 financial year.

Board of Directors´ Proposal. In terms of article 17 of the Bylaws, to approve the annual global remuneration related to the year of 2018 for the Management of the Company in the amount of up to R$ 86.8 million. The proposed amount refers to the limit proposed for the fixed remuneration (salary or management fees, direct and indirect benefits and social contributions) and benefits due to termination of position, as well as the variable remuneration (profit sharing) and amounts related to the Stock Option Plan and Restricted Share Plan.

	Proposal 2018	Approved 2017	Performed 2017
Board of Directors
Fees + Contributions and Benefits	9,153	7,830	8,268
Total Board of Directors	9,153	7,830	8,268
Statutory Management
Fees + Contributions and Benefits	46,710	44,664	31,019
Compensation based in Shares	13,750	26,284	16,906
Interest in the Results	17,142	20,300	0
Total Statutory Management	77,602	91,248	47,925

TOTAL Board of Directors and Statutory Management	86,755	99,078	56,192

The value proposed is 54% higher when compared to the value performed of the global remuneration of the 2017 financial year and 12% lower when compared to the value approved for the 2017 financial year. These variations are result, mainly, of: (i) the non-payment of Interests in the Results for the Executive Board in the 2017 financial year and that, for 2018, we are planning the referred payments; and (ii) the acknowledgment of benefits motivated by the termination of the exercise of the position applicable to certain members of the Statutory Management who left the Company.

Appendix II to the Proposal presents the information relative to Item 13 of the Company´s Reference Form, as required by article 12 of Instruction CVM no 481/09.

(iii)            To elect the members of the Fiscal Council of the Company.

Board of Directors´ Proposal. As the Company´s Fiscal Council´s functions end at the first AGO after its election, as stated in article 161, paragraph 5 of Law Nº 6.404/1976, and which article 30 of the Bylaws establishes that the Company shall have a Fiscal Council with permanent functioning, the management proposes, for a term of office until the Ordinary General Meeting to be held in the financial year of 2019, the election of the members and alternate members of the Fiscal Council, who are:

Actual Members	Substitute Members
Attílio Guaspari	Susana Hanna Stiphan Jabra
Marcus Vinicius Dias Severini	Marcos Tadeu de Siqueira
André Vicentini	Valdecyr Maciel Gomes

Appendix III to the Proposal contains the information relative to the candidates for membership of the Company´s Fiscal Council, within the terms of Items 12.5 to 12.10 of the Company´s Reference Form, as required by article 10 of Instruction CVM no 481/09.

(iv)         To establish the annual global remuneration of the members of the Fiscal Council for the 2018 financial year.

Board of Directors´ Proposal. In terms of article 16 (vi) of the Bylaws, to approve the annual global remuneration related to the financial year of 2018 for the effective members of the Fiscal Council of the Company in the amount of up to R$ 745 thousand. The proposed amount refers to the limit proposed for the fixed remuneration (salary or management fees, direct and indirect benefits and social contributions).

	Proposal 2018	Approved 2017	Performed 2017
Fiscal Council
Fees + Contributions and Benefits	744	612	627
Total Fiscal Council	744	612	627

Appendix II to the Proposal presents the information relative to Item 13 of the Company´s Reference Form, as required by article 12 of Instruction CVM no 481/09.

II. EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

(i) As requested by the shareholders Caixa de Previdência dos Funcionários do Banco do Brasil – Previ and Fundação Petrobras de Seguridade Social – Petros: (a) removal of all members of the Board of Directors; (b) approval of the number of 10 members to compose the Board of Directors; (c) Election of new members to fill the positions on the Board of Directors; and (d) election of the Chairman and Vice-Chairman of the Board of Directors.

Board of Director’s Proposal: As disclosed to the market by the Material Fact dated February 25, 2018, the shareholders Previ and Petros, jointly owning more than 5% (five percent) of the capital stock, requested the Company, based on the Article 123, sole paragraph, item “c” of the Law nº 6.404/1976, the summon of the Extraordinary General Shareholders’ Meeting to deliberate on the subjects above.

On March 03, 2018, the Company received new correspondence of the shareholders Previ and Petros, in which they indicate to be elected to the Board of Directors in the Extraordinary General Shareholders’ Meeting the following names: (i) Augusto Marques da Cruz Filho (Chairman of the Board of Director); (ii) Francisco Petros Oliveira Lima Papathanasiadis (Vice-Chairman of the Board of Directors); (iii) Walter Malieni Jr.; (iv) Guilherme Afonso Ferreira; (v) José Luiz Osório; (vi) Roberto Antônio Mendes; (vii) Dan Ioschpe; (viii) Roberto Funari; (ix) Vasco Augusto Pinto da Fonseca Dias Júnior; and (x) Luiz Fernando Furlan.

On March 05, 2018, the Company’s Board of Directors has approved the call notice of the Extraordinary General Shareholders’ Meeting to deliberate the subjects above and determinate holding meeting jointly with the Ordinary General Shareholders’ Meeting on April 26, 2018, in order to make possible for the shareholders to acknowledge the proposals and make their decision based on such information.

At the meeting held on April 05 and 06, 2018, the Board of Directors’ Company has approved the submission of a second slate to be elected to the Board of Directors in the Extraordinary General Shareholders’ Meeting the following names: (i) Luiz Fernando Furlan (Chairman of the Board of Directors); (ii) Walter Malieni Jr. (Vice-Chairman of the Board of Directors); (iii) Augusto Marques da Cruz Filho; (iv) Flávia Buarque de Almeida; (v) Roberto Rodrigues; (vi) José Aurélio Drummond Jr.; (vii) José Luiz Osório; (viii) Roberto Antônio Mendes; (ix) Dan Ioschpe; and (x) Vasco Augusto Pinto da Fonseca Dias Júnior.

On April 11, 2018, the Company received correspondences sent by Messrs. Augusto Marques da Cruz Filho, José Luiz Osório, Roberto Antônio Mendes and Walter Malieni Jr. informing their refusals to join the slate approved by the Company’s Board of Directors.

On April 12, 2018, the Company received from Aberdeen Asset Manegement PLC (“Aberdeen”), for and on behalf of the investment funds and portfolios under management of companies belonging to its economic group, declaration indicating that Aberdeen holds more than 5% (five percent) of the Company’s share capital, as well as a request for the adoption of the cumulative voting system for the election of the candidates to the Board of Directors in the Extraordinary General Shareholders’ Meeting. Consequently, each of the integrants of the slates previously presented was then considered, individually, a candidate for the position of member of the Board of Directors of the Company, according to Paragraph 7th of Article 20 of BRF’s Bylaws.

On April 13, 2018, Mr. José Aurélio Drummond Júnior formally presented to the Company a request to not concur to the position of member of the Board of Directors.

On April 13, 2018, also, the shareholder Mr. Luiz Fernando Furlan indicated the following candidates to be elected to the Board of Directors in the Extraordinary General Shareholders’ Meeting: (i) Ms. Luiza Helena Trajano Inácio Rodrigues; and (ii) Mr. Vicente Falconi Campos.

On April 17, 2018, the shareholders Walter Fontana Filho and Vicente Falconi Campos appointed as Chairman and Vice-Chairman of the Board of Directors, once duly elected, Mr. Luiz Fernando Furlan and Mrs. Luiza Helena Trajano Inácio Rodrigues, respectively.

Appendix III to the Proposal presents the information of the candidates to the Board of Directors of BRF to be elected by the cumulative voting system, in the terms of Items 12.5 to 12.10 of the Company´s Reference Form.

(ii) Amend Article 30, § 3, of the Company´s Bylaws, as to provide that the meetings of the Fiscal Council are held periodically, in the terms of the Internal Rules of the body.

Board of Directors´ Proposal: The management of the Company proposes that it is approved the amendment of Article 30, § 3, of the Company´s Bylaws, that deals with applicable rules to the meetings of the Fiscal Council, as to provide that such meetings are held periodically, according with the provision of the Internal Rules of the body. In compliance to the provision in article 11, item II, of Instruction CVM nº 481/09, the management informs that the amendment proposed aims at a bigger flexibility of the Fiscal Council, allowing that its own members define, in the Internal Rules of the body, the adequate periodicity for the performance of its meetings. This modification does not have any relevant legal or economic effect. Appendix IV to the Proposal is the copy of the Bylaws containing, in emphasis the amendment proposed herein, as required by article11, item I, of Instruction CVM nº 481/09.

(iii) Consolidate the Company´s Bylaws.

Board of Directors´ Proposal: If the proposal purpose of item (i) above is approved, the Company´s management proposes that the Extraordinary General Meeting also approved the consolidation of the Company´s Bylaws, to reflect, in a single document, the reading in force, in the terms of the document contained in Appendix IV to the Proposal.

These are the proposals the Board intends making and expects to be evaluated and approved by the shareholders.

* * *

Company shareholders interested in accessing information or raising questions relating to the above proposals should contact the Company´s Investor Relations or to the area of Corporate Governance areas at the following phone numbers +55 (11) 2322-5991/5011/5951/4438/5355 or via e-mail: acoes@brf-br.com. All documents related to this Meeting are available to shareholders at the following sites: www.brf-global.com/ri, www.b3.com.br and www.cvm.gov.br.

São Paulo, March 05, 2018.

CONTENTS

Appendix to the Proposal of the Board of Directors to the Ordinary and Extraordinary General Shareholders Meeting to be held on April 26, 2018

Appendix I – Managers comments on the financial situation of the company according to Item 10 of the Reference Form of the Company……………………….…………….7

Appendix II – Remuneration of the Managers and of the Fiscal Council (Item 13 of the Reference Form, in line with Instruction CVM Nº 480, of December 7, 2009)…………………………………………..……….…………………………………...77

Appendix III – Information on candidates to the positions of members of the Fiscal Council (items 12.5 to 12.10 of the Reference Form, in line with Instruction CVM Nº 480, of December 7, 2009)………………………………………………………………………………………………………..133

Appendix IV – Copy of the Bylaws with emphasis of the amendment proposed, according with Instruction CVM n° 481, of December 17, 2009........................158

* * *

BRF S.A.

Appendix I -  Managers comments on the financial situation of the company according to Item 10 of the Reference Form of the Company

10. Directors´ Comments

The following information presented has been evaluated and commented on by the Company´s Directors:

10.1. The Directors should comment on:

a. Financial conditions and general assets

The Company operates in the meat, processed meat foods, margarines, pasta, pizzas, snacks, frozen vegetables segments and pet food. It has an integrated business model consisting of strategically-located production facilities, linked to a wide-ranging distribution network with access to the main channels and consumer markets which provides capacity for significant growth. The management believes that the Company´s diversification strategy, combined with its growth and global production and distribution platform, gives it the financial conditions and assets to continue with its business plan and meet its short and long-term obligations, including third party loans, as well as finance its activities and cover its need for resources, at least for the next 12 months.

The table below shows how the Company´s main financial indicators have developed, considering its consolidated financial statements:

Ratio	2017[1]	2016[1]	2015[1]
Current Liquidity	1.29	1.50	1.65
Overall Liquidity	0.77	0.80	0.91
Leverage (Net Debt2 / EBITDA3)	4.79	3.25	1.28

__________________

(1)       For the financial years 2017, 2016 and 2015, we consider only the continued operations for the calculation of current liquidity ratios and overall liquidity. The discontinued operations were considered as assets held for sale.

(2)       The Company calculates net debt as the balance of loans and financing, debentures and derivative financial instruments net of cash and cash equivalents and marketable securities. Net debt is not a measure, according to the Accounting Practices Adopted in Brazil, in line with the IFRS or US GAAP.

(3)       (³) EBITDA, defined as the earnings before interest, tax, depreciation and amortization, is used as a means of measuring the performance of the Company´s management. The pro-forma EBITDA is used for the calculation of the net leverage, that is, adjusted by EBITDA LTM of the acquisitions in the period. For further information, see item 3.2 of this Reference Form.

2017

The 2017 financial year was defined by challenging events for the food industry, permeated by a Brazilian macroeconomic environment still in initial phase of recovery. Besides that, the Company made important changes in the management model, viewing to sustain its growth and profitability in the long term. Business units were consolidated in one single international division, whose corporate scope began to act in a more integrated and global manner.

In Brazil, the Company increased its base of clients served, ending the year with 187 thousand clients, while the company continued to increase the levels of services rendered. The company reinforced the position of the brands Sadia, Qualy and Perdigão with more than 70 innovations, among them the well successful re-release of the category of Lasagnas of the brand Perdigão, after the end of all the restrictions imposed by the Administrative Board of Economic Defense (“CADE”) for five years. It must be emphasized, in the turn of 2017 to 2018, the release of Kidelli, new brand focused in a new segment of the market for the Company. Furthermore, the Company continued focused in the global growth through synergies in the acquisitions and local partnerships by the Middle East, mainly. It must be emphasized that the beginning of the operations of OneFoods, subsidiary headquartered in Dubai dedicated to the Muslim market, as well as the acquisition and consolidation of Banvit, biggest producer of poultry in Turkey, made in partnership with Qatar Investment Authority (“QIA”).

The Company presented a consolidated net revenue of R$33,469.4 million (0.8% below the one of 2016), with emphasis to the commercial units of Brazil, OneFoods and Cone Sul. The operational result, measured by EBIT, was of R$736.1 million, with net loss of R$1,098.9 million.

The net debt of the Company was of R$13,310 million, 19.5% above the one registered in 2016, impacted by the acquisition of Banvit, as well as financial effects of exchange variation and derivatives. This increase resulted in a net debt over EBITDA (last twelve months) of 4.79x in the end of the period of 2017.

The net financial expenses totaled negative R$2,081.6 million in 2017, 2.4% lower in relation to the same period of the previous year.

On December 31, 2017, the net equity of the Company totaled the amount of R$11,712.8 million, below the R$12,219.4 million registered on December 31, 2016, due to the accrued loss of the year, as well as a lower profit reserve in the period.

2016

Although the sector and macroeconomic scenario are still challenging, 2016 was a decisive year for the Company, which believes it has made progress in consolidating a global business faced with all the changes carried out over the year. The Company invested in the improving processes of the entire productivity chain, raising the levels of service by consolidating the go-to-market (“GTM”) model throughout Brazil, reinforcing the positioning of the Sadia, Qualy and Perdigão brands with more than 25 innovations, including Salamitos in the snacks market and the partnership with international chef Jamie Oliver in the ready-made dishes category. Moreover, the Company maintained its focus on expansion and global growth through synergies and acquisitions and local partnerships in Middle East/North Africa (“MENA”), Europe and Asia. It is worth highlighting the consolidation of the OneFoods subsidiary in the Islamic world in the turnover period between 2016 and 2017.

The Company had consolidated net revenues of R$33,732.9 million (4.8% above 2015), highlighted by the Asia, Europe/Eurasia and Africa regions. The operating result came to R$1,815.2 million, with a net loss of R$372.4 million.

The Company’s net debt came to R$11,141.2 million, 51.9% higher than in 2015. This was impacted by the share buyback program, payment of dividends and merger and acquisition operations, resulting in a net debt/EBITDA ratio (last 12 months) of 3.25x.

Net financial expenses came to a negative R$2,132.7 million in 2016, 27.7% above the same period of the previous year. This increase occurred mainly because of the higher net interest.

On December 31, 2016, the Company had shareholder’s equity of R$12,219.4 million, below the R$13,835.9 million registered on December 31, 2015. This was due to the loss accumulated in the year, along with the lower profit reserve, also resulting from the share buyback carried out during the period.

2015

In 2015, even faced with an unstable outlook and an increasingly more competitive environment for the food industry, the Company believes it has made important changes that aimed to build the base for its global business model. It decentralized the management of its markets, creating General Manager structures for Brazil, Latin America (“LATAM”), Europe/Eurasia, Asia and MENA, took steps forward in its strategy of forming partnerships and making acquisitions, expanding its international presence. It made a comeback with two of its key categories of the Perdigão brand (ham and sausages), as well as Christmas products, on the Brazilian market after complying with the periods established by CADE; and it consolidated the VIVA BRF project which stresses the Company´s main asset, i.e. its people.

As a result, the Company´s net revenues grew in all regions, led by the MENA, Europe/Eurasia and LATAM, bringing consolidated net revenues of R$32,196.6 million (11.0% higher than in 2014). The operating income was R$4,228.4 million, with net income of R$3,111.2 million.

The Company´s net debt came to R$7,336.7 million, 45.8% higher than in 2014, brought about by the impact of the share buyback program, resulting in a net debt/EBITDA ratio (last 12 months) of 1.28x.

Net financial expenses came to a negative R$1,670.1 million in 2015, 68.6% above the same period of the previous year. This increase arose mainly from the higher interest on the debt in foreign currency.

The Company´s shareholders´ equity amounted to R$ R$13,835.8 million on December 31, 2015. This was lower than the figure of R$15,689.9 million registered on December 31, 2014, due to the larger number of shares held in treasury which, in turn, resulted from the Company´s strategy of increasing the remuneration to shareholders through the share buyback program.

b. Capital structure

On December 31, 2017, the Company’s capital structure consisted of 37.5% own capital and 62.5% capital of third parties

On December 31, 2016, the Company’s capital structure consisted of 39.0% own capital and 61.0% capital of third parties.

On December 31, 2015, the Company’s capital structure consisted of 48.0% own capital and 52.0% capital of third parties.

The Company's financing model is based on the use of its own resources and the capital of third parties, this latter consisting of loans from financial institutions or issues on the debt market. More information about the Company´s use of capital from third parties can be obtained from item 10.1.f below.

c. Payment capacity in relation to financial commitments

As 74.3% of the gross debt in 2017 is long term, the Company has cash of R$97,434.2 million available (cash and cash equivalents) to meet its short-term financial commitments of R$5,031.3 million. Besides that, the Company expects a more robust cash flow for the year 2018, due to initiatives to improve operations in the period, greater efficiency in working capital and maintaining CAPEX, it believes it is in a comfortable position as far as its payment capacity is concerned.

d. Sources of financing for working capital and investments in non-current assets

The Company´s main sources of liquidity have been cash generation from its operating activities, loans and other financing. The Company has raised resources over the last three financial years through loan and financing operations from the financial and capital markets which were used to finance its working capital needs and short and long-term investments (see item 10.1.f for details on relevant loans and financing contracts).

e. Sources of financing for working capital and investments in non-current assets to be used to cover liquidity shortfalls

The Company will contract new loans and financing from the financial and capital markets when it identifies the need for additional resources to finance the long-term investment plan or in order to continue improving the debt profile.

The Company will continue to look for low-cost funding and long-term financing from funding bodies such as the Economic and Social Development Bank (“BNDES”) and Research and Project Financing (“FINEP”), where the resources are used mainly for fixed capital.

The Company also has a Revolving Credit Facility, to a maximum amount of US$1.0 billion, in order to have the liquidity to meet its working capital needs.

The Company believes these sources of financing will be enough to cover its working capital needs in the normal course of its business.

f. Debt levels and features of such debt, also describing:

The main source of the Company´s debt comes from the raising of resources to finance its investments in fixed assets and capital spending. Loans and financing in 2017 came to R$20,444.4 million, of which R$9,343.0 million was denominated in domestic currency and R$11,101.3 million in foreign currency, mainly in U.S. dollars. Loans and financing in 2016 came to R$18,962.4 million, of which R$8,643.7 million was denominated in domestic currency and R$10,318.7 million in foreign currency, mainly U.S. dollars. Loans and financing in 2015 came to R$15,179.3 million, of which R$3,819.6 million was denominated in domestic currency and R$11,359.6 million in foreign currency mainly U.S. dollars.

The Company uses the funds obtained from financing for working capital, liquidity and purchasing raw materials. The following table shows the Company´s debt (according to the kind of debt and currency) net of cash, cash equivalents and negotiable securities for the financial years indicated:

	December 31 of
	Short-term	Long- term	2017	2016	2015
	(Reais million, except where indicated)
Total Debt.........................................................................	5.031,4	15,413.4	20,444.4	18,962.4	15,179.3
Other financial assets and liabilities, net................................	(209.0)		(209.0)	(331.5)	(537.2)
Cash and cash equivalents and marketable securities:
Domestic currency.............................................................	3,947.3	767.1	4,714.4	5,327.9	1.710,6
Foreign currency................................................................	2,419.8	209.5	2,629.3	2,824.9	6.669,2
Total................................................................................	6,367.1	976.6	7,343.7	8,152.7	8,379.7
Net debt...........................................................................	1,126.8	14,436.4	13,309.6	11,141,2	7,336.8
Currency exposure (U.S$ million).........................................			U.S.$ 16,7	U.S.$ (183.6)	U.S.$ (39.7)

The following table presents an additional breakdown of the Company´s debt by type:

	Short-term Debt on December 31, 2017	Long-term debt on December 31, 2017	Total debt on December 31, 2017	Total debt on December 31, 2016	Total debt on December 31, 2015
	(R$ million)
Credit Lines from Development Banks	313.3	256.8	570.1	881.0	726.4
Other guaranteed debts	-	-	-	129.6	159.7
Export Credit Lines	39.2	1,850.0	1,889.2	1,922.3	-
Bonds	503.8	-	503.8	502.9	502.1
Working Capital Credit Lines	1,631.5	923.9	2,555.4	1,326.1	1,169.60
PESA Loan	3.5	245.8	249.4	251.6	234.8
Agribusiness Receivable Certification	1,097.9	2,473.8	3,571.7	3,630.1	1,025,20
Tax Incentives	3.6	-	3.6	0.1	1.9
Domestic Currency	3,592.8	5,750.3	9,343.0	8,643.7	3,819.60

Export Credit Lines	953.5	1,197,2	2,150.7	1,310.6	2,152.30
Bonds	105.1	8,424.8	8,529.9	8,493.7	8,787.90
Credit Lines from Development Banks	2.6	1.0	3.6	8.9	24.2
Other guaranteed debts	-	-	-	0.8	3.5
Currency contract advances	-	-	-	291.9	391.1
Working Capital Credit Lines	337.4	39.7	417.1	291.9	0.7
Foreign Currency	1,438.6	9,662.8	11,101.3	10,318.7	11,359.70

Total:	5,031,4	15,413,0	20,444,4	18,962,4	15,179,30

The timetable for the maturity of the Company´s debt on December 31, 2017 is as follows:

Consolidated
31.12.17
2018	5,031,350
2019	3,983,858
2020	1,684,700
2021	125,363
2022	3,124,333
2023 going forward	6,494,774
20,444,378

The following tables present selected information on the amount of the Company´s debt over the last three financial years:

Current and Non-Current Loans and Financing 2017-2016 (In Thousands of R$)

															Consolidated
Local currency	Charges (p.a.)	Weighted average rate of interest (p.a.)	PMPV (1)	Current	Non-Current	Balance 12.31.17	Taken	Combination of business (2)	Amortization	Interest paid	Accrued interest	Exchange variation	Monetary adjustment	Current	Non-current	Balance 12.31.16
Working capital	7.79% (8.90% on 12.31.16)	7.79% (8.90% on 12.31.16)	0.8	1,631,469	923,894	2,555,363	3,579,445	-	(2,400,985)	(162,218)	212,995	-	-	1,326,126	-	1,326,126
Certificate of agribusiness receivables	96.51% of CDI/IPCA + 5.90% (96.50% of CDI/IPCA + 5.90% on 12.31.16)	7.41% (13.43% on 12.31.16)	2.4	1,097,882	2,473,770	3,571,652	780,000	-	(779,190)	(393,809)	334,574	-	-	168,110	3,461,967	3,630,077
Credit lines of development banks	Fixed rate/Selic/TJLP + 1.48% (Fixed rate/Selic/TJLP+0.75% on 12.31.16	6.78% (7.93% on 12.31.16)	1.7	313,311	256,771	570,082	62,439	-	(403,772)	(37,256)	47,359	196	20,104	381,303	499,709	881,012
Bonds	7.75% (7.75% on 12.31.16)	7.75% (7.75% on 12.31.16)	0.4	503,802	-	503,802	-	-	-	(38,750)	46,425	-	(6,806)	4,140	498,793	502,933
Credit export facilities	100.35% of CDI (13.68% on 12.31.16)	6.91% (13.68% on 12.31.16)	1.2	39,198	1,850,000	1,889,198	-	-	-	(214,311)	181,212	-	-	72,297	1,850,000	1,922,297
Special program of asset reorganization	Fixed rate/IGPM + 4.90% (Fixed rate/IGPM +4.90% on 12.31.16)	4.36% (12.09% on 12.31.16)	2.2	3,532	245,834	249,366	-	-	-	(8,055)	9,736	(1,662)	(2,209)	3,546	248,010	251,556
Other debts guaranteed	(8.50% on 12.31.16)	(8.50% on 12.31.16)	-	-	-	-	-	-	(129,874)	(8,904)	9,185	-	11	32,331	97,251	129,582
Tax incentives	2.40% (2.40% on 12.31.16)	2.40% (2.40% on 12.31.16)	0.5	3,566	-	3,566	34,405	-	(30,911)	(220)	220	-	-	72	-	72
				3,592,760	5,750,269	9,343,029	4,456,289	-	(3,744,732)	(863,523)	841,706	(1,466)	11,100	1,987,925	6,655,730	8,643,655
Foreign currency
Bonds	4.08% (4.71% on 12.31.16) + v.c. US$, EUR and ARS	4.08% (4.71% on 12.31.16) + v.c. US$, EUR and ARS	6.0	105,080	8,424,841	8,529,921	77,129	-	(395,970)	(382,020)	410,333	326,687	-	489,229	8,004,433	8,493,662
Credit export facilities	LIBOR +2.71% on 12.31.16) + v.c. US$	3.35% (3.85% on 12.31.16) + v.c. US$	2.2	953,502	1,197,226	2,150,728	3,576,033	-	(2,981,166)	(98,501)	105,475	238,293	-	312,219	998,375	1,310,594
Advance of exchange agreements	(2.39% on 12.31.16) + v.c. US$	(2.39% on 12.31.16) + v.c. US$	-	-	-	-	4,065	-	(203,396)	(4,741)	347	(9,115)	-	212,840	-	212,840
Credit line of development banks	UMBNDES + 1.73% (UMBNDES + 2.10% on 12.31.16) + v.c. US$ and other currencies	6.22% (6.24% on 12.31.16) + v.c. US$ and other currencies	1.0	2,613	959	3,572	-	-	(5,906)	(372)	1,213	(264)	-	5,883	3,018	8,901
Working capital	23.10% (14.28% on 12.31.16) + v.c. ARS/ v.c. US$	23.10% (14.28% on 12.31.16) + v.c. ARS/+	1.5	128,156	39,732	167,888	1,584,848	-	(1,629,418)	(19,777)	59,246	(119,739)	-	236,908	55,820	292,728
Working capital	15.95% + v.c. TRY	15.95% + v.c. TRY	0.1	249,240	-	249,240	-	389,151	(40,644)	(41)	5,103	(104,329)	-	-	-	-
				1,438,591	9,662,758	11,101,349	5,242,075	389,151	(5,256,500)	(505,452)	581,817	331,533	-	1,257,079	9,061,646	10,318,725
				5,031,351	15,413,027	20,444,378	9,698,364	389,151	(9,001,232)	(1,368,975)	1,423,523	330,067	11,100	3,245,004	15,717,376	18,962,380

Current and Non-Current Loans and Financing 2016-2015

(In Thousands of R$)

								Consolidated
Local currency	Charges (p.a.)	Weighted average rate of interest (p.a.)	PMPV (1)	Current	Non-Current	Balance 12.31.16	Current	Non-current	Balance 12.31.15
Working capital	8.90% (7.24% in 12.31.15)	8.90% (7.24% in 12.31.15)	0.4	1,326,126	-	1,326,126	1,169,635	-	1,169,635
Certificate of agribusiness receivables	96.50% of CDI/IPCA + 5.90% (96.90% of CDI on 12.31.15)	13.43% (13.67% on 12.31.15)	3.5	168,110	3,461,967	3,630,077	33,078	992,165	1,025,243
Credit lines of development banks	Fixed rate/Selic/TJLP + 0. 75% Fixed rate/Selic/TJLP + 1.00% on 12.31.15)	7.93% (4.57% on 12.31.15)	0.9	381,303	499,709	881,012	217,426	508,928	726,354
Bonds	7.75% (7.75% on 12.31.15)	7.75% (7.75% on 12.31.15)	1.4	4,140	498,793	502,933	4,140	497,921	502,061
Credit export facilities	13.68% (0.00% on 12.31.15)	13.68% (0.00% on 12.31.16)	2.2	72,297	1,850,000	1,922,297	-	-	-
Special program of asset reorganization	Fixed rate/Selic/IGPM + 4.90% (Fixed rate/Selic/IGPM + 4.90% on 12.31.15)	12.09% (15.44% on 12.31.15)	3.2	3,546	248,010	251,556	3,315	231,488	234,803
Other debts guaranteed	8.50% (8.14% on 12.31.15)	8.50% (8.14% on 12.31.15)	2.2	32,331	97,251	129,582	32,580	127,077	159,657
Tax incentives	2.40% (2.40% on 12.31.15)	2.40% (2.40% on 12.31.15)	0.5	72	-	72	1,872	-	1,872
				1,987,925	6,655,730	8,643,655	1,462,046	2,357,579	3,819,625
Foreign currency
Bonds	4.71% (5.23% on 12.31.15) + v.c. US$, EUR and ARS	4.71% (5.23% on 12.31.15) + v.c. US$, EUR and ARS	6.7	489,229	8,004,433	8,493,662	159,445	8,628,430	8,787,875
Credit export facilities	LIBOR + 2.71% (LIBOR + 2.15% on 12.31.15) + v.c. US$	3.85% (2.85% on 12.31.15) + v.c. US$	1.5	312,219	998,375	1,310,594	598,811	1,553,520	2,152,331
Advance of exchange agreements	2.39% (1.76% on 12.31.15) v.c. US$	2.39% (1.76% on 12.31.15) + v.c. US$	0.1	212,840	-	212,840	391,053	-	391,053
Credit line of development banks	UMBNDES + 2.10% (UMBNDES + 2.26% on 12.31.15) + v.c. US$ and other currencies	6.24% (6.34% on 12.31.15) + v.c. and other currencies	0.9	5,883	3,018	8,901	12,630	11,575	24,205
Other debt guarantees	15.01% (15.09% on 12.31.15) + v.c. ARS	15.01% (15.09% on 12.31.15) + v.c. ARS	0.1	790	-	790	3,535	-	3,535
Working capital	14.28% (22.00% on 12.31.15) + v.c. ARS/+ v.c. US$	14.28% (22.00% on 12.31.15) + v.c. ARS/+v.c. US$	0.8	236,118	55,820	291,938	659	-	659
				1,257,079	9,061,646	10,318,725	1,166,133	10,193,525	11,359,658
				3,245,004	15,717,376	18,962,380	2,628,179	12,551,104	15,179,283

i. Relevant loans and financing contracts:

The main debt instruments valid on December 31, 2017 are described below.

Debt in Domestic Currency

Development Bank Credit Lines

BNDES FINEM Credit Lines. On December 31, 2017, the Company had a number of outstanding obligations to the BNDES, including loans under its FINEM program in the amount of R$459.3 million. The loans from the BNDES were taken out to finance purchases of machinery and equipment and the construction and improvement or expansion of production facilities. Principal and interest on the loans are generally payable monthly, with maturity dates varying from 2018 to 2020. The amount of the principal of the loans is denominated in Reais, which bears interest at the long-term rate (TJLP) plus margin and SELIC. These loans are included in the line “Development bank credit lines—Local currency” of the above tables.

FINEP Financing. The Company obtained certain loans from the Financiadora de Estudos e Projetos (“FINEP”), a public financing company linked to the Brazilian Ministry of Science, Technology and Innovation. It obtained FINEP credit lines of R$110.8 million at a fixed rate of 4.72% a year with reduced charges for projects related to research, development and innovation, with maturity dates between 2018 and 2019. These loans are included in the line “Development bank credit lines—Local currency” of the above tables.

Working Capital Credit Lines

Rural Credit Financing. The Company had short-term rural credit loans in the amount of R$2,555.4 million as of December 31, 2017, with several commercial banks under a Brazilian federal government program that offers favorable interest rates of 7.8% a year as an incentive to invest in rural activities. It generally uses the proceeds of these loans for working capital. These credit lines are included in the line “Working capital facilities—Local currency” in the tables above.

Export Credit Facilities

Pre-financing export credit facilities. The Company has a pre-financing export credit facility with total balance of R$1,889.2 million on December 31, 2017. The debt in the scope of these credit lines is denominated in Reais with maturity date in 2019. The interest of these lines accumulates in the period of six months and correspond to 100.35% of the CDI. These loans are included in the line “Export credit facilities – Local Currency” of the tables above.

PESA Loan Facility

PESA. The Company had a loan facility obtained through the Special Sanitation Program for Agroindustrial Assets (PESA) for an outstanding amount of R$249.4 million on December 31, 2017. This is subject to the variation of the IGP-M index plus interest of 4.9% per year, secured by endorsements and pledges of public debt securities. This loan is included in the “Special Sanitation Program for Agroindustrial Assets – Local Currency” in the above tables.

Fiscal Incentives

State Fiscal Incentives. The Company also had an outstanding loan of R$3.6 million on December 31, 2017 under credit facilities offered by state tax incentive programs to promote investments in those states. Under these programs, the Company is granted credit proportional to the payment of the ICMS tax generated by investments in the construction or expansion of manufacturing facilities in these states. The credit incentives have a 20-year term and fixed interest rates. These credit lines are included in the “Fiscal Incentives – Local Currency” in the above table.

Agribusiness Credit Receivables ("CRA")

On April 19, 2016, the Company concluded the CRA issue, which involved a public distribution offer of the 1st Series of the 9th Issue of Octante Securitizadora S.A., totaling R$1,000,000 net of interest at a cost of 96.50% p.a. of the DI rate, with the principal maturing in a single installment on April 19, 2019 and interest paid every 9 months. The CRAs are based on credits arising from the Company’s exports contracted with BRF Global GmbH, which were granted to the referred securitization company. On December 16, 2016, the Company concluded the issue of CRAs linked to the public distribution of the 1st and 2nd Series of the 1st Issue of Vert Companhia Securitizadora, amounting to R$1,500,000 net of interest. The CRAs of the 1st Series were issued at a cost of 96.00% p.a. of the DI rate, with the principal maturing in a single instalment on December 16, 2020 and interest paid every 8 months. The CRAs of the 2nd Series were issued at a cost of 5.8970% p.a. restated by the variation of the IPCA index, with the principal maturing in a single instalment on December 18, 2023 and interest paid every 16 or 18 months. The CRAs are backed by credits arising from the Company’s exports contracted with BRF Global GmbH and BRF Foods GmbH and were granted and/or promised to the referred securitization company. On 08.15.17, the CRA related to the issue of 12.16.16 and related to the public offer of distribution of the 1st. Series was transferred to the company SHB Comércio e Indústria de Alimentos S.A. (“SHB”), subsidiary of the Company, based on the export between SHB and BRF Foods GmbH. The conditions negotiated on the date of issue remained effective. This operation is included in the line of “Agribusiness Credit Receivable Certificates – Local Currency” in the tables above.

Debt in Foreign Currency

Development Bank Credit Lines

BNDES. The amounts set out in the tables mainly consist of a total funding of R$33.8 million related to the BNDES Monetary Unit known as the UMBNDES, a currency basket, consisting of the currencies in which the BNDES provides loans, and are subject to interest at the UMBNDES rate, reflecting fluctuations in the daily exchange rates of the currencies of this basket. These loans are guaranteed by the Company and, in most cases, are secured by its assets. The covenants under these agreements include limitations on indebtedness, liens and mergers and sales of assets. On December 31, 2017, the balance of these loans came to R$93.6 million. These loans are included in the line “Development bank credit lines— Foreign currency” of the above tables.

Export Credit Lines

Export Prepayment facilities. The Company had several export prepayment facilities in a total amount of R$1,195.9 million on December 31, 2017. The debt under these facilities is generally denominated in U.S. dollars, with maturity dates between 2018 and 2024. Interest under these export prepayment facilities accrues with a period of six to twelve months and is equivalent to LIBOR plus spread. Under each of these facilities, the Company received a loan from one or more lenders secured by the accounts receivable relating to exports of products to specific customers. The facilities are generally guaranteed by the Company. The covenants established under these agreements include restrictions on liens and mergers. These credit lines are included in the line “Export credit facilities—Foreign currency” in the tables above.

Corporate loan lines. The Company had several trade-related business loan facilities in an aggregate outstanding amount of R$954.9 million on December 31, 2017. The debt under these facilities is usually denominated in U.S. dollars and set to mature in 2018 and 2022. These facilities bear interest at LIBOR plus margin, payable quarterly. The proceeds from these facilities are used to import raw materials or for other working capital needs. The facilities are generally guaranteed by the Company. The covenants under these agreements include limitations on mergers and sales of assets. These credit lines are included in the line “Export credit facilities—Foreign currency” of the tables above.

Working Capital Credit Lines

Working capital in foreign currency. These are funds obtained from financial institutions, mainly used for working capital operations of subsidiaries located in Argentina and in Turkey, amounting to R$417.1 million and with maturities between 2018 and 2022. These credit lines are included in the line “Working capital—Foreign currency” in the tables above.

Bonds

BFF Notes 2020: On January 28, 2010, BFF International Limited, subsidiary of the Company, issued Senior Notes totaling US$750.0 million, with the bonds guaranteed by the Company, with a nominal interest rate of 7.25% p.a. and effective rate of 7.54% p.a. to mature on January 28, 2020. On June 20, 2013, the amount of US$120,7 million of these Senior Notes was swapped for Senior Notes BRF 2023. On May 15, 2014, the amount of US$409,6 million was repurchased with part of the resources obtained from the Senior Notes BRF 2024. On May 28, 2015, the Company finalized a buyback offer for the bonds amounting to US$101,4 million, so that the amount outstanding on December 31, 2015 came to US$118.2 million. A premium was paid in the transaction, net of interest, in the amount of US$16,0 million (equivalent to R$52,0 million). On September 14, 2016, the Company finalized an offer to buy back the amount of US$32,2 million (equivalent to R$104,9 million), with a premium paid in the transaction, net of interest, in the amount of US$4,9 million (equivalent to R$13,4 million). The premium paid to the holders of the existing bonds was registered as a financial expense. On December 31, 2017, US$86.1 million of these bonds were outstanding.

Senior Notes BRF 2022: On June 6, 2012, the Company issued Senior Notes with a total nominal value of US$500,0 million, with a nominal interest rate of 5.88% p.a. and an effective rate of 6.00% p.a. to mature on June 6, 2022. On June 26, 2012, the Company made an additional funding of US$250,0 million, with a nominal interest rate of 5.88% p.a. and effective rate of 5.50% p.a. On May 28, 2015, the company finalized a buyback offer amounting to US$577.1 million, so that the amount outstanding came to US$172.9 million, with a premium paid in the transaction, net of interest, in the amount of US$79,4 million (equivalent to R$258,6 million). On September 14, 2016, the Company finalized a buyback offer in the amount of US$54,2 million (equivalent to R$176,7 million), with a premium being paid in the transaction, net of interest, in the amount of US$5,7 million (equivalent to R$18,6 million). The premium paid to the existing bond holders was registered as a financial expense. On December 31, 2017, US$118.7 million of these bonds were outstanding

Senior Notes BRF 2023: On May 15, 2013 the Company made an international bond issue of 10 years, totaling US$500.0 million, with the principal due on May 22, 2023 ("Senior Notes BRF 2023"), with a coupon (interest) of 3.95% a year (yield to maturity of 4.135%), payable semi-annually, from November 22, 2013. On December 31, 2017, US$500.0 million of these bonds were outstanding

Senior Notes BRF 2018: On May 15, 2013 the Company made an international Senior Notes issue of five years, totaling US$500.0 million, with the principal due on May 22, 2018 at interest rates of 7.75% a year (yield to maturity of 7.75%), payable semi-annually, from November 22, 2013. On December 31, 2017, US$500.0 million of these bonds were outstanding.

Senior Notes BRF 2024: Sen May 15, 2014 the Company made an international Senior Notes issue of 10 years, totaling US$750.0 million, with the principal due on May 22, 2024 ("Senior Notes BRF 2024"), with a coupon (interest) of 4.75% a year (yield to maturity of 4.952%), payable semi-annually, from November 22, 2014. On December 31, 2017, US$750.0 million of these bonds were outstanding.

Senior Notes BRF 2022: On May 29, 2015, BRF concluded a Senior Notes offer of seven years, totaling EUR500.0 million, with the principal due on May 3, 2022, with a coupon (interest) of 2.75% a year (yield to maturity of 2.822%), payable annually, from June 3, 2016. On December 31, 2017, EUR500.0 million of these bonds were outstanding.

Senior Notes BRF 2026: On September 29, 2016, BRF, through its wholly-owned subsidiary BRF GmbH, finalized an offer of Senior Notes of 10 (ten) years, in the total amount of US$500,0, with the principal due on September 29, 2026, with a coupon (interest) of 4.35% p.a. (yield to maturity of 4.625%), to be paid semi-annually, from March 29, 2017. On December 31, 2017, US$500.0 million of these bonds were outstanding.

Bonds Quickfood. In 2013, Quickfood S.A. ("Quickfood"), a subsidiary of the Company in Argentina, Quickfood, issued notes guaranteed by BRF, in the amount of ARS150.0 million with a nominal interest rate of 21.8% a year and effective rate of 22.1% a year, with maturity dates between 2015 and 2016. In 2014, Quickfood issued notes guaranteed by the Company, in the amount of ARS436.0 million, with nominal interest rate of 24.1% a year and an effective rate of 27.0% a year, with maturity dates between 2015 and 2018. In 2015, Quickfood issued notes guaranteed by the Company, in the amount of ARS475.2 million, with a nominal interest rate of 24.3% a year and an effective rate of 29.0% a year, with maturity dates between 2018 and 2022. In 2017, Quickfood issued again notes guaranteed by the Company, in the amount of ARS439.5 million, with nominal interest rate of 23.2% a year and effective rate of 27.5% a year, with maturity between 2019 and 2021. On December 31, 2017, ARS926.7 of these bonds were outstanding.

Derivatives

The Company executed derivative exchange rate contracts that had market value of R$201.9 million and derivatives in commodities that had market value of R$7.0 million on December 31, 2017. The counterparties include a number of Brazilian financial institutions and involve interest rate swaps and the purchase and sale of currency. Their maturity dates vary from 2018 to 2019. These transactions do not require any guarantees. These derivatives are recorded in the balance sheet as other financial assets and liabilities.

International credit lines

Revolving Credit Line. With the purpose to improve the liquidity financial management, BRF and its wholly-owned subsidiary BRF Global GmbH, obtained a rotating credit line ("Rotating Credit Line"), in the amount equivalent to US$1,000.0 million to mature in May 2019, from a syndicate composed by 28 banks. The operation was structured in such a way that the Company and its subsidiary could make use of the credit line at any time throughout the contracted period. In April 2017, the Company used US$650.0 million of the credit line with Libor rate+1.25% and maturity in May 2019. The Company settled in advance the credit line used in October 2017.

ii. Other long-term relationships with financial institutions:

The company has agreements with various banks, the main aim of which is to facilitate access to credit for its producer partners to build hatcheries, poultry farms and upgrade their standards.

It also has agreements with banks to facilitate access to credit for its suppliers who wish to receive advances on their accounts receivable with the Company.

Finally, the Company has derivative operations aimed at providing protection against currency and interest rate variations, with no speculative ends. These transactions are registered at market value, according to the hedge accounting methodology.

iii. Degree of debt subordination:

There is no degree of contractual subordination between the Company´s unsecured financial debt. Financial debts with a real guarantee have preferences and privileges laid down by law.

The degree of subordination applies to operations that have a real guarantee, mostly plants, contracted with the BNDES. The table below shows the detailed amounts of the collateral.

Amounts below expressed in thousands of R$

	Consolidated
	31.12.17	31.12.16
Balance of loans and financing	20,444,378	18,962,380
Guarantees for mortgages on assets	577,218	1,019,568
Linked to the FINEM-BNDES	462,842	771,257
Linked to the FNE-BNB	-	129,582
Linked to fiscal incentives and others	114,376	118,729

iv. Any restrictions imposed on the Company, particularly in relation to debt limits and contracting new debt, distribution of dividends, sale of assets, issue of new securities and the sale of corporate control, as well as checks on whether the Company is complying with these restrictions:

Most of the Company´s debt instruments contain other obligations that restrict, amongst others, the Company´s ability to provide guarantees, carry out incorporations or mergers with other entities or sell or dispose, in any other way, of all or most of all the Company´s assets.

The Company´s contracts with the BNDES contain obligations that restrict, amongst others, its ability to submit itself to a change of control or the ability of its shareholders, directly or indirectly, to submit themselves to a change in control and the issue of debentures.

The Company has been complying with the restrictions imposed by these contracts.

g. Limits on contracted financing and percentages already used

All the Company's financing contracts executed by the Company were fully paid off except for the Revolving Credit Facility, mentioned above, that remains available according to the initial balance of US$1,000.0 million.

h. Significant alterations in each item of the financial statements

Financial year ended on December 31, 2017 compared with the financial year ended on December 31, 2016

The following table shows the audited financial statements referring to the financial years ended on December 31, 2017 and December 31, 2016:

BRF S.A.

STATEMENTS OF INCOME

Values expressed in Thousands of Reais

	12.31.17	AV%(1) 12.31.17	12.31.16	AV% (2) 12.31.16	Variation % 2017 x 2016
NET REVENUE	33,469.4	100.0%	33,732.9	100.0%	-0.8%
Cost of goods sold	(26,565.3)	79.4%	(26,206.4)	77.7%	1.4%
GROSS PROFIT	6,904.0	20.6%	7,526.4	22.3%	-8.3%
OPERATING REVENUES (EXPENSES)
Sales	(4,730.1)	14.1%	(4,965.7)	14.7%	-4.7%
General and administrative	(572.0)	1.7%	(577.4)	1.7%	-0.9%
Other operating expenses, net	(888.2)	2.7%	(197.5)	0.6%	349.8%
Equity income	22.4	-0.1%	29.3	-0.1%	-23.6%
PROFIT BEFORE FINANCIAL RESULT	736.1	2.2%	1,815.2	5.4%	-59.4%
Financial expenses	(3,627.3)	10.8%	(4,506.4)	13.4%	-19.5%
Financial revenues	1,545.7	4.6%	2,373.7	7.0%	-34.9%
LOSS BEFORE INCOME TAX AND SOCIAL CONTRIBUTION	(1,345.5)	-4.0%	(317.5)	-0.9%	323.8%
Current income tax and social contribution	16.6	0.0%	(154.0)	0.5%	-110.8%
Deferred income tax and social contribution	230.0	0.7%	104.1	0.3%	121.0%
NET LOSS OF THE YEAR	(1,098.9)	4.1%	(367.3)	-1.1%	199.1%
Attributable to
Controlling shareholders	(1,125.6)	-3.4%	(372.4)	-1.1%	202.3%
Non-controlling shareholders	26.7	0.1%	5.0	0.0%	429.7%

(1)     Information taken from the Consolidated Financial Statements of December 31, 2017 and 2016.

(2)     Variation in relation to the net revenues

Net revenues

The Company´s consolidated net revenues decreased by R$263.5 million or 0.8%, from R$33,762.9 million in 2016 to R$33,469.4 million in 2016, due to a small decrease in the volume during the 2017 financial year.

On the 3rd quarter of 2017 we had a reorganization of the disclosable segments, that reflects the manner that the Management takes its decisions. Thus, from the date thereof we have 5 segments, being: Brazil, One Foods (previously referred as MENA), International (that contemplates the former segments “Europe”, “Asia”, “Africa” and Americas), Cone Sul (previously referred as LATAM) and Other segments

1.    Brazil – Accumulated net revenues increased in R$380.5 million, or 2.6%, from R$14,808.1 million in 2016 to R$15,188.6 million in 2017. A small growth of volume in in-natura and processed products in the beginning of 2017 favored the improvement of the revenue in the beginning of 2017. With the Carne Fraca Operation in the beginning of the 2nd quarter, the volumes suffered a fall that harmed the strategy outlines for the year. The improvement in the level of service and commercial execution minimized the impacts occurred in the previous quarter, however did not leverage significantly the recovery of the Brazilian market.

2.    International - In 2017, the segment is a fusion of the segments of Europe, Asia, Africa and Americas. This change occurred to reflect the decision-making of the Company´s Management. Below, the variations of each one of the regions that compose the segment:

•         Europe – In 2017 the net revenue was of R$3,533.4 million, presenting a decrease of R$266.9 million or 7.0% in relation to 2016, year in which the net revenue was of R$3,800.3 million. One of the most significant non-recurring events was the Carne Fraca Operation that negatively impacted the region in the beginning of 2017, due to the impediment of export of the products in matter.

•         Asia – In 2017, the net revenue was of R$4,115.9 million, against R$4,748.8 million in 2016, presenting a fall of R$632.9 or 13.3% in relation to the previous year. The Asian region also suffered impacts of the Carne Fraca Operation with the reduction of volumes exported. Delays in the shipping and in the transfer of the operations of Thailand to Europe negatively impacted the region.

•         Africa – In 2017, the net revenue was of R$491.9 million, accounting a fall of R$275.9 million or 35.9% in relation to 2016 that was of R$767.8 million. Such reduction occurred by the deterioration of the mix of products, significant fall of the average price due to the high level of inventories and low price of the commodities.

•         Americas – In 2017, the net revenue was of R$355.7 million, accounting a small growth of R$36.3 million or 11.4% in relation to the year of 2016, which was of R$319.4 million. The increase identified occurred due to better volumes and prices with strategy to prioritize markets with better profitability such as Mexico.

3.  One Foods – In 2017, the net revenue was of R$6,696.8 million, accounting a growth of R$7.6% in relation to 2016 that ended with R$6,226.6 million. The main event occurred in the segment, besides the corporate restructure, was the acquisition and consolidation of the operations of Banvit in 2017, which allowed an improvement above expected of the consolidated prices and volumes.

4.  LATAM – In 2017, the net revenue was of R$1,861.6 million, accounting a small growth of R$96.8 million or 5.5% in relation to 2016 which was of R$1,764.8 million. The economic crisis in Argentina is still strongly challenging having a negative impact on the volumes in the region. Furthermore, the effects of the Carne Fraca Operation also impacted mainly the region of Mexico. A mix of products with a lower aggregate value also had a significant impact in the revenue calculated in the period.

Cost of Goods Sold

In 2017, the cost of goods sold came to R$26,565.3 million, registering an increase of 1.4%, or R$358.9 million, over 2016 when it came to R$26,206.4 million. Even with the improvement in the price of corn and of the soybean, the costs presented a small increase that may be related in parts to the life cycle of the animals and to the inventories in the chain that do not reflect the reduction of the prices simultaneously. In terms of the NOR (net operating revenues), the representation of the cost of goods sold was 78.8% compared with 77.7% in 2016, showing a small increase in the gross margin.

Gross Income

Gross income in 2017 came to R$6,904.0 million, a reduction of 8.3%, or R$622.4 million, over 2016, when it came to R$7,526.4 million. This reduction occurred by the increase in the discount due to the term of validity of the products (FIFO) which was above the historical average and increase in the storage and freight cost due to delays in shipping in the South.

Operating expenses

In 2017, operating expenses suffered little variation, with a small reduction of 4.3%, or R$241.0 million. In terms of percentage, given the growth of the Company, the operating expenses represented 15.8% of the net revenues compared to 16.4% registered in 2016. This small reduction occurred mainly by the commitment of the Company in retention of expenses as improvement in the logistics efficiency, optimization of the organizational structures, lower expenses with internal actions and bigger dilution of fixed expenses.

Other net operating expenses

In 2017, the Company had a negative net result in this item equivalent to R$888.2 million, an increase of 349.8%, or R$690.7 million, over 2016. In 2017 the Company had no recurring expenses as a result of the Carne Fraca Operation, provisions arising from public civil action of Uberlândia and provision of Elebat arising from sale of assets to Lactalis (operation held on the 2nd quarter of 2015). Besides this, the Company had a positive impact related to the adhesion to PERT (Special Program of Tax Regularization).

Equity income result

In 2017, the equity income came to R$22.4 million compared with a small reduction of R$6.9 million or 23.6% in relation to 2016 which was of R$29.3 million. This stability is due by the fact that the Company´s investments did not suffer major changes.

Operating result

The operating result came to R$736.1 million in 2017, a fall of 59.4%, or R$1,079.1 million, over 2016, and the margin decreased 5.4% from 2016 to 2.2% in 2017. This performance was due mainly to the rise in the cost of products sold and of the growth of the item of other net operating expenses impacted by no recurring operating expenses in the 2017 financial year.

Net financial expenses

Net financial expenses in 2017 came to R$2,081.6 million, a decrease of 2.4%, or R$51.1 million, over 2016 when it came to R$2,132.7 million. The main movements were due to the net interest on loans and/or marketable securities, AVP (adjustments to the present value) of clients and suppliers, exchange variation and other no recurring such as adhesion to PERT.

Income tax and social contribution

In 2015, income tax and social contribution came to an expense of R$246.6 million, an increase of 394.7%, or R$19.8 million, over 2016 when it came to an expense of R$49.9 million. This represented an effective rate of 18.3% compared with the effective rate in 2016 of 15.7%.

Net income for the year

In 2017, the total loss came to R$1,098.9 million, an increase of 199.1% over 2016.

Comparison of the positions of the balance sheet of December 31, 2017 and December 31, 2016

BRF S.A.

BALANCE SHEETS

Values in thousands of Reais

	12.31.17 (1)	AV- % 12.31.17	12.31.16 (1)	AV- % 12.31.16	Variation % 2017 x 2016
ASSET
CURRENT
Cash and cash equivalents	6,010.8	13.3%	6,356.9	14.8%	-5.4%
Marketable securities	228.4	0.5%	622.3	1.4%	-63.3%
Accounts payable from clients	3,919.0	8.7%	3,085.1	7.2%	27.0%
Titles to be received	113.1	0.3%	149.0	0.3%	-24.1%
Interest on own capital to be received	6.2	0.0%	7.4	0.0%	-16.9%
Inventories	4,948.2	10.9%	4,791.6	11.2%	3.3%
Biological assets	1,510.5	3.3%	1,644.9	3.8%	-8.2%
Taxes to be recovered	728.9	1.6%	846.1	2.0%	-13.9%
Income tax and social contribution to be recovered	499.3	1.1%	388.7	0.9%	28.5%
Assets held for sale	41.6	0.1%	26.1	0.1%	59.1%
Other financial assets	90.5	0.2%	198.0	0.5%	-54.3%
Restricted cash	127.8	0.3%	218.3	0.5%	-41.4%
Other current assets	961.1	2.1%	559.2	1.3%	71.9%
Total current asset	19,185.5	42.4%	18,893.7	44.0%	1.5%

NON-CURRENT
Marketable securities	568.8	1.3%	527.7	1.2%	7.8%
Accounts receivable from clients	6.3	0.0%	10.7	0.0%	-41.5%
Titles to be received	116.4	0.3%	186.5	0.4%	-37.6%
Titles to be recovered	2,418.2	5.3%	1,482.6	3.5%	63.1%
Income tax and social contribution to be recovered	20.0	0.0%	36.0	0.1%	-44.5%
Deferred income tax	1,369.4	3.0%	1,103.1	2.6%	24.1%
Judicial deposits	688.9	1.5%	732.6	1.7%	-6.0%
Biological assets	903.7	2.0%	917.3	2.1%	-1.5%
Restricted cash	407.8	0.9%	427.6	1.0%	-4.6%
Other non-current assets	87.2	0.2%	149.6	0.3%	-41.7%
Investments	68.2	0.2%	58.7	0.1%	16.2%
Fixed assets	12,190.6	27.0%	11,746.2	27.4%	3.8%
Intangible assets	7,197.6	15.9%	6,672.6	15.5%	7.9%
Total non-current assets	26,043.0	57.6%	24,051.2	56.0%	8.3%
TOTAL OF ASSETS	45,228.5	100%	42,944.9	100%	5.3%

(1)     Information taken from the Consolidated Financial Statements of December 31, 2017 and 2016.

Current assets

The current assets came to R$19,185.5 million on December 31, 2017 and R$18,893.7 million on December 31, 2016, representing a fall of R$291.8 million, or 1.5%. The current assets represented 42.4% of total assets on December 31, 2017 compared with 44.0% in the previous year.

Cash and cash equivalents

The cash and cash equivalents item showed a reduction of R$346.1 million, or 5.4%, a fall from R$6,356.9 million on December 31, 2016 to R$6,010.8 million on December 31, 2017. This reduction was due mainly to consumption of the cash in its operations (mainly working capital) and investment activities.

Accounts receivable from clients

The accounts receivable from clients came to R$3,919.0 million on December 31, 2017, an increase of R$833.9 million, or 27.0%, over December 31, 2016 when they amounted to R$3,085.1 million. Part of this increase reflects the increase in sales that occurred in the external market.

Inventories

Inventories increased from R$4,791.6 million on December 31, 2016 to R$4,949.2 million on December 31, 2017, expanding by R$156.5 million, or 3.3%. This growth was due to the fall in the sales in the end of the year, not expected by the Company.

Non-current assets

Non-current assets came to R$26,042.5 million on December 31, 2017 and R$24,051.2 million on December 31, 2016, an increase of R$1,991.3 million, or 8.3%. This growth was due mainly to the marketable securities, taxes to be recovered, deferred and intangible income taxes.

Marketable Securities

The marketable securities incurred in an increase compared to December 31, 2016, from R$527,7.0 million to R$568.8 million on December 31, 2017, that is, an increase of R$41.1 million or 7.8%. This difference reflects the strategy of the Company to make more efficient use of available resources.

Taxes to be Recovered

Taxes to be recovered increased in comparison to December 31, 2016, from R$1,518.6 million to R$2,438.2 million on December 31, 2017, an increase of R$919.6 million or 60.6%. This change is due, mainly, to credits related to the adhesion to the Special Program of Tax Adjustment (PERT) in the second semester of 2017.

Deferred income taxes

Deferred income taxes increased R$266.2 million, or 24.1%, from R$1,103.1 million on December 31, 2016 to R$1,369.4 million on December 31, 2017. The increase is a result of the calculation of the tax on the loss of the period.

Intangible assets

Intangible assets increased R$529.9 million, or 7.9%, from R$6,672.6 million on December 31, 2016 to R$7,202.4 million on December 31, 2017. The increase was caused by the acquisition in Banvit on the 2nd quarter of 2017.

BRF S.A.

BALANCE SHEETS

Values in thousands of Reais

	12.31.17 (1)	AV- % 12.31.17	12.31.16 (1)	AV- % 12.31.16	Variation % 2017 x 2016
LIABILITES
CURRENT
Loans and financing	5,031.4	11.1%	3,245.0	7.6%	19.0%
Suppliers	6,445.5	14.3%	5,839.8	13.6%	10.4%
Suppliers drawee risk	715.2	1.6%	1,335.6	3.1%	-46.5%
Salaries and social contributions	668.6	1.5%	610.8	1.4%	9.5%
Tax obligations	426.0	0.9%	319.6	0.7%	33.3%
Interest on own capital to be paid	1.9	0.0%	2.3	0.0%	-16.9%
Participations of managers and employees	95.9	0.2%	5.1	0.0%	1777,4%
Other financial liabilities	299.5	0.7%	529.6	1.2%	-43.4%
Provision for tax, civil and labor risks	536.1	1.2%	276.2	0.6%	94.1%
Benefit plans to employees	85.2	0.2%	76.7	0.2%	11.1%
Other current liabilities	602.6	1.3%	399.7	0.9%	50.8%
Total current liabilities	14,907.9	33.0%	12,640.4	29.4%	8.7%

NON-CURRENT
Loans and financing	15,413.0	34.1%	15,717.4	36.6%	-1.9%
Tax obligations	171.2	0.4%	13.1	0.0%	1211.7%
Provision for tax, civil and labor risks	1,237.1	2.7%	1,107.7	2.6%	11.7%
Deferred income tax	155.3	0.3%	156.2	0.4%	-0.6%
Benefit plans to employees	309.6	0.7%	253.4	0.6%	22.2%
Other non-current liabilities	1,321.6	2.9%	837.5	2.0%	57.8%
Total non-current liabilities	18,607.8	41.1%	18,085.2	42.1%	2.9%
SHAREHOLDERS' EQUITY
Capital stock	12,460.5	27.6%	12,460.5	29.0%	0.0%
Capital reserve	115.1	0.3%	41.0	0.1%	180.7%
Profit reserve	101.4	0.2%	1,350.7	3.1%	-92.5%
Shares in treasury	(71.5)	-0.2%	(721.9)	-1.7%	-90.1%
Other comprehensive results	(1,405.2)	-3.1%	(1,290.3)	-3.0%	8.9%
Shareholders' equity of controllers	11,200.2	24.8%	11,840.0	27.6%	-5.4%
Participation of non-controllers	512.6	1.1%	379.4	0.9%	35.1%
Total shareholders' equity	11,712.8	25.9%	12,219.4	28.5%	-4.1%
TOTAL LIABILITIES AND SHAREHOLDERS´ EQUITY	45,228.5	100.0%	42,944.9	100.0%	5.3%

(1) Information taken from the Consolidated Financial Statements of December 31, 2017 and 2016.

Current liabilities

The current liabilities came to R$14,907.9 million on December 31, 2017 and R$12,640.4 million on December 31, 2016, an increase of R$2,267.5 million or 17.9%. This was related mainly to the balance of loans and financing and suppliers. The share of the current liabilities of total liabilities was 33.0% on December 31, 2017 and 29.4% in the previous year.

Suppliers

The suppliers item came to R$6,445.5 million on December 31, 2017 compared with R$5,839.8 million on December 31, 2016, an increase of 10.4%, or R$605.6 million. This variation was due mainly to the Company's strategy of expanding the periods for payment to its suppliers.

Suppliers drawee risk

The Company carried out drawee risk operations with top financial institutions with the aim of extending the payment periods for the purchase of its raw material, machines and equipment and input from suppliers on the domestic and foreign markets. For the financial year ending December 31, 2017, the suppliers' drawee risk item showed a total amount of R$715.2 million compared with R$1,335.6 million in the financial year ended on December 31, 2016 presenting a reduction of R$620.4 million or 46.5% in the comparative period.

Loans and financing (current)

The short-term debts, including current installment of the long-term debt with financial institutions, added up to R$5,031.4 million on December 31, 2017 compared to R$3,245.0 million on December 31, 2016, an increase of R$1,786.3 million, or 55.0%.

Non-Current liabilities

The non-current liabilities added up to R$18,607.8 million on December 31, 2017 and R$18,085.2 million on December 31, 2016, an increase of R$522.7 million, or 2.9%. This increase occurred mainly due to the variation in the item of other non-current liabilities.

Loans and Financing (non-current)

Our long-term debts with financial institutions added up to R$15,413.0 million on December 31, 2017 and R$15,717.4 million on December 31, 2016, a reduction of R$304.3 million, or 1.9%. The balance remained stable, varying only by usual movements under this item.

Shareholders' equity

Shareholders equity on December 31, 2017 came to R$11,712.4 million compared with R$12,219.4 million at the end of the previous year. There was a reduction of R$507.0 million, or 4.1%, due mainly to the absorption of the loss in the period through the reserve balance and related to the cancellation of shares in treasury.

Financial year ended on December 31, 2016 compared with the financial year ended on December 31, 2015

The following table presents the audited financial information for the financial years ended on December 31, 2016 and December 31, 2015:

BRF S.A

STATEMENTS OF INCOME

Amounts in Thousands of Reais

	12.31.16 (1)	AV- % 12.31.16	12.31.15 (2)	AV- % 12.31.15	Variation % 2016 x 2015
CONTINUED OPERATIONS
NET REVENUE	33,732.9	100.0%	32,196.6	100.0%	4.8%
Cost of goods sold	(26,206.4)	77.7%	(22,107.7)	68.7%	18.5%
GROSS PROFIT	7,526.4	22.3%	10,088.9	31.3%	-25.4%
OPERATING REVENUES (EXPENSES)
Sales	(4,965.7)	14.7%	(4,805.9)	14.9%	3.3%
General and administrative	(577.4)	1.7%	(506.1)	1.6%	14.1%
Other operating expenses, net	(197.5)	0.6%	(444.7)	1.4%	-55.6%
Equity income	29.3	-0.1%	(103.8)	0.3%	-128.2%
PROFIT BEFORE FINANCIAL RESULT	1,815.2	5.4%	4,228.4	13.1%	-57.1%
Financial expenses	(4,506.4)	13.4%	(5,025.5)	15.6%	-10.3%
Financial revenues	2,373.7	7.0%	3,355.3	10.4%	-29.3%
PROFIT BEFORE INCOME TAX AND SOCIAL CONTRIBUTION OF CONTINUED OPERATIONS	(317.5)	-0.9%	2,558.3	7.9%	-112.4%
Current income tax and social contribution	(154.0)	0.5%	(17.1)	0.1%	801.1%
Deferred income tax and social contribution	104.1	0.3%	406.6	1.3%	-74.4%
NET RESULT OF CONTINUED OPERATIONS	(367.3)	-1.1%	2,947.8	9.2%	-112.5%
DESCONTINUED OPERATIONS
NET RESULT OF DESCONTINUED OPERATIONS	-	0.0%	183.1	0.6%	-100.0%
NET PROFIT OF THE YEAR	(367.3)	-1.1%	3,130.9	9.7%	-111.7%
Attributable to
Controlling shareholders	(372.4)	-1.1%	3,111.2	9.7%	-112.0%
Non-controlling shareholders	5.0	0.0%	19.7	0.1%	-74.4%

(1)     Information taken from the Consolidated Financial Statements of December 31, 2015 and 2014.

(2)     Standing in relation to the net revenues.

Net revenues

The Company´s consolidated net revenues increased by R$1,536.3 million or 4.8%, from R$32,196.6 million in 2015 to R$33,732.9 million in 2016, due to a small increase in the volume during 2016.

1.    Brazil – Accumulated net revenues fell by R$447.4 million, or 2.9%, from R$15,255.5 million in 2015 to R$14,808.1 million in 2016, mainly because of the lower demand and higher cost of grains throughout 2016. The higher prices in this segment were not enough to offset the strong pressure from costs. The loss of market share in 2016 also impacted the segment.

2.    Europe – In 2016, net revenues came to R$3,800.3 million, an increase of R$160.7 million or 4.4% over 2015, when it amounted to R$3,639.6 million. This small growth in the region was due to the Company’s strategy of giving priority to volumes and market share with more competitive prices, particularly in channels such as “food service”, faced with the greater competition and the high levels of inventories in the region.

3.    MENA – In 2016, net revenues came to R$6,226.6 million, which was a small fall of R$131.7 million or 2.1% over 2015 when they came to R$6,358.3 million. This was due particularly to the fall in lower average prices in Reais due to the strategy of defending our volumes against a more challenging macroeconomic situation in the region. The segment continued to win market share with the Sadia brand in the Gulf region.

4.    Asia – Net revenues in Asia in 2016 came to R$4,748.8 million, a rise of R$1,459.2, or 44.4% over 2015 when it came to R$3,289.6 million. The growth in net revenues was driven mainly by the integration of BRF Thailand, with the subsequent increase in volumes. Even with the depreciation of the local currency against the Real and the high level of local inventories, which led to a reduction in average prices over the year, net revenues were not impacted.

5.    LATAM - In 2016, net revenues came to R$2,084.3 million, which was a small reduction of R$48.1 million, or 2.3%, over 2015 when it came to R$2,132.4 million. The economic crisis in Argentina had a strong impact on the region´s profitability due to the high inflation rate and the lower disposable consumer income, caused by a downtrade of the categories/channels for 2016.

6.    Africa – net revenues in 2016 came to R$767.8 million, a rise of R$28.6 million, or 3.9%, over 2015 when it came to R$739.2 million. The growth in the segment is in response to the Company´s investments in expanding its operations in the region.

Cost of goods sold

In 2016, the cost of goods sold came to R$26,206.4 million, an increase of 18.5%, or R$4,098.7 million, over 2015 when it came to R$22,107.7 million. This increase, in nominal values, was impacted mainly by the price of grains which is the main item in the Company’s cost composition. In terms of the NOR (net operating revenues), the proportion of the cost of goods sold was 77.7% compared with 68.7% in 2015, showing a reduction in the gross margin brought about by being unable to pass on these costs.

Gross income

Gross income in 2016 came to R$7,526.4 million, a reduction of 25.4%, or R$2,562.5 million, over 2015, when it came to R$10,088.9 million. This variation was in line with the increase in the cost of goods sold item and the increase in the ratio of costs over net revenues.

Operating expenses

In 2016, operating expenses were stable, with an increase of 4.3%, or R$231.0 million, due to acquisitions, currency impacts and inflation pressures. Even with these additional impacts and the Company’s growth, operating expenses in percentage terms represented 16.4% of net revenues compared with 16.5% in 2015. This stability was brought about by the efforts made during 2016 to maintain the Company‘s Zero-Based Budgeting (ZBB) within its limits.

Other net operating expenses

In 2016, the Company had a negative net result in this item equivalent to R$197.5 million, a reduction of 55.6%, or R$247.2 million, over 2015, when it came to a negative R$444.7 million. It is worth recalling that in 2015, the Company had no recurring expenses but was impacted by a trucker´ strike, restructuring expenses and tax provisions.

Equity income result

In 2016, the equity income came to R$29.3 million compared with a negative result of R$103.8 million in 2015 which was due mainly to the equity income expense as a result of the participation in the UP! Alimentos.

Operating result

The operating result came to R$1,815.2 million in 2016, a fall of 57.1%, or R$2,413.2 million, over 2015 when it came to R$4,228.4 million. The margin fell from 13.1% in 2015 to 5.4% in 2016. This performance was due mainly to the rise in the cost of products sold.

Net financial expenses

Net financial expenses in 2016 came to R$2,132.7 million, an increase of 27.7%, or R$462.6 million, over 2015 when it came to R$1,670.1 million. The main movements were due to the net interest on loans and financing and marketable securities, adjustments to the present value of assets and liabilities, interest and/or restatement on assets and liabilities, taxes, commissions and currency variation.

Income tax and social contribution

In 2016, income tax and social contribution came to an expense of R$49.9 million, an increase of 112.8%, or R$439.4 million, over 2015 when it came to a revenue of R$389.5 million. This represented an effective rate of 15.7% compared with the effective rate in 2015 of 15.2%.

Result from discontinued operations

Due to the sale of the dairy segment to Le Groupe Lactalis, concluded on July 1, 2015, the results of these operations are represented as discontinued operations in the consolidated financial statement of 2015. We had no impact from the discontinued operations in the figures presented for the financial year ended in December 31, 2016.

Net income for the year

In 2016, the total loss came to R$372.4 million, a reduction of 112% over 2015, when the Company had net income of R$3,130.9.

Comparison of the positions of the balance sheet of December 31, 2016 and December 31, 2015

BRF S.A.

BALANCE SHEETS

Values in Thousands of Reais

	12.31.16 (1)	AV- % 12.31.16	12.31.15 (1)	AV- % 12.31.15	Variation % 2016 x 2015
ASSET
CURRENT
Cash and cash equivalents	6,356.9	14.8%	5,362.9	13.3%	18.5%
Marketable securities	622.3	1.4%	734.7	1.8%	-15.3%
Accounts payable from clients	3,085.1	7.2%	3,876.3	9.6%	-20.4%
Titles to be received	149.0	0.3%	303.7	0.8%	-50.9%
Interest on own capital to be received	7.4	0.0%	21.6	0.1%	-65.5%
Inventories	4,791.6	11.2%	4,032.9	10.0%	18.8%
Biological assets	1,644.9	3.8%	1,329.9	3.3%	23.7%
Taxes to be recovered	846.1	2.0%	868.3	2.1%	-2.6%
Income tax and social contribution to be recovered	388.7	0.9%	363.5	0.9%	6.9%
Assets held for sale	26.1	0.1%	32.4	0.1%	-19.5%
Other financial assets	198.0	0.5%	129.4	0.3%	53.0%
Restricted cash	218.3	0.5%	1,346.3	3.3%	-83.8%
Other current assets	559.2	1.3%	778.2	1.9%	-28.1%
Total current asset	18,893.7	44.0%	19,180.0	47.5%	-1.5%

NON-CURRENT
Marketable securities	527.7	1.2%	456.0	1.1%	15.7%
Accounts receivable from clients	10.7	0.0%	4.1	0.0%	158.9%
Titles to be received	186.5	0.4%	230.8	0.6%	-19.2%
Titles to be recovered	1,482.6	3.5%	924.6	2.3%	60.3%
Income tax and social contribution to be recovered	36.0	0.1%	44.1	0.1%	-18.3%
Deferred income tax	1,103.1	2.6%	1,256.0	3.1%	-12.2%
Judicial deposits	732.6	1.7%	732.1	1.8%	0.1%
Biological assets	917.3	2.1%	761.0	1.9%	20.5%
Restricted cash	427.6	1.0%	479.8	1.2%	-10.9%
Other non-current assets	149.6	0.3%	206.8	0.5%	-27.7%
Investments	58.7	0.1%	185.9	0.5%	-68.4%
Fixed assets	11,746.2	27.4%	10,915.8	27.0%	7.6%
Intangible assets	6,672.6	15.5%	5,010.9	12.4%	33.2%
Total non-current assets	24,051.2	56.0%	21,208.0	52.5%	13.4%
TOTAL OF ASSETS	42,944.9	100%	40,388.0	100%	6.3%

(1)       Information taken from the Consolidated Financial Statements of December 31, 2016 and 2015.

Current assets

The current assets came to R$18,893.7 million on December 31, 2016 and R$19,180.0 million on December 31, 2015, representing a reduction of R$253.9 million, or 1.5%. The current assets represented 44.0% of total assets on December 31, 2016 compared with 47.5% in the previous year.

Cash and cash equivalents

The cash and cash equivalents item showed an increase of R$994.0 million, or 18.5%, rising from R$5,362.9 million on December 31, 2015 to R$6,356.9 million on December 31, 2016. This increase was due mainly to funding of resources through the issue of Agribusiness Receivable Certificates during the financial year ended on December 31, 2016.

Accounts receivable from clients

The accounts receivable from clients came to R$3,085.1 million on December 31, 2016, a fall of R$791.2 million, or 20.4%, over December 31, 2015 when they amounted to R$3,876.3 million. Part of this reduction reflects the fall in sales that occurred during the 2016 financial year.

Inventories

Inventories rose from R$4,032.9 million on December 31, 2015 to R$4,791.6 million on December 31, 2016, expanding by R$758.7 million, or 18.8%. This growth was due to the acquisitions carried out during the 2016 financial year on the external market, which increased the Company's production capacity as well as the retraction of the Brazilian markets.

Non-current assets

Non-current assets came to R$24,051.2 million on December 31, 2016 and R$21,208.0 million on December 31, 2015, an increase of R$2,843.2 million, or 13.4%. This growth was due mainly to the fixed and intangible assets item that represented 87.7% of the variation in the period.

Fixed Assets

The fixed assets item rose by R$830.5 million, or 7.6%, from R$10,915.8 million on December 31, 2015 to R$11,746.2 million on December 31, 2016. The increase was due mainly to goodwill arising from the business combinations in the foreign market that occurred during the financial year ended on December 31, 2016.

Intangible Assets

The intangible assets item rose by R$1,661.6 million, or 33.2%, from R$5,010.9 million on December 31, 2015 to R$6,672.6 million on December 31, 2016. The increase was due mainly to goodwill arising from business combinations on the foreign market that occurred during the financial year ended on December 31, 2016.

BRF S.A.

BALANCE SHEETS

Values in thousands of Reais

	12.31.16 (1)	AV- % 12.31.16	12.31.15 (1)	AV- % 12.31.15	Variation % 2016 x 2015
LIABILITES
CURRENT
Loans and financing	3,245.0	7.6%	2,628.2	6.5%	23.5%
Suppliers	5,839.8	13.6%	4,745.0	11.7%	23.1%
Suppliers drawee risk	1,335.6	3.1%	1,174.6	2.9%	13.7%
Salaries and social contributions	610.8	1.4%	477.9	1.2%	27.8%
Tax obligations	319.6	0.7%	353.3	0.9%	-9.5%
Interest on own capital to be paid	2.3	0.0%	518.5	1.3%	-99.6%
Participations of managers and employees	5.1	0.0%	296.3	0.7%	-98.3%
Other financial liabilities	529.6	1.2%	666.6	1.7%	-20.6%
Provision for tax, civil and labor risks	276.2	0.6%	231.4	0.6%	19.4%
Benefit plans to employees	76.7	0.2%	67.3	0.2%	14.0%
Other current liabilities	399.7	0.9%	462.1	1.1%	-13.5%
Total current liabilities	12,640.4	29.4%	11,621.1	28.8%	8.8%

NON-CURRENT
Loans and financing	15,717.4	36.6%	12,551.1	31.1%	25.2%
Tax obligations	13.1	0.0%	26.0	0.1%	-49.8%
Provision for tax, civil and labor risks	1,107.7	2.6%	974.5	2.4%	13.7%
Deferred income tax	156.2	0.4%	188.3	0.5%	-17.1%
Benefit plans to employees	253.4	0.6%	231.8	0.6%	9.3%
Other non-current liabilities	837.5	2.0%	959.4	2.4%	-12.7%
Total non-current liabilities	18,085.2	42.1%	14,931.0	37.0%	21.1%
SHAREHOLDERS' EQUITY
Capital stock	12,460.5	29.0%	12,460.5	30.9%	0.0%
Capital reserve	41.0	0.1%	7.0	0.0%	487.6%
Profit reserve	1,350.7	3.1%	6,076.8	15.0%	-77.8%
Shares in treasury	(721.9)	-1.7%	(3,947.9)	-9.8%	-81.7%
Other comprehensive results	(1,290.3)	-3.0%	(1,079.5)	-2.7%	19.5%
Shareholders' equity of controllers	11,840.0	27.6%	13,516.8	33.5%	-12.4%
Participation of non-controllers	379.4	0.9%	319.1	0.8%	18.9%
Total shareholders' equity	12,219.4	28.5%	13,835.9	34.3%	-11.7%
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	42,944.9	100.0%	40,388.0	100.0%	6.3%

(1) Information taken from the Consolidated Financial Statements of December 31, 2016 and 2015.

Current liabilities

The current liabilities came to R$12,640.4 million on December 31, 2016 and R$11,621.1 million on December 31, 2015, an increase of R$1,019.3 million or 8.8%. This was related mainly to the balance of suppliers and drawee risk. The share of the current liabilities of total liabilities was 29.4% on December 31, 2016 and 28.8% in the previous year.

Suppliers

The suppliers item came to R$5,839.8 million on December 31, 2016 compared with R$4,745.0 million on December 31, 2015, an increase of 23.1%, or R$1,094.8 million. This variation was due mainly to the Company's strategy of expanding the periods for payment to its suppliers from 96 days in 2015 to 99 days in 2016.

Suppliers drawee risk

The Company carried out drawee risk operations with top financial institutions with the aim of extending the payment periods for the purchase of its raw material, machines and equipment and input from suppliers on the domestic and foreign markets. For the financial year ending December 31, 2016, the suppliers' drawee risk item showed a total amount of R$1,335.6 million compared with R$1,174.6 million in the financial year ended on December 31, 2015. This was an increase of R$161.0 million or 13.7% in the comparative period.

The non-current liability came to R$18,085.2 million on December 31, 2016 and R$14,931.0 million on December 31, 2015, an increase of R$3,154.1 million, or 21.1%. This increase was due mainly to the funding of resources registered in the loans and financing item.

Loans and financing (non-current)

The Company's long-term debts with financial institutions on December 31, 2016 came to R$15,717.4 million and R$12,551.1 million on December 31, 2015, an increase of R$3,166.3 million, or 25.2%. This was mainly related to two issues of agribusiness receivable certificates in domestic currency, of which: (i) the 1st issue on April 19, 2016, in the total amount of R$1,000.0 million, net of interest, at a cost of 96.50% p.a. of the DI rate, with the principal to mature in a single installment on April 19, 2019 and interest paid every 9 months; and (ii) the 2nd issue on December 16, 2016, of a total amount of R$1,500.0 million, net of interest, in two series with the principal maturing in a single installment on December 16, 2020 for the 1st series and December 18, 2023 for the 2nd series. Moreover, in 2016, the Company contracted a credit line for exports in the form of a credit export note ("NCE"), in domestic currency for working capital ends, amounting to R$1,800.0 million.  For further information, see item 10.1.f above.

Shareholders' equity

Shareholders equity on December 31, 2016 came to R$12,219.4 million compared with R$13,835.8 million at the end of the previous year. There was a reduction of R$1,616.5 million, or 11.7%, due mainly to the absorption of the loss in the period through the reserve balance to increase the capital and related to the cancellation of shares in treasury that used the balance of reserve for expansion.

10.2. The Directors shall comment:

The following information presented was evaluated and commented on by the Company Directors:

a.         Company's operating results, particularly:

i.          Description of any important components of the revenues

The Company generates its revenues mainly from the sale of meat (poultry and pork), processed meat foods, margarines, pasta, frozen pizzas, snacks and vegetables.

The products are split as follows:

•    Meat products (fresh):

✓  Whole chickens and frozen chicken cuts;

Pork and beef cuts

•    Processed foods:

✓  Whole chickens and frozen marinated chicken cuts, special birds (sold under the Chester® brand) and turkeys;

✓  Processed products, such as sausages, by-products of ham, mortadella, sausages, salamis, turkey breast and smoked products;

✓  Frozen processed meats, such as hamburgers, steaks, breaded products, kebab-type products and meatballs.

•    Other processed products:

✓  Frozen prepared dishes, such as lasagnas and pizzas, as well as other frozen foods, such as vegetables and pies;

✓  Margarines;

✓  Snacks

✓  Mayonnaise, mustard and ketchup.

•    Others:

✓  Soy bran and refined soy flour, as well as animal feed.

The following graphs show the Company's revenues in 2017 divided into products and business units:

Legend of the images:

Per Product 2017

Other sales – 3.9%

Poultry – 38.0%

Pork and others – 8.1%

Processed – 50.0%

Per Unit of Business – 2017

Brazil – 47.7%

OneFoods – 21.0%

International – 22.1%

South Cone – 5.8%

Other segments – 3.4%

ii.         Factors that materially affect the operating results

The results of the Company´s operations, financial condition and liquidity have been and will continue to be influenced by a broad range of factors, including:

•         Economic conditions in Brazil and abroad;

•         The effect of trade barriers and other import restrictions;

•         Concerns regarding avian influenza and other animal diseases;

•         The effect of demand in the export markets on supply in the domestic market, including the effect of actions by the main Brazilian competitors and of temporary increases in supply by producers in other countries;

•         Commodity prices;

•         Exchange rate fluctuations and inflation;

•         Interest rates;

•         Freight costs.

Seasonal factors and volatility which affect the price of raw materials and sales may materially affect the Company´s results.

The Company´s production cost is dependent on the cost and supply of corn and soy bran, soybeans, hogs and cattle for example. The sales prices of the Company products are determined by constantly changing market forces of supply and demand, which may fluctuate significantly, and other external factors over which the Company has little or no control. These other factors include fluctuations in local and global poultry, hog and cattle production levels, changes in environmental regulations, economic conditions, weather, animal and crop diseases and costs linked to exchange rates.

The Company´s industry is also marked by cyclical periods of prices and profitability which vary according to overproduction or underproduction. The Company is unable to offset these risks, in most cases, by entering into long-term contracts with its customers and most suppliers because such contracts are not usual in its sector.

The Company´s financial performance is also affected by domestic and international freight costs which are vulnerable to volatility in the price of oil. The Company may not be successful in dealing with the effects of the seasonal variations and volatility on costs and expenses or the pricing of its products, and, as a result, its overall financial performance may be negatively affected.

Natural disasters, pandemics or extreme weather conditions, including floods, excessive cold or heat, hurricanes or other storms, as well as fires and lack of water could impair the health or even the growth of its livestock or damage the production and processing facilities, disrupt transportation channels or information systems, amongst other issues.

These factors are described in greater detail below:

Brazilian and global economic situation

Brazil currently works with an annual inflation target system. The 2017 target set by the National Monetary Council (CMN) for the Amplified Consumer Price Index (IPCA), announced by the IBGE was 4.5%, with leeway of one and a half percentage higher or lower – effective as of 2017.

Brazil registered consumer inflation (measured by the IPCA) of 2.95% in 2017 compared with 10.67% and 6.29% in 2016 and 2017, respectively. This better outlook in 2017 meant consumer purchasing power was less affected than in recent years. Moreover, the Central Bank´s monetary policy committee (COPOM) has lowered the Selic rate, which ended the year at 7.00%, at its latest meetings, a move that should improve credit conditions for consumption.

However, the Brazilian job market in the fourth quarter of 2016, showed an unemployment rate of 11.8%, according to the IBGE´s National Household Sample Survey (PNAD). This was lower than in the previous quarters. Unemployment for 2017 as a whole averaged 12.7% compared with 11.5%.  At the same time, income raised by 2.4% in 2017 after having declined by 2.3% in 2016, increasing the levels of income and favoring any acceleration in consumption. Furthermore, the confidence in 2017 recovered reaching 86.4 points in December against 73.1 points of the same month of the previous year and reaching an average of 83.1 in 2017, according to the Consumer Survey of the FGV.

An appreciation of the Brazilian Real against the US. dollar may lead to an easing in export-driven growth. Financial revenues generated by exports are reduced when translated into Reais during the periods in which the Real appreciates in relation to the U.S. dollar, as occurred in 2017. In this year the real appreciated in 8.3% against the dollar in this year, thereby helping to boost the competitiveness of Brazilian exports.

Global demand for Brazilian poultry and beef products is significantly affected by trade barriers, whether: (i) tariff barriers, or high rates that protect certain markets; (ii) non-tariff barriers, mainly import quotas, sanitary barriers (which are the most common type of barriers faced by the meat industry) and (iii) technical/religious barriers. In addition, some countries use subsidies for production and exports which generally distort international trade and interfere with the Company's business.

In terms of sanitary requirements, most countries demand specific sanitary agreements so that Brazilian producers can export to them. Moreover, zoonosis outbreaks and/or diseases of economic impact may result in a ban on imports.

In addition to trade barriers, the economic conditions of a particular market (national or international) may interfere with the demand for all types of poultry, pork and beef, as well as other processed meat products.

The Company continuously monitors trade barriers and other import restrictions in the global poultry, pork and beef markets since these restrictions significantly affect the demand for its products and the levels of exports. These restrictions often change, as illustrated by the following examples:

Trade barriers (classic form and derived from trade defense disputes)

•         The EU (since 2007) and Russia (since 2012) protect their local meat industries by applying import quotas and tariffs (at times prohibitive) on volumes imported outside the set quota.

•         In September 2013, South Africa raised tariffs for imported chicken products from all countries, except the European Union. (A free trade agreement between them sets zero tariffs for poultry products.) The tariffs rose to 82% for whole chicken and 12% for boned cuts and 37% for cuts on the bone.

•         In December 2016, Saudi Arabia raised import tariffs for chicken by-products from 5% to 20%.

Non-tariff barriers

Import quotas

•         In 2005, Brazil obtained a favorable result in a panel against the EU at the WTO regarding the reclassification (and tariff increase) of salted chicken breast exports. In return, the EU introduced quotas on imports of certain tariff codes, especially for salted chicken breast, marinated turkey breast and processed chicken. Brazil was awarded the majority of these quotas in July 2007.

•         Russia uses quotas to control the imports of pork, beef and poultry. As part of the negotiations surrounding its accession to the World Trade Organization (“WTO”), Russia made some changes to its quota criteria as of 2013. For chicken imports, Russia defined a quota of 250,000 tons of products on the bone, with no geographical breakdown. The intra-quota tariff is 25% and the extra-quota is 80%. There is also a quota of 70,000 tons of boned cuts, of which 56,000 tons are reserved for the EU. A 400,000 ton quota was set for pork, with a zero tariff on intra-quota volumes and 65% for volumes imported outside the quota. For beef imports, Russia has established a quota of 530,000 tons for all WTO members, of which 60,000 belong to the EU and 3,000 to Costa Rica.

•         In December 2017, Mexico renewed its quota for chicken meat imports of 300,000 tons until 2019.

Sanitary barriers

•         Several important markets (despite progress in trade negotiations) are not yet open to Brazilian meat products due to sanitary barriers. Some examples are the European Union, South Korea and Colombia for pork; and Taiwan and Panama for chicken.

•         Outbreaks of avian influenza in export countries have already hit the consumption and sales and the consumption of chicken to several countries, such as the U.S., China/Hong Kong, Mexico and many EU countries.

Technical barriers

•         In December 2015, the WTO set up a panel at the request of the Brazilian government to investigate the technical barriers to chicken imports by Indonesia. The Panel was closed in the end of 2017, partially favorable to Brazil.

Consequences of the occurrence of outbreaks and/or cases of animal diseases of economic and public health interest

Effect of Animal Diseases

Avian Influenza (AI)

Demand for the Company's products can be significantly affected by outbreaks of animal disease, like the avian influenza. It is worth emphasizing, however, that Brazil never had a registered case of this disease, being nowadays the only the major worldwide exporter of poultry meat to never register an outbreak. For example, global demand for poultry products decreased in 2006 due to concerns over the spread of avian influenza. Although there had been no reported cases of this disease in Brazil, in 2006, the demand for the Company´s poultry products in its export markets was significantly lower, resulting in lower net sales of these products in its export markets in that period. Although net sales of poultry products on the domestic market increased in 2006, prices decreased due to the oversupply of products that were not exported. Poultry exports, demand, production and global inventories gradually improved in the second half of 2006 and in 2007 and 2008.

If a significant number of new avian influenza cases were to develop in humans, even if they do not occur in any of the Company´s markets, then demand for poultry products inside and outside Brazil would likely be negatively affected and the extent of the effect on the Company´s business cannot be estimated. Even isolated cases of avian influenza in humans could negatively impact business due to the public sensitivity to the disease.

The Brazilian Ministry of Agriculture (“MAPA”) established a plan for the prevention of outbreaks of avian influenza and Newcastle disease in 2006, requiring the inspection of all the Brazilian states’ sanitary systems. Additionally, the Company has plans of prevention and of own contingency to Avian Influenza.

A number of countries reported outbreaks of avian influenza in 2016 and in 2017. Although Brazil is free of this disease, should any outbreak of avian influenza occur in Brazil, it may be necessary to direct a significant portion of poultry production to thermal processing. Even so, demand for the Company´s products would be expected to be negatively affected by any sign of avian influenza in Brazil. Exports will certainly be affected in the short term should there be a case of highly pathogenic avian influenza in Brazil, as the international markets should restrict imports of poultry by-products until the exporting countries proved the situation is under control.

Gripe A (Influenza A -H1N1)

In 2009, A(H1N1) influenza spread to many countries. On June 11, 2009, the WHO declared a flu alert level six, signaling a “global pandemic.” Many countries, including Russia and China, prohibited imports of pork from countries reporting a significant number of cases (Mexico, United States and Canada). On August 10, 2010, the WHO terminated the level six influenza pandemic alert and shifted its focus to a post-pandemic period. During this period, localized outbreaks of different magnitudes may show significant levels of A(H1N1) transmission. In China, for example, at least 20 people died of A(H1N1) influenza in 2011.

According to the WHO, between September 2011 and January 2012, A(H1N1) influenza viruses circulated at very low levels in general, with some exceptions in Asia and the Americas. Regional A(H1N1) activity was reported by a few countries in Asia and Central America and there were sporadic human cases reported by the United States.

Any further outbreak of A(H1N1) influenza could lead to the imposition of costly preventive controls on pork imports in the Company's export markets and could have a negative impact on the consumption of pork in Brazil or those markets. In addition, any future significant outbreak of A(H1N1) influenza in Brazil could lead to pressure to destroy hogs, even if without any apparent link between the influenza cases and pork consumption. Any destruction of the Company's hogs would result in lower sales of pork, prevent a recovery of costs incurred in raising or purchasing hogs, and result in additional expenses for the disposal of the destroyed hogs. Therefore, any spread of A(H1N1) influenza, or increasing concerns about this disease may have a material and adverse effect on the Company.

Other Animal Diseases

In addition, demand in the Company's export markets may similarly be influenced by other animal diseases. For example, pork imports from most Brazilian states were banned in Russia from 2005 to 2007 due to cases of foot-and-mouth disease affecting cattle in Mato Grosso do Sul and Paraná states. The ban affected Brazilian exports to Russia in general and, at the time, the Company was forced to shift pork production for the Russian market to Rio Grande do Sul. This was the only Brazilian state that was not subject to the ban until Russia suspended restrictions on imports from another eight Brazilian states in December 2007.

More recently, a viral disease called pork and epidemic diarrhea (PED) was diagnosed in North America and Asia. The main clinical signs are enteric symptoms, stunted growth and high mortality. In these places the disease was responsible for a significant reduction in animals in the termination stage and subsequent increasing price due to low supply. No vaccine has been found yet to prevent the disease, but management and biosecurity procedures may reduce the impact.

Effect of export market demand on the domestic market

Fluctuations in demand for poultry, pork and beef products in the Company's export markets often have an effect on the supply and selling prices of those products on the domestic market. This is a result of a decrease in demand in key export markets caused by the imposition of trade barriers, global economic factors, and concerns about animal disease outbreaks, among others. Brazilian exporters generally redirect the products for these markets to the domestic market, increasing the supply of those products internally and often negatively impacting the selling price. In turn, this affects the Company´s net sales on the domestic market.

For example, in 2014, Russia banned imports of pork and poultry from the United States, Canada and Europe, causing an underlying demand for products on the Russian market. This led Brazilian producers to redirect their products to Russia and brought lower supply and higher prices in Brazil. The same occurred in 2015 when China and South Korea banned imports from the United States due to avian flu in the country.

The Company monitors the actions of its domestic competitors since they are also impacted by external market changes and may also redirect their products to the domestic market. In addition, it pays close attention to fluctuations in supply generated by producers in the U.S., the European Union and other regions since increases in production in those markets can lead to a greater supply in other countries.

Freight cost

The cost of transporting the Company´s products throughout its domestic distribution network and to foreign customers is significant and is affected by fluctuations in the price of oil. In 2017, 2016 and 2015, freight costs represented approximately 4.6%, 4.3% and 5.0% of the Company´s net revenues. For its export goods, the Company ships many of its goods CFR (cost and freight) or DDP (delivered duty paid), which requires it to pay for freight and insurance costs. Increases in the price of oil usually increase the freight costs and fluctuations in exchange rates also significantly affect international transportation costs.

For information on the impact of commodity prices and the effects of the variation of the exchange rate, inflation and interest rates on the Company´s revenues, see item 10.2.c below.

b) Variation in revenues attributable to changes in prices, exchange rates, inflation, alteration in volumes and introduction of new products and services

Information on this item appears in item 10.2.c below.

c)  Impact of inflation, the variation in the prices of the main inputs and products, the exchange rate and interest rates in the operating and financial result, if relevant

Commodity price

Many of the Company´s raw materials are commodities, the prices of which consistently fluctuate in response to market forces of supply and demand. The Company purchases large quantities of soy bran, soybeans and corn, used mainly to produce all own animal feed. For the most part, the commodities purchased are priced in Reais. While input costs are denominated in Reais, the prices of the commodities generally follow international prices and are influenced by exchange rate fluctuations. Purchases of corn, soy bran and soybeans represented approximately 28.5% of the Company´s sales cost in 2017, 31.8% in 2016 and 26.8% in 2015. Although the Company produces most of the hogs it uses for its pork products, it also purchased hogs on the spot market in 2015, 2016 and 2017.

In addition, the selling prices for many of its products, including all its export products, are highly sensitive to the market price of those commodities and fluctuate together with them. In 2017, the average corn price in Brazil was 36.0% lower than in 2016 which, in turn, was an average of 56.6% higher than the average of the price in 2015. Moreover, the corn price in December 2017 was 17.6% lower than in 2016 which, in turn, was 7.1% higher than in December 2015. The average price of soy bran in Brazil in 2017 was 19.5% lower than the average price in 2016 which, in turn, was 9.4% higher than the average price in 2015. A comparison of December 2017 with December 2016 shows that the price of soy bran in Brazil was 7.3% lower. A comparison of December 2016 with December 2015 shows that the price of soy bran was 6.3% lower. The average price of soybeans in Brazil in 2017 was 13.2% lower than the average price in 2016. The price in December 2016 was 12.8% higher than the average price in 2015.The effect of the fall or rise in raw material prices on the Company´s gross margin is higher in the case of products more similar to commodities than those with higher added value.

The Company´s ability to pass on increases in raw material prices in its selling prices is limited by the prevailing prices for the products it sells on its domestic and export markets.

The following graph illustrates the movements in the price of corn in Ponta Grossa in the state of Paraná (a commonly used reference price for corn in Brazil) for the periods indicated, as reported by Safras & Mercados Ltda., a private Brazilian consulting firm.

Wholesale Corn Prices in Ponta Grossa, Paraná State (R$ per 60kg/bag)

Wholesale Soy Bran Prices in Ponta Grossa, PR (R$ per ton)

The Brazilian government's estimates for the Brazilian corn harvest in 2016/2017 forecast 97.8 million tons, according to a survey published in February 2018 by the National Supply Company (“CONAB”), an agency of the Brazilian Ministry of Agriculture, Livestock and Supply. This estimate represents a decrease of 47.1% in relation to the 66.5 million tons harvested in 2015/2016. From these 97.8 million tons, 30.5 million tons were from the summer crop and 67.4 million tons for the second crop that was harvested from July to September 2017.

According to a survey released by CONAB in February 2018, the Brazilian government estimates for the Brazilian soybean harvest in 2016/2017 forecast 114.1 million tons. This estimate represents an increase of 19.5% from the soybean harvest in 2015/2016. Total exports of soybeans in the 2016/2017 harvest came to 68.2 million tons, which represented an increase of 32.1% over the 2015/2016 harvest that registered 51.6 million tons. The volumes of stocks from the 2016/2017 harvest increased compared to 2015/2016. CONAB announced that Brazilian stocks amounted to 1.9 million tons compared with 1.5 million tons in the previous harvest.

Effects of the variations in the exchange rate and inflation

The table below shows, for the periods indicated, the fluctuation of the Real against the U.S. dollar, the year-end and average daily exchange rates and Brazilian inflation as measured by the INPC (National Consumer Price Index), IPCA (Amplified Consumer Price Index) and IGP-M (General Market Price Index).

	2017	2016	2015
Appreciation (depreciation) of the Real against the U.S. dollar.............................................................................	1.50%	16.54%	(47.01%)
Exchange rate at the end of the period (U.S.$1.00)...........................................................................	R$3.31	R$3.26	R$3.90
Average (daily) exchange rate (U.S.$1.00) (1).................	R$3.19	R$3.48	R$3.34
Basic SELIC rate (target) at the end of the period(2)............................................................................	7.00%	13.75%	14.25%
Inflation(INPC) (3).................................................................	2.07%	6.58%	11.28%
Inflation (IPCA) (4).................................................................	2.95%	6.29%	10.67%
Inflation (IGP-M) (5)..............................................................	-0.53%	7.19%	10.54%

__________________________

Source: IBGE, Fundação Getúlio Vargas and Brazilian Central Bank.

(1)   The average (daily) exchange rate is the sum of the daily exchange rates based on PTAX 800 Option 5, divided by the number of working days in the period. In line with the Central Bank Announcement Nº 25.940 of June 2, 2014, the PTAX800 transaction was terminated on September 1, 2014 and, from then on, the information provided for this transaction was made available on the Central Bank´s site and the PTAX System.

(2)   The SELIC (Sistema Especial de Liquidação e de Custódia) interest rate is the primary Brazilian reference interest rate.

(3)   The INPC is published by the IBGE, measuring inflation for households with income between one and eight minimum monthly wages in 11 metropolitan areas of Brazil.

(4)   THE IPCA is published by the IBGE, measuring inflation for households with income between one and 40 minimum monthly wages in 11 metropolitan areas of Brazil.

(5)   The IGP-M gives different weightings to consumer prices, wholesale prices and construction prices. The IGPM is published by the Fundação Getúlio Vargas, a private foundation.

The Company's operating results and financial condition are significantly affected by movements in the exchange rate of the Real against the U.S. dollar, the euro and the pound sterling. Invoices for export products are made primarily in U.S. dollars and in euros and pounds sterling in Europe but the Company reports its operating results in Reais. The appreciation of the Real against these currencies decreases the amounts we receive in Reais and, therefore, the net sales related to exports.

The prices of soy bran and soybeans, important ingredients of animal feedstock, are closely linked to the U.S. dollar. The price of corn, another important ingredient of the feedstock, is also linked to the U.S. dollar, albeit to a lesser degree than the price of soy bran and soybeans. In addition to soy bran, soybeans and corn, the Company purchases sausage casings, mineral nutrients for feed, packaging and other raw materials, as well as equipment for use in the production facilities, from suppliers located outside Brazil whom it pays in U.S. dollars or other foreign currencies. When the Real depreciates against the U.S. dollar, the cost in Reais of U.S. dollar-linked raw materials and equipment increases and these increases can materially adversely affect the operating results. Although the appreciation of the Real has a positive effect on the Company´s costs because part of them are denominated in U.S. dollars, this reduction does not immediately affect the operating results because of the length of the production cycle for poultry and pork.

On December 31, 2015 its debt obligations in foreign currency were R$11,359.7 million, representing 74.8% of its total consolidated debt on that date. On December 31, 2016, the Company had total foreign currency-denominated debt obligations of R$ 10,318.7 million, representing 54.4% of its total consolidated debt on that date. On December 31, 2017, the Company has debt obligations in foreign currency in the total amount of R$11,101.3 million, representing, on the date thereof, 54.3% of its total consolidated debt. Although it manages a portion of its exchange rate risk through foreign currency derivative instruments and future cash flows from exports in U.S. dollars and other foreign currencies, the Company's foreign currency debt obligations are not completely hedged. A sharp depreciation of the Real in relation to the U.S. dollar or other currencies would increase the amount of Reais that would be needed to meet the debt service requirements of the foreign currency-denominated obligations.

Operating and financial conditions have traditionally been affected by inflation in Brazil. Demand for the Company´s products on the domestic market is sensitive to inflation in consumer prices, as reflected in variations in the INPC and IPCA inflation indices and most of the costs and expenses are incurred in Reais. As long-term contracts with suppliers and customers are not usual in the industry and prices are generally negotiated on a monthly or quarterly basis, increases in inflation have a rapid impact on the net sales and costs.

The IGP-M index is generally used as an inflation reference rate in negotiating prices paid to suppliers. In addition, the Company buys electrical energy to run its production facilities through long-term contracts that contain regular inflation adjustments in line with the IGP-M index.

In terms of personnel costs, Brazilian salaries are adjusted only once a year, based on collective agreements between employers’ associations and labor unions. The unions usually use the INPC as a benchmark for their negotiations.

Effects of interest rates

The Company´s financial expenses are affected by movements in Brazilian and foreign interest rates. On December 31, 2015, approximately 23.5% of the Company's total debt liabilities of R$15,845.9 million was subject to interest based on floating interest rates, which, either because they were denominated in (or swapped into) Reais and liable to interest based on Brazilian floating interest rates or because they were U.S. dollar-denominated were subject to LIBOR. On December 31, 2016, approximately 28.7% of the Company´s total liabilities from debt obligations of R$19,492.0 million was subject to interest based on floating interest rates, either because they were denominated in (or swapped into) Reais and liable to interest based on Brazilian floating interest rates or because they were U.S. dollar-denominated and subject to LIBOR.

On these dates, the exposure of the Company´s primary rate was based on the six-month LIBOR rate for U.S. dollar-denominated debt. The two main Brazilian interest rates that apply to the Company's debt are the TJLP, which applies to long-term debt from the BNDES, and the CDI rate, which applies to currency swaps and some of its other long-term debt, such as the CRA. On December 31, 2017, approximately 39.8% of the total liabilities of the Company arising from debt obligations, of a total of R$20,444.4 million, was subject to interest with floating rates, either by the fact of being denominated in Reais (or object of swap) and being subject to interest with Brazilian floating rates, or by the fact of being denominated in U.S. dollars and subject to LIBOR.

The table below shows the average interest rates to which we were exposed in the following years:

	Average interest rate for the year ended in December, 31
	2017	2016	2015
	(%)
TJLP	7.1	7.5	6.3
CDI	10.1	14.1	13.4
LIBOR six-month rate	1.48	1.06	0.49

10.3. The directors shall comment the relevant effects, that the events below have caused or are expected to cause in the financial statements of the issuer and in its results:

The following information was evaluated and commented on by the Company's Board of Directors:

a.    Introduction or sale in the operating segment

On January 11, 2017, BRF constituted a new subsidiary in Dubai, the One Foods Holdings Ltd., focused on mainly Muslims markets.

The establishment of this subsidiary involved a restructure that included: i) the transfer of the assets and liabilities listed in the paragraph below to SHB, subsidiary established in Brazil; ii) purchase and sale agreement in which One Foods acquired from BRF GmbH, wholly-owned subsidiary of BRF, equity interest in entities that acted in the Halal business (for more details, see note 1.1); and iii) contribution of equity interest of SHB for the structure of One Foods. SHB holds facilities of storage of grains, feed factories, integration agreements, hatcheries and 8 production units, all located in Brazil.

On the date of the transfer of the equity interest of SHB to group One Foods, the net asset was established as shown below:

01.02.17
ASSET
CURRENT
Cash and cash equivalents	309,615
Inventories	275,960
Biological assets	161,113
NON-CURRENT
Biological assets	104,700
Fixed assets	1,335,491
Intangible assets	557,759
Other current assets	51,022
TOTAL OF ASSETS	2,795,659

LIABILITIES
CURRENT
Social obligations and contributions	37,774
Suppliers	23,521
Loans and financing	79,721
Benefit plans to employees	4,367
NON-CURRENT
Loans and financing	2,408,976
Deferred income tax	182,952
Benefit plans to employees	16,322
TOTAL OF LIABILITIES	2,753,633
NET ASSETS TRANSFERRED	42,025

Besides this, BRF executed agreements with One Foods for the delimitation of rights and responsibilities related to the assets transferred, the supply of raw material and finished goods, licensing and transfer of certain brands and, sharing of costs of the operating and corporate activities, which are detailed in note 30.

b.    constitution, acquisition or sale of equity stake

The Company has carried out the following constitutions, acquisitions or sales of equity stakes over the last three financial years:

➢ On January 02, 2017, contribution of net asset mentioned in item 10.3. “a” above to the capital stock of SHB, with the issue of new shares.

➢ On January 09, 2017, sale of 100% of equity interest of Al Khan Foodstuff LLC to BRF Foods GmbH.

➢ On January 11, 2017, constitution of equity interest of One Foods Holdings Ltdt.

➢ On January 12, 2017, acquisition of equity interest of the companies listed below by One Foods Holdings Ltd. On December 31, 2016, such equity interests were held by the wholly-owned subsidiary BRF GmbH:

➢   On January 13, 2017, capital increase in chain (in the companies listed below), upon contribution of the equity interest at SHB. On December 31, 2016, the equity interest of SHB was held by the Company (99.00%) and by the wholly-owned subsidiary PSA Laboratório Veterinário Ltda. (1.00%):

➢   On January 13, 2017, constitution of BRF Hong Kong LLC.

➢   On February 28, 2017, acquisition of equity interest of BRF Foods LLC by BRF GmbH and BRF Global GmbH. On December 31, 2016, this equity interest was held by the wholly-owned subsidiary Sadia Foods GmbH.

➢   On March 08, 2017, constitution of the subsidiary TBQ Foods GmbH by BRF Foods GmbH.

➢   On March 31, 2017, acquisition of 100% of the equity interest of ProudFood Lda, 90% being held by BRF GmbH and 10% held by BRF Holland B.V., both wholly-owned subsidiaries.

➢   On April 10, 2017, sale of 100% of the equity interest of BRF Malaysia Sdn Bhd for One Foods Holdings Ltd.

➢   On April 18, 2017, acquisition of 7.16% of the equity interest of BRF Invicta Ltd.

➢   On April 27, 2017, amendment of equity interest of the subsidiaries of Campo Austral, as a result of the conclusion of the merger process initiated on November 01, 2016.

➢   On May 24, 2017, sale of 40% of the shares of TBQ Foods GmbH held by BRF Foods GmbH to Qatar Holding LLC.

➢   On May 25, 2017, the subsidiary TBQ Foods GMBH acquired 79.48% of the shares issued by Banvit Bandirma Vitaminli Yem Sanayii A.S.

➢   On August 11, 2017, the subsidiary TBQ Foods GMBH concluded the acquisition of part of the shares issued by Banvit Bandirma Vitaminli Yem Sanayii A.S., now holding 91.71% of the equity interest.

➢   On December 11, 2017, amendment of the equity interest of Sadia Overseas Ltd.

c.      Unusual events or operations

The Company did not participate of unusual events or operations during the 2017 financial year.

10.4. Directors should comment on:

a. significant changes in accounting practices

In the fiscal years ending on December 31, 2017, December 31, 2016 and December 31, 2015 there were no significant changes in the accounting practices issued by the Brazilian Securities and Exchange Commission ("CVM") and the statements and interpretations of the Accounting Announcements Committee ("CPC"), which converge with the ("IFRS") International Accounting Laws issued by the International Accounting Standards Board ("IASB").

b. significant effects of the alterations in the accounting practices

The Company's Directors believe that there were no alterations in the accounting practices that had significant effects on the financial statements for the fiscal years ended on December 31, 2017, December 31, 2016 and December 31, 2015.

c. reservations and points raised in the auditor's report

There were no reservations in the reports of the Company's independent auditor's report in any of the three last financial years.

10.5. The directors should indicate and comment on the critical accounting policies adopted by the Company, mentioning, in particular, accounting estimates made by the management on uncertain and relevant questions to describe the financial situation and the results that require subjective or complicated decisions, such as: provisions, contingencies, recognition of revenues, tax credits, long-term assets, working life of non-current assets, pension plan, adjustments in conversion into foreign currency, costs of environmental recovery, criteria for testing the recovery of assets and financial instruments.

The preparation process of the Company's financial statements requires management to make estimates and critical accounting assumptions. The management evaluates its estimates and judgments on an ongoing basis and bases its estimates and judgments on historical experience and on various other factors that it believes to be reasonable under the circumstances. The actual results may differ from these estimates under different assumptions or conditions.

The Company management believes the critical accounting policies adopted, summarized below, adequately reflect the conditions of its business.

a)    Revenue Recognition and Sales Returns: The Company recognizes revenues according to the accrual basis of accounting when: (i) the sales amount is measurable in a reliable way and the Company has no more control over the goods sold or any other responsibility related to this merchandise; (ii) the costs incurred or to incur from the transaction may be measured reliably; (iii) it is likely that the economic benefits will be received by the Company; and (iv) the risks and benefits were entirely transferred to the buyer.

During the holiday season at the end of the year, when volumes of some of products increase, the Company offers certain large customers the possibility of returning products they are unable to sell. The Company monitors these product returns and records a provision for the estimated amount of such future returns, based on historical experience and any notification received of pending returns. While BRF believes it makes reliable estimates for these matters, fluctuations in demand could cause the estimates and actual amounts to differ and could have a negative effect on the net sales in future periods.

b)    Estimated Losses from Bad Debts: The Company estimates losses for bad debts arising from the inability of its customers to make required payments. In cases of default, efforts are made to obtain the amount owed, including through direct contacts with the clients and through third parties. Should these efforts be insufficient, legal action is considered and the amount reclassified as a non-current liability, with an estimated loss registered as bad debt against the selling expenses in the balance sheet. The amounts are written off against the provision as the management believes they are no longer recoverable after taking all the measures necessary to receive them.

c)    Business Combinations: These are accounted using the acquisition method. The cost of an acquisition is measured by the sum of the amount transferred, evaluated on the fair value on the acquisition date, and the share of any non-controlling interests in the acquired asset. For each business combination, the acquirer should recognize any non-controlling interest in the acquired asset either at fair value or at the non-controlling interest’s proportionate share of the acquired company's net assets. Costs directly attributable to the acquisition must be accounted for as an expense when incurred.

Business combination with related parties are acknowledged using the method of acquisition when the agreements have substance in the transaction under common control.

When acquiring a business, the management evaluates the assets acquired and the liabilities assumed in order to classify and allocate them according to the terms of the agreement, economic circumstances and the conditions on the acquisition date.

Initially, the premium is measured as the excess of the amount transferred over the fair value of the net assets acquired (net assets identified and liabilities assumed).

Following the initial recognition, the premium is measured by the cost, deducted from any losses accumulated from the recoverable amount. In order to test the amount recovered, the premium is allocated to each of the Company's cash generating units.

d)    Depreciation, Depletion, Amortization and Impairment: The Company recognizes expenses related to the depreciation of its goods, plant and equipment, the depletion of its forests and the amortization of software, patents, relationships with suppliers and loyalty of its contracted small farmers. The rates of depreciation, depletion and amortization are based on the Company's estimates of the working lives of the assets over the periods during which these assets can be expected to provide benefits to it. In addition, it monitors the use of its property, plant and equipment and intangible goods to determine whether any impairment of those assets should be recorded. Intangible goods with an undefined working life are not amortized but tested annually in relation to the losses from the reduction in the impairment, individually or at the cash generating unit. The determination of such impairment involves judgments and estimates as to whether the asset is providing an adequate return in relation to its book value. While the Company believes that it makes reliable estimates for these matters, the uncertainty inherent to this estimate could lead to results requiring a significant adjustment to the carrying amount of the assets in future periods.

e)    Contingencies: The provisions are established when the Company has a present obligation, formalized or not, as a result of a past event, and it is likely that an outflow of resources will be required to settle the obligation and its amount can be reliably estimated.

The Company is a party to several pending judicial and administrative proceedings. The assessment of the likelihood of an unfavorable outcome in these proceedings includes the analysis of the evidence available, the hierarchy of the applicable laws, available former court decisions, the most recent court decisions and their importance to the Brazilian legal system, as well as the opinions of external lawyers. The provisions are reviewed and adjusted to reflect changes in the circumstances, such as the applicable statute of limitation, conclusions of tax inspections or additional exposures identified based on new claims or court decisions.

The contingent liabilities of business combinations are acknowledged if they are a result of a present obligations that arises from past events and if its fair value may be measured with reliability and subsequently measured at the higher value between:

•         the amount that would be recognized in accordance with the accounting policy for the provisions described above (CVM Decision Nº 594/09); or

•         the amount initially recognized less, if appropriate, the cumulative amortization recognized in accordance with recognition of receipt policy (CVM Decision Nº 692/12).

f)     Inventories: These are evaluated at the average acquisition or formation cost and below the market value. The cost of finished products includes acquired raw materials, labor, production, transport and storage, which are related to all the processes needed to make the products ready for sale. Provisions for obsolescence, adjustments to net realizable value, impaired items and slow-moving inventories are recorded when necessary. Usual production losses are an integral part of the production cost of the respective month, whereas unusual losses, if any, are recorded as other operating expense.

g)    Income Tax and Social Contribution: in Brazil, these include income tax ("IRPJ") and the social contribution on profits ("CSLL"), which are calculated on a monthly basis on the taxable income, after compensation for tax losses and negative social contribution base, limited to 30% of the real profit, taxed at a rate of 15% plus an additional 10% for the IRPJ and 9% for the CSLL.

The results recorded in the subsidiaries abroad are subject to taxation in the countries where they are based, in line with the local rates and norms. In Brazil, these results are taxed under Law Nº 12.973/14, while respecting the treaties Brazil has signed to avoid double taxation.

Deferred taxes represent credits and debits on IRPJ and CSLL tax losses, as well as temporary differences between the tax basis and the carrying amount. Deferred income tax and social contribution assets and liabilities are classified as non-current, as required by CVM Decision Nº 676/11. When the Company’s internal analysis indicates that the future realization of these credits is unlikely, a provision for losses is recorded.

The deferred tax assets and liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and they relate to income taxes levied by the same tax authority on the same taxable entity. In the consolidated financial statements, the tax assets or liabilities of the Company may be offset by the tax asset or liability of the controlled companies if, and only if, the referred entities have the right legally enforceable to do or make a single net payment and the controlled companies intend to make or receive this net payment or recover the asset and liquidate simultaneously the liability. However, for purposes of presentation, the balances of tax asset and liability, that do not meet the legal criteria of enforcement, are being disclosed separately.

The deferred tax assets and liabilities must be measured by rates that are expected to be applicable for the period when the assets are realized and liabilities settled, based on the rates (and tax regulation) that are in force on the date of the balance sheet.

h)    Financial Instruments: The financial assets and liabilities are recorded on the date when they are delivered to the Company (settlement date) and classified according to the aims for which they were acquired or contracted into the following categories: marketable securities, loans, receivables, derivatives and others.

•        Marketable Securities: These are financial assets that consist of public and private fixed-income securities, classified and recorded based on the purpose for which they were acquired, as follows:

o   Trading securities — if the financial assets were purchased for the purpose of sale or repurchase in the short term, they are initially recorded at fair value and their variations are recorded directly in the statement of income within the year as financial income or expenses;

o   Held to maturity — if the Company has the intent and financial ability to hold the financial assets to maturity, the investments are recorded at amortized cost. Interest, monetary and exchange rate variations are recognized in the statement of income, when incurred, as financial income or expenses; and;

o   Available for sale: these include all financial assets that do not qualify in the other two categories above. They are initially measured at fair value and changes in fair value are recorded to shareholders' equity, within other comprehensive income while the asset is not realized, net of tax. Interest, inflation adjustments and exchange rate variations, when applicable, are recognized in the statement of income, when incurred, as financial income or expenses.

Derivative Instruments Measured at Fair Value: These are instruments actively traded on organized markets and fair value is determined based on the amounts quoted on an active market at the balance sheet date. These financial instruments are designated at initial recognition, classified as other financial assets and/or liabilities, with a corresponding entry in the statement of income within financial income or expenses.

•         Hedge Operations: The Company uses derivative and non-derivative financial instruments to hedge the exposure to exchange rate and interest variations or to modify the characteristics of financial assets and liabilities and highly probable transactions, which are: (i) highly correlated to changes in the market value of the item being hedged, both at the beginning and throughout the term of the contract (effectiveness between 80% and 125%); (ii) supported by documents that identify the transaction, the hedged risk, the risk management process and the methodology used to assess effectiveness; and (iii) considered effective in the reduction of the risk associated with the hedged exposure. These transactions are accounted for in accordance with CVM Decision Nº 604/09, that permits the protection accounting methodology ("hedge accounting") with measurement effect of fair value in equity and its realization in income for the relevant heading.

i)     Functional currency: The financial statements of every wholly-owned subsidiary included in the consolidation are prepared using the currency of the main economic system where it operates. The financial statements of the wholly-owned subsidiaries abroad are converted into Reais, using the following criteria:

Functional currency – Thai Bath, Dinar from Kuwait, Dirham, Singapore Dollar, USA Dollar, Hong Kong Dollar, Vietnamese Dong, Euro, Hungarian Forint, Yen, Romanian Leu, Pound Sterling, Turkish Lira, Argentinean Peso, Chilean Peso, Uruguayan Peso, South African Rand, Chinese Renminbi, Riyal from Saudi Arabia, Riyal from Qatar, Riyal from Oman, Malaysian Ringgit, Ruble, South Korean Won.

Assets and liabilities are converted at the exchange rate in effect at year-end;

• Statement of income accounts are converted based on the monthly average rate; and;

• The cumulative effects of gains or losses in the conversion are registered directly in the shareholders´ equity.

Functional currency – Real:

• Non-monetary assets and liabilities are converted at the historical rate of the transaction;

• Monetary assets and liabilities converted at the exchange rate in effect at year-end;

• Statement of income accounts converted based on daily average rate of each month;

• The cumulative effects of gains or losses in the conversion are directly recognized in the statement of income; and

•         The accrued effects of gain or loss in the conversion of non-monetary items are registered in other comprehensive results, in the net equity.

The goodwill from the expectation of future profitability occurs from the combination of the business of the company abroad and is denominated in its functional currency and converted by the exchange rate into the currency of the parent company's presentation. The accounting practices were used in a standard form in all the consolidated companies, consistent with those used in the parent company.

10.6. The Directors should describe significant items not shown in the Company's financial statements, indicating:

a. the assets and liabilities held by the Company, directly or indirectly, which do not appear on its balance sheet, i.e. the off-balance sheet items, such as:

i. operating commercial leasing, assets and liabilities;

ii. receivables portfolios written off over which the entity has risks and responsibilities, announcing the respective liabilities;

iii. agreements for future purchase and sale of products or services

iv. unfinished construction agreements

v. agreements for future financing receipts

b. other items not shown in the financial statements

All the operations which could be classified as off-balance sheet were properly disclosed in the Company's financial statements, including: leasing and purchase commitments. The Company has no knowledge of any other operations with these characteristics other than those already disclosed. The information disclosed in the consolidated financial statements related to these items is as follows:

1)    Marketable Securities

On December 31, 2017, of the total of marketable securities, R$16.2 million (R$74.1 million on December 31, 2016) were pledged as collateral (with no restriction of use) for futures contract operations in US dollars and live cattle, traded on the B3- Brasil, Bolsa, Balcão.

2)    Inventories

On December 31, 2017 and December 31, 2016, no more balances of inventories were pledged as collateral for rural credit.

3)    Property, plant and equipment

On December 31, 2017, except for the built to suit contract mentioned in item 7 below, the Company had no commitments assumed related to the acquisition and/or construction of property, plant and equipment items.

The property, plant and equipment items that were pledged as collateral for transactions of different natures are presented below (in thousands of R$):

		Parent Company		Consolidated
		12.31.17	12.31.16	12.31.17	12.31.16
		Accounting value of goods given as collateral	Accounting value of goods given as collateral	Accounting value of goods given as collateral	Accounting value of goods given as collateral
Lands	Financial /Tax	238,837	258,880	338,800	258,880
Buildings and improvements	Financial /Tax	1,184,999	1,253,648	1,331,199	1,253,648
Machinery and equipment	Financial /Labor/ Tax/ Civil	2,072,362	2,129,395	2,338,285	2,129,395
Facilities	Financial /Tax	540,561	523,314	540,891	523,314
Furniture and fixtures	Financial /Tax	20,940	23,591	21,866	23,591
Vehicles	Financial /Tax	851	1,016	3,782	1,016
		4,058,550	4,189,844	4,574,823	4,189,844

4) Loans and Financing

The guarantees related to the loans and financing are as follows (in thousands of R$):

	Parent Company		Consolidated
	12.31.17	12.31.16	12.31.17	12.31.16
Balance of loans and financing	13,546,738	15,935,093	20,444,378	18,962,380
Mortgage guarantees	577,218	1,019,568	577,218	1,019,568
Related to FINEM-BNDES	462,842	771,257	462,842	771,257
Related to FNE-BNB	-	129,582	-	129,582
Related to tax incentives and other	114,376	118,729	114,376	118,729

The Company is the guarantor of a loan obtained by the Instituto Sadia de Sustentabilidade from the BNDES. The loan was obtained to allow the implementation of biodigesters in the farms of the producers who take part in the Company´s integration system and are aimed at reducing greenhouse gas emissions. The value of these guarantees on December 31, 2017 came to a total of R$17.3 million (R$28.4 million on December 31, 2016).

The Company is the guarantor of loans related to a special program aimed at the regional development of producers in the central region of Brazil. These loans are used by the producers to improve the conditions of the farms and will be paid back by in 10 years, with the land and equipment acquired through this program used as collateral. The guarantee as of December 31, 2017 totaled R$87.1 million (R$138.5 million on December 31, 2016).

On December 31, 2017, contracted bank guarantees totaled R$1,477.8 (R$1,934.5 million on December 31, 2016) provided mainly for legal cases on the use of tax credits. These guarantees have an average financial cost of 1.09% p.a. (0.90% p.a. on December 31, 2016).

5)    Commitments

In the normal course of the business, the Company enters into agreements with third parties mainly related to the purchase of raw materials, such as corn and soy bran, where the agreed prices can be fixed or to be fixed. The Company also enters into other agreements, such as electricity and packaging, amongst others, to supply its manufacturing activities. The firm buying commitments are shown below (in thousands of R$):

	Parent Company	Consolidated
	12.31.17	12.31.17
2018	4,048,699	4,862,084
2019	748,883	922,858
2020	307,228	346,937
2021	196,719	208,653
2022	100,818	100,828
2023 onwards	123,038	123,075
	5,525,385	6,564,435

6)    Leasing

The Company is the lessee in a number of contracts, that may be classified as operating or financial lease. The minimum future payments of the non-cancellable operating leasing, in total, are presented below (in thousands of R$):

	Parent Company	Consolidated
	12.31.17	12.31.17
2018	324,248	374,917
2019	67,416	76,825
2020	37,171	44,606
2021	28,824	34,546
2022	26,085	31,727
2023 onwards	86,527	92,972
	570,271	655,593

On December 31, 2017, the payments of the operating leases recognized as an expense in the year came to R$171.2 for the parent company and R$306.7 in consolidated terms (R$174.8 million for the parent company and R$ 308.3 million in consolidated terms on December 31, 2016).

7)     “Built to suit” contract

The Company signed a built to suit model contract in which the building will be constructed by a third party. The contract will have a lifespan of 13 years that will begin only after the signature of the terms of acceptance and the start of paying the lease. Should the Company fail to comply with the obligations it has assumed, it will be subject to the payment of penalties and/or the amounts of the leases that are due to expire, in line with the contractual clauses.

The estimates of the future payments relative to this contract are shown below (in thousands of R$):

Parent Company and Consolidated
12.31.17
2018	-
2019	9,423
2020	9,423
2021	9,423
2022	9,423
2023 onwards	84,806
122,497

10.7. The directors should comment on each of the items not shown in the financial statements mentioned in item 10.6, stating:

a. how these items change or may change the revenues, expenses, operating result, financial expenses or other items of the Company's financial statements;

b. nature and purpose of the operation;

c. nature and amount of the liabilities assumed and the rights generated in favor of the Company as a result of the operation.

The Company management does not expect any significant effects from the operations described in item 10.6 of this Reference Form and not shown in the financial statement which may change the revenues, expenses, the operational result, financial expenses or other items of the Company's financial information.

For a description of the nature of each operation, as well as the amount of the obligations assumed and rights created in favor of the Company as a result of operations not shown in the financial statement, see item 10.6 above of this Reference Form.

10.8. The Directors should indicate and comment on the main elements of the Company's business plan, describing the following topics in particular

a.    investments, including:

i.              Quantitative and qualitative description of ongoing investments and expected investments

The following table shows the Company´s capital expenditure over the last three financial years and does not include combinations, other acquisitions of businesses or investments in matrixes:

Investments	2017	2016	2015
R$ Million
Expansion and enhancement of production lines	256.0	686.2	495.0
UAE Facility	82.9	7.7	51.8
Other Expansion Investments	345.8	678.5	443.1
Productivity investments	684.6	348.4	435.1
Automation	713.2	115	257.6
Other productivity investments	101.8	233.4	177.6
Other capital expenditures	117.7	481.6	554.8
Sub-total capital expenditures	1,617.3	1516.2	1,485.0
Biological assets	256.0	784.2	598.9
Acquisitions and others	82.9	3,111.5	376.9
Leasing	345.8	85.5	21.3
Total	684.6	5,460.1	2,482.0

2018

In 2018, the Company expects to concentrate its expenditure in projects that are currently in progress, as well as with projects related to the development of new products and technologies, improvements in the production processes, quality and other investments related to the factory efficiency. According to the Company´s commitment for a more efficient use of the capital invested, the Company will always be analyzing opportunities of divestments (as facilities that are not used), as soon as it allows the company to increase its focus in the core business and to generate a higher profit to the shareholders.

2017

In 2017, the Company had a reduction of total investments a reflection of a more challenging macroeconomic and sectorial scenario, besides the commitment of the company with the course of reduction of the leverage level. Notwithstanding, there was a reduction in the investments aimed at increasing the capacity and reduction of costs. On the other hand, proportionally the investments were increased in the improvement and control of production processes in refrigerators, feed factories and farms, modernization of laboratories and quality of products, update of transactional systems and compliance with new legislations and improvements of the work conditions of employees in the production processes.

2016

Investments in 2016 are in line with previous years and represent higher amounts invested in increasing capacity, improving yield, cutting costs, automating processes, enhancing the level of services and working conditions for employees. The Company has also strengthened its commitment to the efficient use of capital with the aim of creating value for our shareholders and meeting our strategic plan.

2015

The investments carried out by the Company in 2015 came to R$2,482.0 million, an increase of 21% over 2014. Of this amount, R$1,485.0 million was directed at efficiency, growth and support, R$598.9 million was used for biological assets and R$376.9 million for acquisitions and other investments, and R$21.3 million for leasing.

Highlights among the main projects of the year were the Operating Footprint and Automation that will continue to be the focus and highlight of the Company´s investments in the coming two years.

The main capital expenditure in 2017 is outlined below:

Demand. Despite the challenging scenario of the market in 2017, investments were made in the increase of the capacity of slaughter of Pigs for the Foreign and Brazilian Market and aggregation of the value of mix of products, mainly in chicken proteins, having as view of the scenario of increase of demand. Investments were also made in a new line of by-products (ingredients) for animal feed.

Efficiency. In 2017, the focus was to complete the projects initiated in the year, in which the main purpose was the agricultural cost reduction and improvement of product yield in the production process.

International Expansion Project. The Company is developing a long-term international expansion project. It opened a processed products plant in the United Arab Emirates with production capacity of 70,000 tons per year in 2014. This represented a total investment of US$160.0 million. Investments were made in Argentina in 2016, such as the hamburger plant in San Jorge and at Rio Cuarto (R$ 17.9 million and R$ 101.5 million, respectively). With the acquisition of Banvit in Turkey in 2017, besides the opportunity to expand the presence in the country, the Company had the opportunity to create an export hub for nearby countries. Banvit has an integrated operation from the production until the distribution and allows BRF to advance in products with higher added value.

ii. sources of financing the investments

The Company has resources from its operating cash generation, as well as credit lines with financial institutions in Brazil and abroad.

iii. relevant ongoing divestments and foreseen divestments

On 2017, the Company made divestments in the total of R$14.0 million upon the beginning of the projects of sale of non-productive properties, intending to intensify them in the following years with perspective to divest approximately R$165.0 million in 2018.

On 2016, the Company carried out the disinvestment of the Distribution Center in Embu das Artes, São Paulo, as part of its decision to analyze the logistics network.

On December 2014, the Company agreed with Lactalis to sell its dairy segment which included (i) the plants at Bom Conselho (PE), Carambeí (PR), Ravena (MG), Concórdia (SC), Teutônia (RS), Itumbiara (GO), Terenos (MS), Ijuí (RS), Três de Maio I (RS), Três de Maio II (RS) and Santa Rosa (RS), and (ii) the respective assets and following brands Batavo, Elegê, Cotochés, Santa Rosa and DoBon dedicated to the division (“Transaction”). The conclusion of the Transaction occurred on July 1, 2015, at a value of R$2.1 billion.

b.    If disclosed, indicate the acquisition of plants, equipment, patents or other assets that may materially affect the Company's production capacity

There were no acquisitions of plants, equipment, patents or other assets besides those described in the above item that could materially affect the Company´s productive capacity.

c. new products and services, indicating:

i. description of ongoing research that has been disclosed

In 2017, 294 new products were launched and made available to consumers, of which 94 were launched on the domestic market and 200 on the international market. Among the launches on the international market, 72 were in the Asian region, 21 in Europe, 45 in Africa, 20 in Americas, 32 South Cone and 10 in the Middle East.

The Research, Development and Innovation (R&D&I) activities include the agricultural research and innovation and the research and development of products and processes. The team involved in the Research and Development of Meat Products is located in Jundiaí, in upstate São Paulo, where the BRF Innovation Center (“BIC”) is situated.

The agricultural R&D&I area aims to ensure the international competitiveness of the Company by the continuous introduction of new technologies at the right time, ultimately reducing production costs, improving product quality and the service requirements of customers and consumers. To do so, the Company has a qualified and experienced team of specialists, a large physical experimental and laboratory structure and uses a structured kind of production system to create knowledge and establish partnerships with a number of universities, government research institutions and innovative private companies. The Company uses various kinds of incentives to research made available by government research bodies.

The agricultural R&D&I area currently has researchers dedicated to innovation and support for production, some of whom have doctorates and others hold masters degrees. Many of them are specialized in the animal production area. Besides the corporate researchers, the Company has a large team of veterinarians, agronomists and zootechnical specialists acting directly in the production system. In association with FINEP and CNPq (PNPD - National Program for Postdoctoral and RHAE - Training Program of Human Resources in Strategic Areas) and the Araucaria Foundation (Postdoctoral Program in the Company) and FAPESP - Fundação de Amparo à Pesquisa do Estado de São Paulo, the Company promoted, in recent years, the inclusion of professionals with masters degrees and doctorates in its technical staff. To date 16 researchers were admitted and two remain in training. At the same time, the Company has developed an excellent trainee and intern program and also encourages its employees to do postgraduate courses.

The Company has one of the largest experimental research structures for poultry and hogs in the world, with 19 facilities in four experimental farms in the state of Santa Catarina, with a total of 1,380 stalls for experimental evaluations of the impacting characteristics in the production chain. The company has also six bromatological laboratories and five agricultural laboratories that support the research activities and the operation.

In addition to the formal research structure of the company, the Company created a research process in the production system. This allows it to evaluate all the technologies in real production conditions, with the right number of samples, calculate the productive and financial impact and set the appropriate time to introduce certain technology. The field research system is one of the Company´s differentials in relation to research centers and other companies in the sector.

In the year of 2017, 197 experiments were registered at the agricultural research system. As to the research and development projects related to the products, the research for the reduction of sodium in meat products, research on natural solutions of ingredients that may extend the validity of the products with the guarantee of safety of the food, research related to optimization of raw material generated normally at our production chain, research of new packaging materials and continuous reduction in the use of materials are still ongoing.

ii. total amounts spent by the Company in research to develop new products or services

The Company invested R$193.5 million, R$192.0 million and R$227.3 million in 2017, 2016 and 2015, respectively in R&D&I activities. In 2015 to 2017, it also considered as R&D&I expenses the fixed values expenditure posted to the cost centers of the management area linked to these activities as well as the amounts spent as consumption material in experimental research tests and field research of R&D&I agricultural projects which explains the increased amount in these years.

The BIC, which was inaugurated on June 20, 2013, received funding from FINEP (Subvention Program - researcher in the company) totaling R$106.0 million, of which R$53.9 million was for the construction of facilities totaling 13,500 m². The project represents the Company´s commitment to invest in research, development and innovation to create and add value to its products, processes and services. Its structure, designed to be the benchmark in technological development in the food sector, includes areas of R&D in meat, pasta, margarine, vegetables and packaging, as well as quality, project management and graphic arts. It provides offices and meetings rooms, pilot plant, sensory environments for testing and evaluation, packaging laboratory, kitchens for food service clients, library and creativity room.

The Company believes that investing in Research, Development and Innovation is a key factor to maintain its competitive advantages and optimize its supply chain, improve sustainability and launch innovative products to meet the expectations and needs of consumers, customers and markets.

iii. projects being developed already disclosed

The Company has its own program to improve the breeding of hogs which is competitive with the programs of international genetics companies. This program currently serves, by choice, 65% of the Company's production, corresponding to the slaughter of approximately 6 million head. The program has six core farms in the state of Santa Catarina, with 122 employees and a reserve farm in Minas Gerais. To accompany the Company´s growth, a new core farm is operating in the state of Goiás, in 2017, expanding the program's production capacity by 27%. With the acquisition of Campo Austral, in 2016, a new development pole was incorporated to the program of improvement. In 2017, it was initiated the process of transfer of genetic material to the project of Argentina. A series of works are underway to incorporate the genomic evaluation in the selection process. Nowadays we have a bank of tissue with 426,712 samples of genetic material. To make this technological leap, the Company has established partnerships with six centers of Embrapa (Brazilian Agricultural Research Corporation), research centers, universities and research funding agencies (BNDES, FINEP, CNPq) and created a group consisting of seven geneticists, six of whom have doctorates.

Partnerships have been established in recent years in research projects financed by EMBRAPA, FINEP, CNPq and the BNDES and the Company has benefited from the fiscal recovery of the so-called “Good Law” since 2009. This law introduced a tax benefit related to Technological Research, Development and Innovation. It defines “technological innovation” as the creation of a new product or production process, with new functional aspects or features that bring improvements and gains in quality and productivity, bringing stronger market competitiveness. The main feature of this tax incentive is that it excludes expenses in deciding on the amount of income tax and social contribution from the net income.

The Company´s integrated process of agricultural innovation interfaces with companies and research centers and is marked by sharing the use of physical structures and technical staff, to find solutions for the main demands by developing work together. Above all, it results in feedback with new innovation proposals from the technological development network itself. This innovation process has been recognized externally with the following awards:

• National EMBRAPA Award Teams in the Partnership Category 2012

• National EMBRAPA Award Teams in the Creativity Category 2011

• Innovation Award Management Category, Southeast, granted by FINEP, 2010.

The meat and dairy products R&D&I area is located in the town of Jundiaí, upstate São Paulo, where the BIC is situated. It works to keep the Company at the forefront of innovation by developing new products and processes, aligned to the demands of the market, the continuous improvement of existing products and assessment of new technologies. To do so, the team includes senior professionals, working on product development, packaging, sensory analysis and support teams, project management, innovation management, graphic arts and registration and labeling. The technical team is made up of technology specialists and food engineers, chemical engineers, chemists, pharmacists and veterinarians.

The P&D&I team also works in combination with the Quality team in adopting international practices of quality control in the production plants, in developing accompanying systems to monitor products and client requests and carrying out laboratory analysis of food products in order to promote food safety.

iv. total amounts spent by the Company in developing new products or services

The Company invested R$193.5 million, R$192.0 million and R$227.3 million in R&D&I activities in 2017, 2016 and 2015, respectively.

Releases and Innovations in 2017

Sadia

The Company developed innovations in packaging for the breaded and frozen meals categories, substituting the cardboard packaging for plastic packaging (flow pack) and, also, complementing the line Frango Fácil, BRF released the "Easy Chicken with Vegetables Sadia" ("Frango Fácil com Legumes Sadia") and the "Easy Chicken Pot Sadia" ("Frango Fácil de Panela Sadia").

Perdigão

Perdigão has a new visual identity and initiated a Project to substitute the packaging of cartridge model, made of paper, to plastic packaging, to optimize the space both in the refrigerators of the houses and in the shelfs of supermarkets.

With the end of CADE's restrictions, it was released the latest categories of Perdigão – lasagna, frozen meals and a typical Brazilian cheese bread (pão de queijo) – and there was an expansion in the Na Brasa Perdigão, with the barbecue sausages and the seasoned chicken cuts. The Company also released, the Mortadela Ouro Gran Bologna Perdigão and the Mini Chicken Minions Perdigão.

Qualy

The Company promoted the release of Qualy Multigrãos.

Releases in the Last years

✓  entry of the Sadia brand into the snacks segment (Salamitos);

✓  the sliced cold meats line in an open-and-close packaging Soltíssimo;

✓  the Frango Fácil Sadia (whole chicken or frozen seasoned cuts in an easy-to-open packaging);

✓  the aerated margarine Qualy Aéra;

✓  the sausage toscana cozida para churrasco Perdigão;

✓  filé de frango à milanesa chicken dish for food services;

✓  special pork cuts.

10.9 Comment on any other factors that have any significant influence on the operating performance and which have not been identified or commented on in the other items in this section

The Brazilian authorities are investigating the Brazilian industry of meat processing in the so called "Carne Fraca Operation", which began on March 17, 2017. The investigation involved many companies of the sector in Brazil.

On March 17, 2017, BRF became aware of the decision rendered by the federal judge of the 14th Federal Court of Curitiba - Paraná, authorizing the search and seizure of documents and information and the imprisonment of certain people in the context of the Carne Fraca Operation. Two employees of BRF were arrested (both currently have been released) and three people were called to testify.

Additionally, the plant of BRF located in Mineiros/GO had its activities temporarily suspended by the Ministry of Agriculture, Livestock and Food Supply ("MAPA") on March 17, 2017, so that MAPA could make an audit in the production process of such plant. After the performance of the referred audit, MAPA authorized the restoration of the operations of the plant of Mineiros on April 08, 2017. The plant of Mineiros reopened and restored its operations on April 11, 2017.

On April 15, 2017, the Federal Police issued a report on the investigation and presented complaints against three employees of BRF. On April 20, 2017, based on the investigation of the Federal Police, the Public Ministry presented complaints against two employees of BRF (one regional director of manufacture and one manager of institutional relationships). On April 24, 2017, the federal judge of the 14th Federal Court of Curitiba - Paraná accepted the referred complaint. Based on the complaints presented against these two employees, the main claims in this phase involved irregular alleged conduct with offers and/or improper promises to governmental tax employees.

BRF informed certain regulating bodies and governmental entities, including the Securities Exchange Commissions (SEC) and the Department of Justice of the United States of America, about the Carne Fraca Operation and has been cooperating with the authorities.

The Statutory Audit Committee of BRF began an investigation in relation to the claims involving the employees of BRF in the Carne Fraca Operation and hired external legal advisors. The investigation is substantially concluded, and the claims of complaint did not cause adjustments in the Financial Statements.

The repercussion of the Carne Fraca Operation had operating consequences for the Company, that incurred in expenses in the amount of R$157.5 million registered in other operating results, being R$80.3 million in reason of costs with media and communication, legal services, freights, storage, among others and of losses of R$77.2 million with inventories, from closed external markets and/or blocked products, registered in the second quarter.

Additionally, in the fourth quarter, the Company redirected inventories of finished goods to be used as raw material, generating a complementary provision for adjustment of the realizable value in the amount of R$205.8 million, registered in the item of other operating results.

BRF S.A.

Appendix II – Remuneration of the Managers and of the Fiscal Council (Item 13 of the Reference Form, as Instruction CVM n°480, of December 7, 2009)

13 – REMUNERATION OF THE MANAGERS

13.1 – Describe the policy or practice of remuneration of the Board of Directors, of the Statutory and non-Statutory Management, of the Fiscal Council, of the Statutory Committees and of the Committees of Audit, of Risk, Financial and of Remuneration, addressing the following topics:

a. Purposes of the policy or practice of remuneration, informing if the policy of remuneration was formally approved, body responsible for its approval, date of the approval and, if the issuer discloses the policy, places in the worldwide web where the document may be consulted.

The policy of remuneration of the Company for its managers, including the members of the Board of Directors, members of the Fiscal Council and statutory and non-statutory directors, has as purpose to attract and retain the professionals that have qualification, competence and profile aligned with the characteristics and needs of the business. As well as, to adequately compensate and incentive the sustainable conduction of the business aligned with the interests of the shareholders and with the best practices of the market of management and governance. For further details on the methodology adopted, see item (b) (iii) below.

The policy of remuneration in force was formally approved at the meeting of the Board of Directors held on December 18, 2014.

It is also noteworthy that, the Company has a Committee of People, Organization and Culture that, among other assignments, periodically analyses the strategy of fixed and variable remuneration adopted, issuing its recommendations regarding eventual modifications to be implemented in the policy of remuneration. If the referred Committee decides there is the need to modify the policy of remuneration, the suggestion of modification is submitted to the evaluation, deliberation and approval of the Board of Directors.

According with the current remuneration policy of the Company, the Statutory Management has variable remuneration, that consists of profit sharing linked to performance targets and indicators to be achieved in the financial year. This model encourages the sharing of strategic planning and results in a coherent, transparent way that is directed at the interests of the organization, the executives themselves and the shareholders.

Some members of the Board of Directors, Statutory and non-statutory Management and the Fiscal Council may also receive amounts related to direct and indirect benefits, severance benefits, post-employment benefits and, their participation in committees.

b. Breakdown of Remuneration, indicating:

i.             Description of the elements of the remuneration and the objectives of each one of them

Board of Directors

All members of the Board of Directors receive fixed remuneration, which is established in line with the legislation and market standards, plus reimbursement of all subsistence and transport expenses linked to the exercise of the duties for which they were elected. The Chairman of the body receives differentiated amounts from the other members in line with the function he or she performs.

When applicable, some members of the Board of Directors may also receive amounts related to direct and indirect benefits (medical and dental assistance, life insurance plan), severance benefits (clauses laid down in non-compete contract), post-employment benefits (private pension) and, their participation in committees.

Fiscal Council

All members of the Fiscal Council receive fixed compensation plus reimbursement of all subsistence and transport expenses linked to the exercise of the duties for which they were elected. The remuneration is established at the respective general meeting approving his/her election and may not be lower, for each member in office, by ten percent of the average that is assigned to the Statutory Management, benefits and profit sharing not considered, as established in the Brazilian Corporate Law nº 6.404, of December 15, 1976 ("Law 6.406/76").

Executive Board

Statutory and non-statutory management members receive fixed and variable remuneration. The remuneration policy is formulated in line with market practices and the variable remuneration is linked to the achievement of pre-set targets approved at the beginning of each financial year, described as "short-term incentives."

Furthermore, the Company has a remuneration plan based on shares and a restricted shares plan, both of which were approved at the Ordinary and Extraordinary General Meeting held on April 8, 2015, as well as two other remuneration plans based on shares that were discontinued on March 31, 2015. The aim of these plans is to attract, retain and motivate the executives in order to create value for the Company as well as to be an important mechanism for alignment with the shareholders' interests.

This remuneration policy encourages the pursuit of results by the Executive Management and recognizes the scope and achievement of pre-defined goals, generating drivers and attention to indicators that are critical to the strategy and company results, which also corresponds to the interests of shareholders.

The Management remuneration may also include amounts related to direct and indirect benefits (medical and dental assistance, life insurance plan), severance benefits (clauses laid down in non-compete contract), and post-employment benefit (private pension).

Committees

The members of the Board of Directors elected for composition of the Committee of Statutory and, the members of the Committees who are not members of the Board of Directors or of the Statutory Management of the Company receive fixed remuneration for its participation.

ii.            the proportion of each element of the total remuneration in relation to the last 3 financial years

The proportion of each element of the total remuneration in relation to the last three financial years is shown in the following tables:

2017	Fixed remuneration	Variable remuneration	Post-employment benefits	Benefits on leaving position	Remuneration based on shares	Total
Board of Directors	100%	-	-	-	-	100%
Fiscal Council	100%	-	-	-	-	100%
Statutory Management	47.2%	-	0.5%	17.1%	35.3%	100%
Non-Statutory Management	69.8%	-	-	-	30.2%	100%
Audit Committee	100%	-	-	-	-	100%
Finance, Governance and Sustainability Committee	100%	-	-	-	-	100%
People, Organization and Culture Committee	100%	-	-	-	-	100%
Strategy, M&A and Markets Committee	100%	-	-	-	-	100%

2016	Fixed remuneration	Variable remuneration	Post-employment benefits	Benefits on leaving position	Remuneration based on shares	Total
Board of Directors	100%	-	-	-	-	100%
Fiscal Council	100%	-	-	-	-	100%
Statutory Management	46,9%	-	0.4%	13.7%	38.9%	100%
Non-Statutory Management	69,8%	-	-	-	30.2%	100%
Audit Committee	100%	-	-	-	-	100%
Finance, Governance and Sustainability Committee	100%	-	-	-	-	100%
People, Organization and Culture Committee	100%	-	-	-	-	100%
Strategy, M&A and Markets Committee	100%	-	-	-	-	100%

2015	Fixed remuneration	Variable remuneration	Post-employment benefits	Benefits on leaving position	Remuneration based on shares	Total
Board of Directors	62,9%	-	-	37.3%	-	100%
Fiscal Council	100%	-	-	-	-	100%
Statutory Management	33%	15.5%	0.2%	31.8	19.5%	100%
Non-Statutory Management	35%	37.5%	-	-	27.5%	100%
Audit Committee	100%	-	-	-	-	100%
Finance, Governance and Sustainability Committee	100%	-	-	-	-	100%
People, Organization and Culture Committee	100%	-	-	-	-	100%
Strategy, M&A and Markets Committee	100%	-	-	-	-	100%

iii.           calculation and restatement methodology for each remuneration element

The People, Organization and Culture Committee carries out an annual analysis of the fixed and variable remuneration strategy to be adopted by the Company which is subsequently submitted for consideration, discussion and approval by the Board of Directors.

The remuneration of the management (including members of the Committees) and members of the Fiscal Council is regularly compared with market practices (selection of large companies, mostly consumer goods, which have structured policies and good practices in human capital management, with good conditions of employment at all organizational levels and with a balanced remuneration composition) through salary surveys conducted by specialist consultants, going beyond inflation monitoring, evaluating the need for adjustment to the remuneration components.

The global remuneration of the members of the Board of Directors, Fiscal Council and the Statutory Management is established by the general shareholders' meeting, taking into consideration the points mentioned in the previous paragraph.

iv.           reasons that justify the composition of the remuneration

The Company's policy distributes the fixed remuneration components in a fair way to ensure alignment with market practices and governance system.

The variable remuneration aims to reach and to go beyond corporate and individual goals, which leads to the sharing of risks and results.

In terms of the post-employment direct and indirect benefits, the management is treated under the same policies that apply to the Company's other employees.

v.            the existence of members who are not remunerated by the Issuer and the reason for this fact

In December 2017, 1 member of the Board of Directors renounced the remuneration arising from the exercise of this function, for he started to accumulate positions in the Board of Directors and in the Statutory Management of the Company. For this reason, in 2017, there was 1 member of the Board of Directors that did not receive remuneration paid by BRF.

In the previous years no members of the Board of Directors, Fiscal Council, Statutory and non-statutory Management who, for any reason, did not receive remuneration paid by BRF. In relation to the members of the Committees, as stated in item (b) above, the participants in Committees who are not members of the Company management have received fixed remuneration specifically for their participation in the Committee.

c.      key performance indicators used to determine each compensation element

In terms of fixed remuneration, the Company´s approach is based on market surveys and specific performance indicators are not used.

To determine the amounts of the variable compensation of the executive management, their performance is considered by pre-established individual and collective targets, such as EBITDA, adherence to product quality standards, the budget and the indicators of people´s management.

d.      how compensation is structured to reflect the development of the performance indicators

The members of the Board of Directors, Fiscal Council and the Committees are only eligible for fixed remuneration which, therefore, have no relation to performance indicators. For the statutory and non-statutory directors, in relation to the variable remuneration or short-term incentives (annual), this element is entirely linked to the Company´s performance indicators (global targets) and individual performance indicators (individual targets). However, for the program participant to receive the potential amount or part (proportional), the overall EBITDA should reach a minimum amount pre-established by the Board of Directors, under penalty of no payment of any amount under this heading. If the overall targets are achieved, the participant will be liable to an assessment of the individual goals (meeting individual and areas performance indicators) in order to receive the variable remuneration.

e.         how the compensation policy or practice is aligned to the Company’s short, medium and long-term interests

The practice adopted by the company for the various components of remuneration is aligned with the short, medium and long-term interests to the extent that defining the components of the remuneration aims to align the interests of the Company and the management. The fixed remuneration is set in line with market practices, as described above, aimed at retaining the professional. The variable remuneration, which represents a significant portion of the total compensation, is linked to performance indicators achievable within a year. The aim is to remunerate in line with the market but mainly in the terms of the growth of the Company since the established goals, if achieved, result in a growth rate and profitability required by shareholders.

Furthermore, the remuneration plans based on shares were created to strengthen the shareholders´ expectation of creating a long-term vision and commitment in the executives, promoting the knowledge, skills and behavior necessary for the longevity of the business as well as boosting the level of attraction and retention of its main executives.

f.          existing remuneration plans for subsidiaries or companies that are directly or indirectly controlled

From 2015, as a result of the election of some members of the non-statutory management to membership of the statutory management, there are amounts related to fixed and variable remuneration, due to their positions held within the Company, which were provided by its subsidiaries Perdigão International, BRF Singapore Foods and BRF Global GmbH, in the total amount of R$9,984,973.98.

The amounts related to the fixed and variable remuneration of the members of the Statutory Management provided by its subsidiaries in 2016 came to a total of R$ 948,642.35. The members receiving fixed and variable remuneration from subsidiaries ceased being part of the Statutory Management from July 11, 2016, with the election of the Company´s new Statutory Management.

g.         existence of remuneration or benefits linked to a specific corporate event, such as sale of the Company's controlling stake

There is no remuneration or benefit linked to the occurrence of any specific corporate event, such as the sale of the Company's control.

h. practices and procedures adopted by the Board of Directors to define the individual remuneration of the Board of Directors and of the Executive Board, indicating:

i. the bodies and committees of the issuer who participate of the decision-making process, identifying how they participate

The individual remuneration of the Board of Directors and of the Executive Board are periodically reviewed by the Committee of People, Organization and Culture with the support of the Vice president of Human Resources and of the Global CEO, discussing the general principles of the policy of remuneration and recommending to the Board of Directors its adjustment or improvement.

ii. criteria and methodology used for establishment of the individual remuneration, indicating if there is the use of studies for verification of the practices of the market, and, if positive, the criteria of comparison and the scope of these studies

The individual remuneration of the managers (including members of the Committees) and members of the Fiscal Council is periodically compared to the practices of the market (selection of large companies, in its majority of consumer goods, that have structured policies and good practices in the management of human capital, with good conditions of work in all organizational levels and that have a balances composition of remuneration), through salary research made by means of specialized consultancies, besides the monitoring of inflation of the period, evaluating the need of adjustment in the components of remuneration.

iii. with what frequency and how the Board of Directors evaluates the adequacy of the policy of remuneration of the Company

The Committee of People, Organization and Culture, advisory body of the Board of Directors of the Company, evaluates annually the policy and practice of remuneration of the managers and employees of BRF and, if they deem necessary, submit to the Board of Directors recommendation of modification in the remuneration hitherto adopted.

13.2.    Total remuneration of the Board of Directors, Statutory Management and Fiscal Council

Total remuneration foreseen for the current Financial Year - 31/12/2018 – Annual Amounts
	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	10.00	6.00	3.00	19.00
Total number of remunerated members	10.00	6.00	3.00	19.00
Annual fixed remuneration
Salary or pro-labore	7,622,824.75	20.244.421,89	620,332.65	28,487,579.29
Benefits, direct and indirect	1,244.52	989.109,83	0.00	990,354.35
Participation in Committees	0.00	0.00	0.00	0.00
Others	1,529,374.15	10.006.658,99	124,066.53	11,660,099.67
Description of other fixed remuneration	INSS	INSS FGTS Employee Charges Provisions of Vacation and of 13th Salary *Incidence on the fees to the Statutory Management	INSS
Variable remuneration
Bonus	0.00	0.00	0.00	0.00
Profit sharing	0.00	17,141,850.00	0.00	17,141,850.00
Participation in meetings	0.00	0.00	0.00	0.00
Committees	0.00	0.00	0.00	0.00
Others	0.00	0.00	0.00	0.00
Description of other variable remuneration
Post-employment	0.00	0.00	0.00	0.00
Job severance	0.00	15,469,994.77	0.00	15,469,994.77
Based on shares	0.00	13,749,625.93	0.00	13,749,625.93
Note	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.
Total remuneration	9,153,443.42	77,601,661.40	744,399.19	87,499,504.01

Total remuneration for the Financial Year ended on 31/12/2017 – Annual Amounts
	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	9.42	6.17	3.00	18.58
Total number of remunerated members	9.42	6.17	3.00	18.58
Annual fixed remuneration
Salary or pro-labore	6,887,892.36	15,414,203.13	522,646.00	22,824,741.49
Benefits, direct and indirect	2,118.00	966,320.82	0.00	968,438.82
Participation in Committees	0.00	0.00	0.00	0.00
Others	1,377,578.44	6,219,204.96	104,529.20	7,701,312.60
Description of other fixed remuneration	Burden Charges BRF (%) INSS Company 20.00	INSS FGTS Employee Benefits Provision for vacation and for 13th Salary *Incidence on fees to the Statutory Management	Burden Charges BRF (%) INSS Company 20.00
Variable remuneration
Bonus	0.00	0.00	0.00	0.00
Profit sharing	0.00	0.00	0.00	0.00
Participation in meetings	0.00	0.00	0.00	0.00
Committees	0.00	0.00	0.00	0.00
Others	0.00	0.00	0.00	0.00
Description of other variable remuneration

Post-employment	0.00	246,108.00	0.00	246,108.00
Job severance	0.00	8,172,667.00	0.00	8,172,667.00
Based on shares	0.00	16,906,126.98	0.00	16,906,126.98
Note	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.
Total remuneration	8,267,588.80	47,924,630.89	627,175.20	56,819,394.89

Total remuneration for the Financial Year ended on 31/12/2016 – Annual Amounts
	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	9.00	7.67	3.00	19.67
Total number of remunerated members	9.00	7.67	3.00	19.67
Annual fixed remuneration
Salary or pro-labore	6,040,278.00	14,630,962.47	509,646.00	21,180,886.47
Benefits, direct and indirect	1,728.00	1,084,201.01	0.00	1,085,929.01
Participation in Committees	0.00	0.00	0.00	0.00
Others	1,208,055.80	4,438,709.00	101,929.20	5,748,694.00
Description of other fixed remuneration	INSS	INSS FGTS Employee Benefits Provisions of Vacation and of 13th Salary *Incidence on the fees to the Statutory Management	INSS
Variable remuneration
Bonus	0.00	0.00	0.00	0.00
Profit sharing	0.00	0.00	0.00	0.00
Participation in meetings	0.00	0.00	0.00	0.00
Committees	0.00	0.00	0.00	0.00
Others	0.00	0.00	0.00	0.00
Description of other variable remuneration
Post-employment	0.00	168,476.00	0.00	168,476.00
Job severance	0.00	5,900,872.97	0.00	5,900,872.97
Based on shares	0.00	16,708,534.70	0.00	16,708,534.70
Note	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.
Total remuneration	7,250,061.80	42,931,756.16	611,575.20	50,793,393.16

Total remuneration for the Financial Year on 31/12/2015 – Annual Amounts
	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	9.25	9.00	3.00	21.25
Total number of remunerated members	9.25	9.00	3.00	21.25
Annual fixed remuneration
Salary or pro-labore	6,700,570.00	15,773,815.29	513,422.00	22,987,807.29
Benefits, direct and indirect	1,941.00	1,416,439.00	0.00	1,418,380.00
Participation in Committees	0.00	0.00	0.00	0.00
Others	1,340,115.00	4,875,326.58	102,684.00	6,318,125.58
Description of other fixed remuneration	INSS	INSS FGTS Employee Benefits Provisions of Vacation and of 13th Salary *Incidence on the fees to the Statutory Management	INSS
Variable remuneration
Bonus	0.00	0.00	0.00	0.00
Profit sharing	0.00	10,353,615.00	0.00	10,353,615.00
Participation in meetings	0.00	0.00	0.00	0.00
Committees	0.00	0.00	0.00	0.00
Others	0.00	0.00	0.00	0.00
Description of other variable remuneration
Post-employment	0.00	162,989.00	0.00	162,989.00
Job severance	4,746,166.67	21,220,374.17	0.00	25,966,540.84
Based on shares	0.00	13,023,283.04	0.00	13,023,283.04
Note	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.
Total remuneration	12,788,792.67	66,825,842.08	616,106.00	80,230,740.75

13.3.    Variable remuneration of the Board of Directors, Statutory Management and Fiscal Council

YEAR: 2018	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	10.00	6.00	3.00	19.00
Number of remunerated members	0.00	6.00	0.00	6.00
In relation to bonus
i - Minimum amount foreseen in remuneration plan	N/A	N/A	N/A	N/A
ii - Maximum amount foreseen in remuneration plan	N/A	N/A	N/A	N/A
iii - Amount foreseen in the remuneration plan should the established targets be achieved	N/A	N/A	N/A	N/A
In relation to profit sharing
i - Minimum amount foreseen in remuneration plan	NA	17,141.850.00	NA	17,141,850.00
ii - Maximum amount foreseen in remuneration plan	NA	17,141,850.00	NA	17,141,850.00
iii - Amount foreseen in the remuneration plan should the established targets be achieved	NA	17,141,850.00	NA	17,141,850.00

YEAR: 2017	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	9.42	6.17	3.00	18.58
Number of remunerated members	0.00	6.17	0.00	6.17
In relation to bonus
i - Minimum amount foreseen in remuneration plan	N/A	N/A	N/A	N/A
ii - Maximum amount foreseen in remuneration plan	N/A	N/A	N/A	N/A
iii - Amount foreseen in the remuneration plan should the established targets be achieved	N/A	N/A	N/A	N/A
iv - Amount effectively acknowledged in the result of the year	N/A	N/A	N/A	N/A
In relation to profit sharing
i - Minimum amount foreseen in remuneration plan	NA	20,299,936.00	NA	20,299,936.00
ii - Maximum amount foreseen in remuneration plan	NA	20,299,936.00	NA	20,299,936.00
iii - Amount foreseen in the remuneration plan should the established targets be achieved	NA	20,299,936.00	NA	20,299,936.00
iv - Amount effectively acknowledged in the result of the year	NA	0.00	NA	0.00

YEAR: 2016	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	9.00	7.67	3.00	19.67
Number of remunerated members	0.00	0.00	0.00	0.00
In relation to bonus
i - Minimum amount foreseen in remuneration plan	N/A	N/A	N/A	N/A
ii - Maximum amount foreseen in remuneration plan	N/A	N/A	N/A	N/A
iii - Amount foreseen in the remuneration plan should the established targets be achieved	N/A	N/A	N/A	N/A
iv - Amount effectively acknowledged in the result of the year	N/A	N/A	N/A	N/A
In relation to profit sharing
i - Minimum amount foreseen in remuneration plan	NA	22,695,399.80	NA	22,695,399.80
ii - Maximum amount foreseen in remuneration plan	NA	45,390,799.60	NA	45,390,799.60
iii - Amount foreseen in the remuneration plan should the established targets be achieved	NA	22,695,399.80	NA	22,695,399.80
iv - Amount effectively acknowledged in the result of the year	NA	0.00	NA	0.00

YEAR: 2015	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	9.25	9.00	3.00	21.25
Number of remunerated members	0.00	9.00	0.00	9.00
In relation to bonus
i - Minimum amount foreseen in remuneration plan	N/A	N/A	N/A	N/A
ii – Maximum amount foreseen in remuneration plan	N/A	N/A	N/A	N/A
iii - Amount foreseen in the remuneration plan should the established targets be achieved	N/A	N/A	N/A	N/A
iv - Amount effectively acknowledged in the result of the year	N/A	N/A	N/A	N/A
In relation to profit sharing
i - Minimum amount foreseen in remuneration plan	N/A	23,662,000.00	N/A	23,662,000.00
ii - Maximum amount foreseen in remuneration plan	N/A	23,662,000.00	N/A	23,662,000.00
iii - Amount foreseen in the remuneration plan should the established targets be achieved	N/A	23,662,000.00	N/A	23,662,000.00
iv - Amount effectively acknowledged in the result of the year	N/A	10.353.615,00	N/A	10.353.615,00

13.4.    Remuneration plan based on shares of the Board of Directors and Statutory Management

1)    Stock Options Plan - Approved at AGM/EGM of April 8, 2015

a.    General terms and conditions

The Company´s Stock Options Purchase Plan approved by the General Shareholders Meeting held on April 8, 2015, is open to the statutory and non-statutory Directors and people holding other positions within the Company and/or its subsidiaries. Members of the Board of Directors may not be elected as beneficiaries of the options of this plan although Board members who are also members of the executive management may, in their role as directors, receive grants of options by the Company.

The instrument that refers to the Stock Options Plan is based on the concept of stock options which are granted by the Company to the executive as a right (but not an obligation) to buy company shares at pre-defined prices (strike price) and terms.

Approval of the list of participants and the number of options to be granted will be determined by the Board annually and be linked to achieving pre-defined results for the Company and the rise in value of the Company´s business. The participation of the executive in a cycle in which options are granted does not guarantee his/her participation in subsequent grants.

To determine the number of stock options in this instrument, the calculation concept is used in which, once an expected appreciation of the Company's share price has been achieved within the stipulated grace period (vesting) the gain resulting from the option will be equal to the level of the executive´s target. In this concept, the participant only reaches his/her potential gain if the shareholders´ expectations in the terms of the rise in value of the business are reached.

The participants in the Stock Options Plan must sign individual contracts with the Company to obtain the option to buy the shares, through which the participant acquires the right to buy the Company shares, a right that is personal and non-transferable.

The Board of Directors will be responsible for administering the Stock Options Plan, respecting the applicable legal requirements and the limits of the maximum dilution authorized by the shareholders' meeting. The Board of Directors will also be responsible for setting up a special committee to advise it in running the plan.

b. Main objectives of the plan

The Stock Options Purchase Plan aims to allow the beneficiaries, subject to certain conditions, to acquire Company shares in order to: (a) encourage the expansion, success and achievement of the Company's corporate objectives; (b) align the interests of the Company shareholders to those of the beneficiaries; (c) allow the Company or others under its control to attract and retain the beneficiaries and encourage the creation of value; and (d) share risks and gains equally between shareholders and the beneficiaries.

c. How the plan contributes to these objectives

By establishing a differentiated and competitive investment opportunity for its executives, the Company expects to align the actions of the beneficiaries of the plan to the vision of the shareholders and investors in the Company, conditioning the long-term gain of the executive to the continuation of the business and, by doing so, promoting a sustainable and committed attitude by the beneficiaries of the Stock Option Plan.

d. How the plan fits into the Company's remuneration policy

The Stock Options Plan intends to top up the remuneration package of its executives, reinforcing the level of attraction and retention of its main executives, as described in item 13.1. of this Reference Form.

e. How the plan aligns the interests of the management and Company in the short, medium and long terms

The implementation of the Stock Options Plan strengthens the expectation of the Company's shareholder and investor by creating a long-term vision and commitment in the executive, promoting the knowledge, skills and performance necessary for the continuation of the business.

The exercise of the Options granted can only occur one (1) year from the grant date representing a maximum of 1/4 of the options each year and may do so for a period of up to six years, so that the beneficiaries are committed to the continued appreciation of the Company's shares in the short, medium and long term.

f. Maximum number of shares involved

The maximum number of shares that may be the object of the stock options granted is equivalent to 2% of the total number of shares issued by the Company, corresponding to 16,249,465 shares on December 31, 2017.

g.    Maximum number of options to be granted

The maximum number of options to be granted will not exceed the maximum number of shares that may be the object of stock option grants which is equivalent to 2% of the total number of Company shares, corresponding to 16,249,465 shares on December 31, 2017.

h.    Shares acquisition terms

The Board of Directors, annually or whenever it judges convenient, will fix the strike price of each option and the payment conditions, establishing the terms and conditions of exercise of each option and impose any other conditions related to these options, provided that the strike price will never be lower than the average price at the B3 S.A. – Brasil, Bolsa, Balcão (“B3”), weighted by the trading volume, in the twenty (20) trading sessions prior to the  grant date, restated by the IPCA, or another index to be decided by the Board of Directors.

Each stock option entitles the beneficiary to acquire one share in the Company, subject to the terms and conditions set forth in the respective option contract.

The granting of stock options under the Plan is carried out by the signing of contracts granting the stock options between the Company and the beneficiaries, which will specify, without prejudice to other conditions determined by the Board: (a) the number of options granted; (b) the Company's performance goals and other terms and conditions to acquire the right to exercise the options; (c) the deadline for exercising the options; and (d) the strike price and payment terms.

The Board of Directors may make the exercise of the option dependent on certain conditions and impose restrictions on the transfer of shares acquired through the exercise of the options and may also reserve for the Company repurchase options and/or preferential rights should the beneficiary sell these same shares.

Without prejudice to what is stated above, during the period of one year from the exercise date of the option, the beneficiaries may not sell, assign and/or offer for sale the shares acquired through the exercise of options. Should the beneficiary not have the resources needed to pay for the exercise of the options, the sale of the shares needed to pay for the exercise of the options plus costs and taxes will be permitted. The number of shares subject to the restriction on selling will be calculated according to the terms and conditions established in the Plan.

The option contracts will be concluded individually with each beneficiary, and the Board of Directors may establish differentiated terms and conditions for each option contract, without needing to apply any rule of equality or analogy between the beneficiaries, even if they are in similar or identical situations.

The beneficiary who wishes to exercise the option must notify the Company in writing of his/her intention to do so and indicate the number of options he/she wishes to exercise, in line with the communication model to be disclosed by the Board of Directors at the appropriate time.

i.      Criteria to set the acquisition or strike price

The strike price of the stock options granted within the terms of the plan will be determined by the Board of Directors on the grant date and will never be lower than the average price at the B3, weighted by the trading volume, in the twenty (20) trading sessions prior to the grant date, restated by the Amplified Consumer Price Index released by the Brazilian Institute of Geography and Statistics (IBGE) or another index to be decided by the Board of Directors.

j.      Criteria for setting the option term

Without prejudice to the other terms and conditions set forth in the respective option contracts, the options will become exercisable providing the respective beneficiaries remain continuously linked as managers or employees of the Company or other companies under its control, for the period between the date the options were granted and the dates specified below, as follows:

(a)   1/4 of the options may be exercised from the first anniversary of the grant date;

(b)   1/4 of the options may be exercised from the second anniversary of the grant date;

(c)   1/4 of the options may be exercised from the third anniversary of the grant date; and

(d)   1/4 of the options may be exercised from the fourth anniversary of the grant date.

The options will be exercisable until the last working day of the calendar year in which the sixth anniversary of the grant date is completed. Options not exercised within the stipulated terms and conditions will be considered automatically terminated, without any compensation right.

The Stock Option Plan will come into force on the date of its approval by the Company's general meeting and will remain in force for an indefinite period and may be terminated at any time by decision of the general meeting. The end of the plan will not affect the effectiveness of the options still in force that were granted based on it, nor the validity of any repurchase options and/or preferential rights in case of the sale by the beneficiary of these same shares and the ban on the sale mentioned in item “h” above.

k.    Form of settlement

The shares which are the object of the options will come from the issue of new shares within the limit of the authorized capital or from shares held in treasury, as the Board of Directors decides.

l.      Restrictions on share transfers

During the period of one year from the exercise date of the option, the beneficiaries may not sell, assign and/or offer for sale the shares acquired through the exercise of options.

The Board of Directors may impose restrictions on the transfer of the shares acquired through the exercise of the options and may also reserve for the Company repurchase options and/or preferential rights should the beneficiary sell these same shares.

m.   Criteria and events that will lead to suspension, alteration or termination of the plan

The Board of Directors may decide to suspend the right to exercise the options, whenever situations that restrict or prevent the trading of shares by the beneficiaries under the prevailing law or regulations.

The Board of Directors, in the interest of the Company and its shareholders, may revise the terms of the plan, provided it does not change its basic principles. Any significant legal change regarding the regulation of corporations, public companies, in the labor legislation and/or tax effects of an options plan, may lead to a full review of the Plan.

The Stock Options Plan may be amended or terminated at any time by the general meeting of the Company.

n.    Effect of manager´s departure from the Company on his/her rights arising from the remuneration plan based on shares

The rules in the Stock Options Plan covering departures from the company are as follows:

1. In the event of the beneficiary leaving the Company at his/her wish as a result of: (i) being dismissed fairly, as stated in the Consolidated Labor Laws; or (ii) being dismissed from office for violating the managerial duties and responsibilities, as laid down in articles 153 to 157 of Law 6.404/76 and its subsequent amendments; or (iii) being negligent in the exercise of the managerial responsibilities; or (iv) being convicted of intentional crimes; or (v) the beneficiary carrying out dishonest or fraudulent acts against the Company or companies under its control; or (vi) any act or omission arising from the beneficiary´s malice or fault which is harmful to the Company´s business, image or financial situation, its shareholders, or any company under its control; or (vii) significant violation of the instrument that regulates the exercise of the term of office of a statutory manager agreed by the beneficiary with the Company and/or companies under its control or any additions to this instrument or contract; or (viii) failing to comply with the Company Bylaws and/or those of companies under its control and other corporate provisions applicable to the beneficiary, as a manager, all the options already exercised or not yet exercised under the respective option contract, on the date of his/her departure, will be automatically terminated, by right, regardless of prior advice or notification, and without any right to compensation.

2. In the event of the beneficiary leaving the Company at his/her wish as a result of: (i) being dismissed without just cause or being dismissed from his/her position without any violation of the duties and responsibilities of a manager, or by the beneficiary´s own wish, resigning from the job and his/her position as manager: (i) the options not yet exercised under the respective option contract, on the date of his/her departure, will be automatically terminated, by right, regardless of prior advice or notification, and without any right to compensation; and (ii) the options already exercised in line with the respective option contract, on the date of his/her departure, may be exercised, within a period of 30 days from the departure date, after which they will be automatically terminated by right, regardless of prior advice or notification, and without any right to compensation.

3. In the event of the beneficiary leaving the Company due to retirement or permanent disability: (i) the options not yet exercised under the respective option contract, on the date of his/her departure, will be automatically terminated; and (ii) the options already exercised in line with the respective option contract, on the date of his/her departure, may be exercised, within a period of 60 days from the departure date, after which they will be  automatically terminated by right, regardless of prior advice or notification, and without any right to compensation.

4. In the event of the beneficiary leaving the Company due to death: (i) the options not yet exercised under the respective option contract, on the date of his/her departure, will become automatically exercisable and may be exercised by the beneficiary's legal heirs and successors within six months from the date of the severance, after which they will be automatically terminated, as of right, regardless of any prior warning or notification, and without any right to compensation; and (ii) the options that may be exercised within the respective option contract, on the date of his/her death, may be exercised by the beneficiary's legal heirs and successors within six months from the date of the severance, after which they will be automatically terminated, as of right, regardless of any prior warning or notification, and without any right to compensation.

2)    Restricted Shares Plan – Approved at the AGM/EGM of April 8, 2015 and amended at the AGM/EGM of April 26, 2017

a.            General terms and conditions

The Company´s Restricted Shares Plan approved by the general shareholders´ meeting held on April 8, 2015 and amended by the general shareholders´ meeting held on April 26, 2017, is open to the statutory and non-statutory directors and people holding other positions within the company and/or its subsidiaries. Members of the Board of Directors may not be elected as beneficiaries of the options of this plan, although Board members who are also members of the executive management may, in their role as directors, receive approval for restricted shares of the Company.

The instrument of the Restricted Shares Plan consists of granting restricted shares to the participants, in line with the proportion between the amount spent by the participant who is eligible to acquire Company shares on the B3 (parity share) and the net amount of the authorized sums, as applicable, in the year of the acquisition or to any other conditional criteria that the Board of Directors may deem appropriate. These authorized sums are deemed to be profit sharing, hiring bonus and other amounts (not including salary) authorized by the Board of Directors for investment by the beneficiary.

The number of restricted shares to be granted, when conditioned to the investment by part of the Beneficiary, will be established as follows:

(a) beneficiaries who spent from 25% to 50% of the net amount of the authorized sum will be granted the equivalent of one restricted share for every parity share; and

(b) beneficiaries who spent more than 50% limited to 100% of the net amount of the authorized sum will be granted the equivalent of one restricted share for every parity share.

The beneficiary, after acquiring the parity shares on the B3, must prove the acquisition of these parity shares by delivering the respective broker´s notes to the Company.

The Board of Directors may establish differentiated terms and conditions for each grant contract, without needing to apply any rule of equality or analogy between the beneficiaries, even if they are in similar or identical situations.

Approval of the list of participants and the number of shares to be granted will be determined by the Board annually and will be linked to achieving predefined results for the Company and the valuation of the Company´s business. The participation of the executive in a grant cycle does not guarantee their participation in subsequent grants.

Participants in the Restricted Shares Plan must sign individual contracts with the Company granting the restricted shares, through which the participant acquires the right to the Company's restricted shares, a right that is personal and not transferable.

The Board of Directors will be responsible for managing the Restricted Shares, within the applicable legal requirements and maximum dilution limits authorized by the shareholders´ meeting. It will also establish a special Committee to advise it in managing the Restricted Shares Plan.

b.            Main objectives of the plan

The Restricted Shares Plan aims to allow those who are eligible to be beneficiaries to acquire shares of the Company, in order to: (a) encourage the expansion, success and achievement of the company's corporate objectives; (b) align the interests of shareholders of the Company and the beneficiaries; and (c) allow the Company or other companies under its control to attract and retain the beneficiaries.

c.            How the plan contributes to these objectives

By establishing a differentiated and competitive investment opportunity for its executives, the Company expects to align the actions of the participants in this long-term share plan to the vision of the shareholders and investors in the Company, conditioning the executive´s long-term gain to the continuation of business, thereby promoting a sustainable and committed attitude by the participants in this plan.

d.            How the plan is included in the Company's remuneration policy

The Restricted Shares Plan intends to top up the remuneration package of its executives, reinforcing the level of alignment and retention of the Company's main executives, as described in item 13.1 of this Reference Form.

e.            How the plan aligns the interests of the management and the Company in the short, medium and long term.

The implementation of the Restricted Shares Plan aims to strengthen the expectation of the shareholder and investor in the Company to create the vision and long-term commitment of the executive, promoting knowledge, skills and performance needed for the continuation of business.

f.             Maximum number of shares included

The maximum number of shares that may be the object of the plan is equivalent to 0.5% of the total number of shares issued by the Company, corresponding to 4,062,366 shares on December 31, 2017.

g.            Maximum number of options to be granted

The Restricted Shares Plan involves the granting of shares and not options to buy shares.

h.            Share acquisition conditions

The Board of Directors will make the granting of restricted shares acquisitions by the beneficiary, using his/her variable remuneration, conditional on the terms and conditions established in the Restricted Shares Plan.

The rights of the beneficiaries in relation to the restricted shares will only be fully acquired if the following conditions are verified in a cumulative form:

(i) The beneficiaries remain continuously associated as a manager or employee of the Company for the period between the grant date and the third anniversary of the grant date; and

(ii) The Company achieves the "Total Shareholder Return" - TSR (indicator of the total return to the shareholder, calculated from the price of the Company's shares on the last working day of each financial year, plus the dividends per share paid by the Company since the grant date, with the assumption that dividends will be reinvested in the Company itself). This indicator will be obtained by consulting information published by the Bloomberg news agency or, failing that, an equivalent source to be decided by the Board of Directors in their grant contracts, which will be determined at the end of each anniversary of the grant date in the period between the grant date and the third anniversary of the grant date.

Once these above-mentioned conditions are satisfied, and acting within the legal requirements and applicable regulations, the Company will transfer the respective restricted shares to the beneficiary at no cost to him/her.

Furthermore, the Board of Directors may make the acquisition of rights related to the restricted shares subject to certain conditions and impose restrictions on their transfer. It may also reserve for the Company buyback options and/or preference rights should the beneficiary sell these same restricted shares.

While the restricted share rights are not fully acquired under the terms and conditions established above, the beneficiary may not engage, sell, grant or transfer, directly or indirectly, the Company shares acquired with his/her variable remuneration.

i.              Criteria for setting the acquisition or strike price

The Restricted Shares Plan provides for the grant of shares and not stock options. The restricted shares will be granted without any cost to the beneficiary within the terms and conditions described above, providing the beneficiary makes the investment by acquiring parity shares.

j.              Criteria for setting the exercise period

The rights of the beneficiaries in relation to the restricted shares will only be fully acquired after the third anniversary of the grant date and if the conditions described in item "h" above are verified. The setting of the exercise period took into account market practices as well as the average period needed for the management of the beneficiaries to have an impact on the appreciation of the shares and the Company's growth.

Furthermore, the Board of Directors may make the acquisition of rights related to the restricted shares subject to certain conditions and impose restrictions on their transfer. It may also reserve for the Company buyback options and/or preference rights should the beneficiary sell these restricted shares.

k.            Form of settlement

In order to satisfy the grant of restricted shares within the Plan, the Company may, subject to the law and applicable regulations, sell shares held in treasury through a private operation at no cost to the beneficiaries.

l.              Restriction on transfer of shares

If the restricted share rights were not fully acquired under the terms and conditions established in item "h"above, the beneficiary may not engage, sell, grant or transfer, directly or indirectly, the Company shares acquired with his/her variable remuneration.

The Board of Directors may also impose restrictions on the transfer of the restricted shares and also reserve for the Company options for the repurchase and/or preference rights in cases where the beneficiary sells these restricted shares.

m.           Criteria and events that will lead to the suspension, alteration or termination of the plan

The Board of Directors may decide to suspend the right to exercise the options, whenever situations that, under the prevailing law or regulations, restrict or prevent the trading of shares by the beneficiaries.

Any significant legal change regarding the regulation of corporations, public companies, in the labor legislation and/or tax effects of a share granting plan, may lead to a full review of the Restricted Shares Plan.

The Restricted Shares Plan may be terminated at any time by a decision of the general meeting of the Company.

n.            Effects of manager's departure from the companies on his/her rights under the stock remuneration plan

The rules in the Restricted Shares Plan for departures from the company are as follows:

1. In the event of the beneficiary leaving the Company, the restricted shares that have not been fully acquired, will be automatically terminated, by right, regardless of prior advice or notification, and without any right to compensation.

2. In the event of the beneficiary leaving the Company due to death, the restricted shares not fully acquired on the date of his/her departure will have their grace period brought forward and, within the legal requirements and applicable regulations, the Company will transfer the respective restricted shares in the name of the beneficiary´s estate, or, if it has been ended, to the legal heirs and successors at no cost to them.

Regardless of the provisions in the above items, the Board of Directors may, at its sole discretion, whenever it believes that the corporate interests are better served by such a measure, not observe the rules stipulated in the above items and give a differentiated treatment to a determined beneficiary.

3)    Stock Options Purchase Plan and Additional Stock Options Purchase Plan (discontinued on March 31, 2015)

a.            general terms and conditions

The Company´s Stock Options Plan, approved by the general shareholders' meeting held on March 31, 2010 and altered on April 24, 2012, April 9, 2013 and April 3, 2014 and discontinued on March 31, 2015, consisted of two instruments: the Stock Options Purchase Plan and the Additional Stock Options Purchase Plan. The people eligible for these plans were the statutory and non-statutory directors and others working for the Company and/or its subsidiaries.

The first instrument is based on the concept of stock options granted by the Company to the executive as a right (but not an obligation) to buy Company shares at pre-defined prices (strike price) and terms.

The second instrument, which is optional for the executive, consists of granting stock options at a proportion between the amount spent by the eligible participant to acquire Company shares on the stock market where they are traded and the net amount of the profit sharing the beneficiary received from the Company or its subsidiary, as applicable, in the year of the acquisition.

The approval of the list of participants and the number of options to be granted will be determined by the Board annually and be linked to achieving pre-defined results for the Company and the valuation of the Company´s business. The participation of the executive in a cycle in which options are granted does not guarantee their participation in subsequent grants.

To determine the number of stock options in the Plan, the calculation concept is used in which, once an expected appreciation of the Company's share price has within the stipulated grace period (vesting), the gain resulting from the option will be equal to the level of the executive´s target. In this concept, the participant only reaches his/her potential gain if the shareholders´ expectations in the terms of the appreciation of the business are reached.

In the Additional Stock Options Plan, the number of options to be granted to each participant was the result of the proportion of the amount spent by the eligible participant to acquire Company shares on the stock market, bought through broker's orders, and the net amount of the profit sharing, hiring bonus and other amounts (not including salary) the beneficiary received from the Company or its subsidiaries, as applicable, in the year of the acquisition, in the following form:

•         beneficiaries who spent a proportional amount above or equal to 50% of the net amount of the profit sharing will be granted options equivalent to four times the number of parity shares.

•         beneficiaries who spent a proportional amount above or equal to 25% and below 50% of the net amount of the profit sharing will be granted options equivalent to twice the number of parity shares.

•         beneficiaries who spent a proportional amount below 25% of the net amount of the profit sharing will be granted options equivalent to once the number of parity shares.

The participants in the Plan signed individual contracts with the Company to obtain the option to buy the shares, through which the participant acquires the right to buy the Company shares, a right that is personal and non-transferable.

The Board of Directors will be responsible for administering the Plan, respecting the applicable legal requirements and the limits of the maximum dilution authorized by the shareholders' meeting. The Board of Directors will also use the People, Organization and Culture Committee to advise it in running this activity.

b.            The main objectives of the plan

The Stock Options Plan and Additional Stock Options Plan were aimed at: (a) attracting, retaining and motivating the participants; (b) creating value for the company shareholders; and (c) encouraging an entrepreneurial view of the business.

c.            How the plan contributes to these goals

By establishing a differentiated and competitive investment opportunity for its executives, the Company expects to align the actions of the beneficiaries of the plan to the vision of the shareholders and investors in the Company, conditioning the long-term variable remuneration of the executive to the continuation of the business and, by doing so, promoting a sustainable and committed attitude by the beneficiaries of this plan.

d.            How the plan fits into the Company's remuneration policy

The Stock Options Plan and Additional Stock Options Plan intended to top up the remuneration package of its executives, reinforcing the level of attraction and retention of the Company's main executives, as described in item 13.1 of this Reference Form.

e.            How the plan aligns the interests of the management and the Company in the short, medium and long term

The Stock Options Plan and Additional Stock Options Plan aimed to strengthen the expectation of the shareholder and the investor in the Company by creating a long-term vision and commitment in the executive, promoting the knowledge, skills and performance needed for the continuation of the business.

The exercise of the options granted within the two instruments can only occur one year from the grant date based on a maximum of 1/3 of the options each year and may do so for a period of up to five years, so that the beneficiaries are committed to the continued appreciation of the Company's shares in the short, medium and long term.

f.             Maximum number of shares included

The maximum number of shares that may be the object of the Company´s Stock Options Plan and Additional Stock Options Plan is equivalent to 2.5% of the total number of shares issued by the Company, corresponding to 21,811,831 shares on the date when they were discontinued. A total of 20,105,106 shares were included within the scope of these plans.

g.            Maximum number of options to be granted

The maximum number of options to be granted may not exceed the maximum number of shares that may be the object of stock option grants. Considered in a consolidated form, the number involved in the Stock Options Plan and Additional Stock Options Plan corresponds to 2.5% of the total number of Company shares, equivalent to 21,811,831 shares on the date when they were discontinued. The total number of options granted within the scope of these plans which were active and could be exercised within the maximum period for each came to 8,636,137 on December 31, 2015.

h.            Conditions for acquiring the shares

To acquire shares, as stated in the granting contracts, the beneficiary will respect the grace period (vesting), as described in item “j” below. Once this has been done and, if the beneficiary is interested in exercising the option, it must be done in a written notification.

Should there be no legal impediment, the Board of Directors will, at its next ordinary meeting in the month following the notification of the exercise, undertake the respective increase in the Company´s share capital, within the authorized limit, or carry out all the actions needed to authorize the private negotiation of the shares held in treasury, in such a way as to grant the participant the shares referred to in the mature exercised options.

The Company will carry out all acts necessary in order to register the shares subscribed or purchased by the participant with the financial institution responsible for the bookkeeping of the shares.

The shares purchased or subscribed to will be entitled to dividends and other income as if they had been acquired on the same date at the B3.

The option exercise, conducted under the terms of this item, will be formalized by the signing of the subscription agreement, the contract to buy and sell the shares, or any other document that may be determined by the Board of Directors and/or the financial institution responsible for the book entry of the shares, which must contain the following information: (a) the number of shares acquired or subscribed to; (b) the strike price; and (c) the method of payment.

Payment can be made by the beneficiary within five working days after registration of the shares in his/her name, with the beneficiary allowed to use the net balance of taxes on trading the shares acquired by exercising the options for the payment of the strike price.

i.              Criteria for establishing the acquisition or strike price

The strike price of the options was determined by the Board of Directors and is equivalent to the average price at the end of the trading day in the 20 previous trading sessions to the signature of the grant contract, with this rule valid for both plans.

The strike price will be restated on a monthly basis by the variation of the IPCA or any other price index chosen by the Board of Directors, from the date of granting the options to the month prior to the sending of the notification of the exercise of the options by the beneficiary.

j.              Criteria for establishing the exercise period

The setting of the exercise period took into account market practices and the average time needed for the management of the beneficiaries to bring about an appreciation of the shares and the Company´s growth.

The options granted under the Stock Options Plan and the Additional Stock Options Plan may be exercised by the participants, subject to the minimum vesting periods shown below:

(a) up to 1/3 of the total of the options may be exercised one year after signing the options or additional share options contract, as applicable;

(b) up to 2/3 of the total of the options may be exercised two years after signing the options or additional share options contract, as applicable; and

(c) all the options may be exercised three years after signing the options or additional share options contract, as applicable.

Once the time limits established above have passed, which may be extended at the sole discretion of the Board of Directors in the grant contract, the exercisable options will be considered mature options, thereby allowing the beneficiary who has acquired the right to exercise them at his/her sole discretion, subject to the maximum period of validity of the established options.

k.            Form of settlement

The shares which are the object of the options will come, as decided the Board of Directors, from the issue of new shares within the limit of the authorized capital or from shares held in treasury.

l.              Restrictions on the transfer of the shares

The shares acquired or subscribed to in line with the rules of the Stock Options Plan and the Additional Stock Option Plan and individual grants contracts are not subject to any restriction period and the beneficiary may trade them freely at any time.

m.           Criteria and events that will lead to suspension, alteration and termination of the plan

In the event of a corporate reorganization, whether by merger, consolidation or transformation of the Company, or the Company leaving the Novo Mercado segment, the Board of Directors will decide on how corporate restructuring will affect the options granted to the date of such an event date.

Furthermore, in case of changing the number of shares, either by grouping, split or bonus shares, the options and the strike price may also be adjusted at the discretion of the Board of Directors, in order to avoid any distortions and damage to the Company and/or the beneficiaries.

n.            Effects of manager´s departures from the Company on his/her rights on the stock remuneration plan

According to the Stock Options Plan and the Additional Stock Options Plan, the rules for departures from the company are as follows:

1. In the event of the departure being voluntary or at the Company´s initiative without just cause, the mature options will have their validity date brought forward and must be exercised within a maximum of 30 days of notification of the departure. The options which are not yet mature will be cancelled.

2. In the event of the departure being at the Company´s initiative with just cause, all the options granted to the beneficiary, including but not limited to the mature options, will be cancelled from the notification of the departure.

3. The cancelled options, as stated in items 1 and 2 above, will have no compensation right for the beneficiary.

4. The stock option and additional option contracts will be rescinded from the date of the beneficiary´s departure, with this rescission bringing no compensation right to the beneficiary.

5. The above provisions will not apply in the event of statutory directors not re-elected to their respective positions, providing they still remain on the staff of the Company and/or its subsidiaries, in which event the option contracts or additional option contracts, as applicable, will remain in effect with the same terms and conditions.

In cases of retirement for length of service or permanent disability of the beneficiary, the mature options may be exercised within the period of validity laid down in the option contract or additional option contract, as applicable. The options which are not yet mature will automatically be considered mature options immediately exercisable within the expiry date of 60 days from the date of departure from the Company. In the event of the beneficiary's death, the options will be transferred to the heirs and/or inheritors of the beneficiary, and the mature options may be exercised within a new period of validity of 12 months from the date of the beneficiary's death.

4)    Stock Option Purchase Plan (Performance Stock Option) (discontinued on March 31, 2015)

a.            General terms and conditions

The Company´s Stock Option Purchase Plan (Performance Stock Options), approved by the general shareholders´ meeting held on April 3, 2014 and discontinued on March 31, 2015 was directed at the statutory and non-statutory directors and others working for the Company and/or its subsidiaries who were eligible.

The instrument is based on the concept of stock options (performance stock options), in which the Company grants the executive a right (but not an obligation) to buy Company shares at pre-defined prices (strike price), periods and conditions based on achieving goals.

Approval of the list of participants and the number of options to be granted will be determined by the Board annually and be linked to achieving pre-defined results for the Company, the appreciation of the Company´s business and determined corporate goals. The participation of the executive in a cycle in which options are granted does not guarantee their participation in subsequent grants.

To determine the number of stock options, the calculation concept is used in which, once an expected appreciation of the Company's share price and the corporate goals have been reached within the stipulated grace period (vesting), the gain resulting from the option will be equal to the level of the executive´s target. In this concept, the participant only reaches his/her potential gain if the shareholders´ expectations in the terms of the appreciation of the business are reached.

b.            Main objectives of the plan

The aim of the Stock Options Purchase Plan (Performance Stock Options) was to allow the beneficiaries, subject to certain conditions, to acquire Company shares to: (a) encourage the expansion, success and achievement of the Company´s social objectives; (b) align the interests of the Company shareholders to those of the beneficiaries; and (c) allow the Company or others under its control to attract and retain the beneficiaries.

c.            How the plan contributes to these objectives

By establishing a differentiated and competitive investment opportunity for its executives, the Company expects to align the actions of the beneficiaries of the plan to the vision of the shareholders and investors in the Company, conditioning the long-term variable remuneration of the executive to the continuation of the business and, by doing so, promoting a sustainable and committed attitude by the beneficiaries of the plan.

d.            How the plan fits into the Company's remuneration

The Stock Options Plan (Performance Stock Options) was intended to top up the remuneration package of its executives, reinforcing the level of attraction and retention of its main executives, as described in item 13.1 of this Reference Form.

e.            How the plan aligns the interests of management and the Company in the short, medium and long term

The Stock Options Plan (Performance Stock Options) aimed to strengthen the expectation of the shareholder and investor in the Company to create the long-term vision and commitment in the executive to create value and sustainable results for the Company in the short, medium and long term.

f.             Maximum number of shares included

The maximum number of shares included that may be the object of the stock options plan is equivalent to 0.5% of the total number of shares issued by the Company, corresponding to 4,362,366 shares on the date when it was discontinued. Within the scope of this plan, a total of 1,251,238 shares were granted. There are no options active from the total of the granted options within the scope of this plan on December 31, 2015.

g.            Maximum number of options to be granted

The maximum number of options to be granted may not exceed the maximum number of shares that can be the object of the stock options plan, which is equivalent to 0.5% of the total number of shares issued by the Company, corresponding to 4,362,366 shares on the date when it was discontinued.

h.            Share acquisition terms

The Board of Directors, annually or whenever it judges convenient, will fix the strike price of each option and the payment conditions, establishing the terms and conditions of exercise of each option and impose any other conditions related to these options.

Each stock option entitles the beneficiary to acquire one share of the Company, subject to the terms and conditions stated in the respective option contract.

The granting of stock options under the Stock Options Plan (Performance Stock Options) is carried out through stock option contracts between the Company and the beneficiaries, which will specify, without prejudice to other conditions determined by the Board of Directors: (a) the number of options; (B) the Company's performance goals and other terms and conditions for acquiring the right to exercise the options; (c) the deadline for exercising the options; and (d) the strike price and payment terms.

The Board of Directors, may make the exercise of option subject to certain conditions, as well as impose lock-up periods for trading part of the shares and other restrictions on the transfer of shares acquired through the exercise of the options, and can also reserve for the Company repurchase options and/or preferential rights should the beneficiary sell these same shares.

The option contracts will be agreed individually with each beneficiary and the Board of Directors may establish differentiated terms and conditions for each option contract, without needing to apply any rule of equality or analogy between the beneficiaries, even if they are in similar or identical situations.

The beneficiary who wishes to exercise the option must notify the Company in writing of his/her intention to do so and indicate the number of options he/she wishes to exercise, in line with the communication model to be disclosed by the Board of Directors.

i.              Criteria for setting the acquisition or exercise price

The exercise price of the purchase options granted under the plan will be determined by the Board of Directors on the grant date, provided that it will never be less than the average price of the Company's shares on the B3, weighted by the trading volume, in the 20 trading sessions prior to the grant date, restated according to the index chosen by the Board of Directors.

j.              Criteria for setting the exercising period

The setting of the exercise period took into account market practices and the average time needed for the beneficiaries´ management to bring about an appreciation of the shares and the Company´s growth

Without prejudice to other terms and conditions established in the respective option contracts, the options will become exercisable after a vesting period of at least 18 months and a maximum of 24 months from the grant date, at the choice of the Board of Directors.

The options will be exercisable until the last business day of the calendar year in which the 4th anniversary of the grant date is completed. Options not exercised within the stipulated terms and conditions will be considered automatically terminated, without any right to compensation.

k.            Form of settlement

The shares which are the object of the options will come, as decided the Board of Directors, from the issue of new shares within the limit of the authorized capital or from shares held in treasury.

l.              Restrictions on transfer of shares

The Board of Directors may make the exercise of the option subject to certain conditions, as well as impose lock-up periods for trading part of the shares and other restrictions on the transfer of shares acquired through the exercise of the options and can also reserve for the Company repurchase options and/or preferential rights should the beneficiary sell these shares.

m.           Criteria and events that will lead to the suspension, alteration or termination of the plan

The Board of Directors may decide to suspend the right to exercise the options, whenever situations that, under the law or regulations, restrict or prevent the trading of shares by the beneficiaries.

The Board of Directors, acting in the interest of the Company and its shareholders, may revise the terms of the plan, provided it does not change its basic principles. Any significant legal change regarding the regulation of corporations, public companies, in the labor legislation and/or tax effects of an options plan, may lead to a full review of the plan.

The plan may be terminated at any time by the general meeting of the Company shareholders.

n.            Effects of manager´s departure from the companies on his/her rights under the stock remuneration plan

The rules in the Stock Options Purchase Plan (Performance Stock Options) covering departures from the company are as follows:

1. In the event of the beneficiary leaving the Company at its wish through dismissal with just cause or removal from his/her position for violating the managerial duties and responsibilities, all the options already exercised or not yet exercised under the respective option contract, on the date of his/her departure, will be automatically terminated, by right, regardless of prior advice or notification, and without any right to compensation.

2. In the event of the beneficiary leaving the Company at its wish as a result of being dismissed without just cause or being dismissed from his/her position without any violation of the duties and responsibilities of a manager, or by the beneficiary´s own wish, resigning from the job and his/her position as manager: (i) the options not yet exercised under the respective option contract, on the date of his/her departure, will become exercisable in proportion to the grace period in which the beneficiary had worked for the Company provided the conditions laid down in the respective option contract are satisfied and may be exercised within a period of 30 days from the departure date, after which they will be automatically terminated by right, regardless of prior advice or notification, and without any right to compensation; and (ii) the options that are exercisable in line with the respective option contract, on the date of his/her departure, may be exercised, within a period of 30 days from the departure date, after which they will be  automatically terminated by right, regardless of prior advice or notification, and without any right to compensation.

3. In the event of the beneficiary leaving the Company due to retirement or permanent disability: (i) the options not yet exercised under the respective option contract, on the date of his/her departure, will become exercisable in proportion to the grace period in which the beneficiary had worked for the Company provided the conditions laid down in the respective option contract are satisfied and may be exercised within a period of 60 days from the departure date, after which they will be automatically terminated by right, regardless of prior advice or notification, and without any right to compensation; and (ii) the options already exercised in line with the respective option contract, on the date of his/her departure, will remain valid and may be exercised within the terms of the plan and respective option contract.

4. In the event of the beneficiary leaving the Company due to death: (i) the options not yet exercised under the respective option contract, on the date of his/her departure, will become exercisable in proportion to the grace period in which the beneficiary had worked for the Company provided the conditions laid down in the respective option contract are satisfied and may be exercised within a period of 12 months from the date of the end of the grace period, after which they will be automatically terminated by right, regardless of prior advice or notification, and without any right to compensation; and (ii) the options that are exercisable in line with the respective option contract, on the date of his/her death, may be exercised, within a period of 12 months from the departure date by the beneficiary´s legal heirs and successors, after which they will be  automatically terminated by right, regardless of prior advice or notification, and without any right to compensation.

13.5 Remuneration based on shares of the Board of Directors and Statutory Management

The members of the Company´s Board of Directors are not entitled to remuneration based on shares.

In relation to the Restricted Stock Options, approved at the AGM/EGM of April 8, 2015 there is no granting of a buy option but, in fact, the transfer of Company shares through an investment by the beneficiary in parity shares and the compliance with set conditions described in item 13.4 above.

YEAR: 2017		Statutory Management
b. total number of members	10.67	9.5	7.58	7.58	7.67	7.67	6.17	6.17	6.17
c. number of remunerated members	10.67	10.00	6.00	7.00	6.00	6.00	6.17	6.17	6.17
d. In relation to every grant of options to buy shares	Grant 2012	Grant 2013	Grant 2014	Grant 2014 II	Grant 2016 I	Grant 2016 II	Grant 2017 - Extra	Restricted Shares 2017	Grant 2017 – Extra II
i - grant date	02/05/2012	02/05/2013	04/04/2014	18/12/2014	28/04/2016	31/05/2016	30/03/2017	31/08/2017	01/12/2017
ii – number of options granted	1,032,710	855,154	511,744	2,226,270	3,200,000	693,860	150,000	187,333	290,771
iii – period for the options to become exercisable	2013 – 1/3 of the options 2014 – 2/3 of the options 2015 – 3/3 of the options	2014 – 1/3 of the options 2015 – 2/3 of the options 2016 – 3/3 of the options	2015 – 1/3 of the options 2016 – 2/3 of the options 2017 – 3/3 of the options	2015 – 1/3 of the options 2016 – 2/3 of the options 2017 – 3/3 of the options	2017 - 1/4 of the options 2018 - 2/4 of the options 2019 - 3/4 of the options 2020 - 4/4 of the options	2017 - 1/4 of the options 2018 - 2/4 of the options 2019 - 3/4 of the options 2020 - 4/4 of the options	2018 - 1/4 of the options 2019 - 2/4 of the options 2020 - 3/4 of the options 2021 - 4/4 of the options	2018 - 30% of the shares 2019 - 70% of the shares	2018 - 1/4 of the options 2019 - 2/4 of the options 2020 - 3/4 of the options 2021 - 4/4 of the options
iv – maximum period to exercise the options	01/05/2017	01/05/2018	03/04/2019	17/12/2019	28/04/2022	31/05/2022	30/03/2023	N/A	01/12/2023
v – restricted period for transfer of shares	N/A	N/A	N/A	N/A	1 year	1 year	1 year	N/A	1 year
vi – average weighted price of the exercise of each one of the following groups of shares
Open at the start of the financial year	48.14	60.60	54.49	75.27	57.65	47.68	N/A	Not applicable	N/A
Lost during the financial year	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Exercised during the financial year	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Expired during the financial year	48.58	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
e. fair value of the options on the grant date (in Reais)	7.82	11.88	12.56	14.58	9.21	10.97	9.45	41.85	7.91
f. potential dilution in case all the options granted are exercised	0.12%	0.08%	0.06%	0.26%	0.39%	0.09%	0.02%	0.02%	0.04%

YEAR: 2016	Statutory Management
b. total number of members	10.67	9.5	7.58	7.58	7.67	7.67
c. number of remunerated members	10.67	10.00	6.00	7.00	6.00	6.00
d. In relation to every grant of options to buy shares	Granted 2012	Granted 2013	Granted 2014	Granted 2014 II	Granted 2016 I	Granted 2016 II
i – grant date	02/05/2012	02/05/2013	04/04/2014	18/12/2014	28/04/2016	31/05/2016
ii – number of options granted	1,032,710	855,154	511,744	2,226,270	3,200,000	693,860
iii – period for the options to become exercisable	2013 – 1/3 of the options 2014 – 2/3 of the options 2015 – 3/3 of the options	2014 – 1/3 of the options 2015 – 2/3 of the options 2016 – 3/3 of the options	2015 – 1/3 of the options 2016 – 2/3 of the options 2017 – 3/3 of the options	2015 – 1/3 of the options 2016 – 2/3 of the options 2017 – 3/3 of the options	2017 - 1/4 of the options 2018 - 2/4 of the options 2019 - 3/4 of the options 2020 - 4/4 of the options	2017 - 1/4 of the options 2018 - 2/4 of the options 2019 - 3/4 of the options 2020 - 4/4 of the options
iv – maximum period to exercise the options	01/05/2017	01/05/2018	03/04/2019	17/12/2019	28/04/2022	31/05/2022
v – restricted period for transfer of shares	N/A	N/A	N/A	N/A	N/A	N/A
vi – average weighted price of the exercise of each one of the following groups of options
Open at the start of the financial year	40.92	51.52	46.01	63.99	N/A	N/A
Lost during the financial year	N/A	N/A	N/A	N/A	N/A	N/A
Exercised during the financial year	43.29	54.41	48.85	N/A	N/A	N/A
Expired during the financial year	N/A	N/A	N/A	N/A	N/A	N/A
e. fair value of the options on the grant date (in Reais)	7.82	11.88	12.56	14.58	9.21	10.97
f. potential dilution in case all the options granted are exercised	0.12%	0.08%	0.06%	0.26%	0.39%	0.09%

(*) The grant related to the year of 2015, was canceled by the Board of Directors on 03/29/16

YEAR: 2015	Statutory Management
b. total number of members	10.67	9.5	7.58	7.58	9.00
c. number of remunerated members	10.67	10.00	6.00	7.00	9.00
d. In relation to every grant of options to buy shares	Granted 2012	Granted 2013	Granted 2014	Granted 2014 II	Granted 2015
i – grant date	02/05/2012	02/05/2013	04/04/2014	18/12/2014	17/12/2015
ii – number of options granted	1,032,710	855,154	511,744	2,226,270	4,350,000
iii – period for the options to become exercisable	2013 – 1/3 of the options 2014 – 2/3 of the options 2015 – 3/3 of the options	2014 – 1/3 of the options 2015 – 2/3 of the options 2016 – 3/3 of the options	2015 – 1/3 of the options 2016 – 2/3 of the options 2017 – 3/3 of the options	2015 – 1/3 of the options 2016 – 2/3 of the options 2017 – 3/3 of the options	2016 - 1/4 of the options 2017 - 2/4 of the options 2018 - 3/4 of the options 2019 - 4/4 of the options"
iv – maximum period to exercise the options	01/05/2017	01/05/2018	03/04/2019	17/12/2019	17/12/2021
v – restricted period for transfer of shares	N/A	N/A	N/A	N/A	N/A
vi – average weighted price of the exercise of each one of the following groups of options
Open at the start of the financial year	40.92	51.52	46.01	63.99	N/A
Lost during the financial year	N/A	N/A	N/A	N/A	N/A
Exercised during the financial year	43.29	54.41	48.85	N/A	N/A
Expired during the financial year	N/A	N/A	N/A	N/A	N/A
e. fair value of the options on the grant date (in Reais)	7.82	11.88	12.56	14.58	17.31
f. potential dilution in case all the options granted are exercised	0.12%	0.08%	0.06%	0.26%	0.5%

13.6 - Open options

The members of the Company´s Board of Directors are not entitled to remuneration based on shares.

In relation to the Restricted Stock Options Plan, there is no granting of a buy option but, in fact, the transfer of Company shares through an investment by the beneficiary in parity shares and the compliance with set conditions described in item 13.4 above.

2017	Statutory Management
Year granted	2012 (*) Grant expired	2013	2014	2014 II	2016	2016 I	2017 Extra	Restricted Shares 2017	2017 Extra II
b. total number of members	10.67	9.5	7.58	7.58	7.67	7.67	6.17	6.17	6.17
c. number of remunerated members	2.00	2.00	6.00	7.00	6.00	6.00	6.17	6.17	6.17
d. In relation to the options not yet exercisable
i – number	-	-	-	-	2,400,000	520,395	150,000	187,333	290,771
ii – date on which they become exercisable	-	-	-	-	800,000 in 28/04/2018 800,000 in 28/04/2019 800,000 in 28/04/2020	173,465 in 31/05/2018 173,465 in 31/05/2019 173,465 in 31/05/2020	37,500 in 30/03/2018 37,500 in 30/03/2019 37,500 in 30/03/2020 37,500 in 30/03/2021	2018 - 30% of the shares 2019 - 70% of the shares	72,692 in 01/12/2018 72,693 in 01/12/2019 72,693 in 01/12/2020 72,693 in 01/12/2021
iii – maximum period to exercise options	02/05/2017	02/05/2018	04/04/2019	18/12/2019	28/04/2022	31/05/2022	30/03/2023	N/A	01/12/2023
iv – restricted period for transfer of shares	None	None	None	None	1 year	1 year	1 year	N/A	1 year
v – average weighted price of the exercise	48.58	61.53	55.32	76.41	58.53	48.41	38.75	Not applicable	41.87
vi – fair value of the options on the last day financial year[1]	7.82	11.88	12.56	14.58	9.21	10.97	9.21	Not applicable	10.97
d. in relation to exercisable options[1]
i – number	-	14,214	282,077	1,449,717	800,000	173,465	-	-	-
ii – maximum period to exercise options	02/05/2017	02/05/2018	04/04/2019	18/12/2019	28/04/2022	31/05/2022	30/03/2023	-	01/12/2023
iii – restricted period for transfer of shares	None	None	None	None	1 year	1 year	1 year	-	1 year
iv – average weighted price of the exercise²	48.58	61.53	55.32	76.41	58.53	48.41	N/A	-	N/A
v – fair value of the options on the last day financial year[3]	7.82	11.88	12.56	14.58	9.21	10.97	9.45	-	7.91
vi – fair price of all the options on the last day of the financial year	-	R$ 168,862.32	R$ 3,542,887.12	R$ 21,136,873.86	R$ 7,368,000.00	R$ 1,902,911.05	N/A	-	N/A

13.7 Options exercised and shares delivered relative to the share-based remuneration of the Board of Directors and the Statutory Management

The members of the Company´s Board of Directors are not entitled to remuneration based on shares.

In relation to the Restricted Stock Options Plan, there is no exercise of a buy option but, in fact, the transfer of Company shares given the compliance with set conditions described in item 13.4 above. No Company shares were delivered within the scope of this plan in 2015.

In 2016 and 2017, no options were exercised by members of the Statutory Management and there were no deliveries of shares to the Statutory Management.

Options exercised – Financial year ended on 31/12/2015	Statutory Management
Total number of members	9.00
Number of remunerated members	3.00
Options exercised
Number of shares	369,617
Average weighted price in the year (in Reais)	46.27
Total value of the difference between the exercise value and the market value of the options exercised	8,565,917.40
Shares delivered
Number of shares	N/A
Average weighted price of acquisition	N/A
Difference between the exercise value and the market value of the options acquired	N/A

13.8 - Information needed to understand the figures presented in items 13.5 to 13.7 – Pricing method used for the shares and options

a.    Pricing model

The Black-Scholes-Merton model was used to price the Options under the Company´s Stock Options Plan.

b.    Data and assumptions used in the pricing model, including the average weighted price of the shares, strike price, expected volatility, option term, expected dividends and risk-free rate of return

As the figures related to the grants cycle are related to options granted to the date of the creation of this Reference Form, the following assumptions for the pricing of target options of the Company´s Stock Options Purchase Plan were used:

✓  Share price: the closing price in the trading session prior to the date the option was granted (B3 - ticker BRFS3);

✓    Strike price: Result of the average closing price (B3– ticker BRFS3) of the last 20 trading sessions prior to the grant date of the options, restated by the IPCA index;

✓    Term of option: The options granted within the Stock Options Plan may be exercised by the participants, within the minimum vesting periods established below:

1)    Under the present Stock Options Plan, approved at the AGM/EGM of 08/04/15: (a) up to 1/4 of the total options may be exercised one year after the signing of the grant contract; (b) up to 2/4 of the total options may be exercised two years after the signing of the grant contract; (c) up to 3/4 of the total options may be exercised three years after the signing of the grant contract; (d) all the options may be exercised four years after the signing of the grant contract; and (e) the maximum period is six years after the grant to exercise the options;

2)    Under the Stock Options Plan and the Additional Stock Options Plan discontinued on March 31, 2015: (a) up to 1/3 of the total options may be exercised one year after the signing of the grant contract; (b) up to 2/3 of the total options may be exercised two years after the signing of the grant contract; (c) all the options may be exercised three years after the signing of the grant contract; and (e) the maximum period is five years after the grant to exercise the option;

3)    Under the Stock Options Plan (Performance Stock Options) discontinued on March 31, 2015: the options will become exercisable after a minimum vesting period of 18 months and maximum of 24 months from the grant date, as defined by the Board of Directors;

✓  Risk-free Rate of Return: The risk-free rate of return of choice is the NTN-B (Brazilian Treasury Note) available on the date of pricing and with the same maturity as the options;

✓    Dividend rate: considered to be the Company´s historic dividends payment over the last two years; and

✓    Volatility of nominal shares issued by the Company: The Company uses the weighted volatility of its nominal shares to set the volatility rate.

There is no pricing model for the Restricted Option Plan approved at the AGM/EGM of April 08, 2015 and amended at the AGM/EGM of April 26, 2017.

c.    Method used and assumptions adopted to incorporate the expected effects of the advance exercise

According to the pricing methodology of the target options (Black-Scholes-Merton) and the features of the Company´s Stock Options Plan, no assumptions were used to incorporate the effects of advance exercises.

d.    Way of determining the expected volatility

The Company uses the historic performance of its nominal shares to set the volatility rate.

e.    Any other option feature that may have been included in the assessment of fair value.

Not applicable.

13.9 The number of shares or quotas directly or indirectly held in Brazil or abroad, and other securities convertible into shares or quotas issued by the Company, its direct or indirect parent companies, subsidiaries or companies under common control, by members of the Board of Directors, the Statutory Management or Fiscal Council, grouped by body

The participations in shares, quotas and other convertible securities held by the Board of Directors, management and fiscal counsellors, grouped by body, on the closing date of the last financial year, are shown below:

	Common Shares Issued by the Company	ADRs linked to Common Shares Issued by the Company
Board of Directors	41,200,470	30,750
Executive Management	157,546	0
Fiscal Council	0	0

13.10 Information on pension plans granted to members of the Board of Directors and Statutory Directors

2017	Board of Directors	Statutory Management
b. total number of members	9.42	6.17	6.17	6.17
c. number of remunerated members	0.00	2.00	5.00	1.00
d. name of plan	N/A	Plano II de Previdência Brasil Foods (closed for new members)	Plano III de Previdência Brasil Foods (open for new additions)	Plano de Benefícios FAF (closed for new members)
e. number of administrators who meet the conditions to retire¹	N/A	0.00	0.00	0.00
f. conditions for early retirement	N/A	- 55 years of age completed; - 3 years of accredited service (participation in plan); - End of employment link with Employer	- 55 years of age completed; - 3 years of accredited service (participation in plan); - End of employment link with Employer	- Completed 10 years of contribution to the plan - To be entitled to the pension benefit for the time of the contribution under the Official Pension System - End of employment link with Employer
g. updated amount of the accumulated contributions in the pension plan to the close of the last financial year, excluding the installment relative to contributions made directly by the managers²	N/A			N/A³
h. total amount of the accumulated contributions in the pension plan to the close of the last financial year, excluding the installment relative to contributions made directly by the managers	N/A			R$ 0.00
i. if and under what conditions early redemption can be made	N/A	No early redemption is foreseen, except at the end of the employment link.	No early redemption is foreseen, except at the end of the employment link.	No early redemption is foreseen, except at the end of the employment link.

_____________________________

¹ Fulfill the conditions but they need to end the employment link.

²Total amount of the employer´s contributions (since joining the Plan) plus the return.

³The FAF Benefits Plan (Plano de Benefícios FAF) is structured as a defined benefit model which is characterized by a mutual approach. As a result, the contributions to the plan, by the employers and participants, become part of the assured mathematical provisions of the benefits offered to its participants, without individualization.

13.11 Maximum, minimum and average remuneration:

	Statutory Management			Board of Directors			Fiscal Council
	31/12/2017	31/12/2016	31/12/2015	31/12/2017	31/12/2016	31/12/2015	31/12/2017	31/12/2016	31/12/2015
Nº of members	6.17	7.67	9.00	9.42	9.00	9.25	3.00	3.00	3.00
Nº of remunerated members	6.17	7.67	9.00	9.42	9.00	9.25	3.00	3.00	3.00
Amount of highest remuneration (in Reais)	2,640,000.00	4,430,709.40	11,548,000.00	1,472,400.00	1,472,400.00	1,472,400.00	197,646.00	197,646.00	360,000.00
Amount of lowest remuneration (in Reais)	1,330,000.00	1,260,000.00	4,200,000.00	480,000.00	480,000.00	480,000.00	117,000.00	156,000.00	117,000.00
Average remuneration (in Reais)	7,771,561.77	5,599,794.28	7,425,093.56	877,974.03	805,562.42	1,346,188.70	209,058.40	169,882.00	205,368.67

Notes

Statutory Management
31/12/2017

For all the bodies, the member with the highest individual remuneration exercised the position for 12 months

For the lowest individual remuneration, the members who had exercised the position for less than 12 months were excluded

31/12/2016

For all the bodies, the member with the highest individual remuneration exercised the position for 12 months

For the lowest individual remuneration, the members who had exercised the position for less than 12 months were excluded

31/12/2015

For all the bodies, the member with the highest individual remuneration exercised the position for 12 months

For the lowest individual remuneration, the members who had exercised the position for less than 12 months were excluded

Board of Directors
31/12/2017

For all the bodies, the member with the highest individual remuneration exercised the position for 12 months

For the lowest individual remuneration, the members who had exercised the position for less than 12 months were excluded

31/12/2016

For all the bodies, the member with the highest individual remuneration exercised the position for 12 months

For the lowest individual remuneration, the members who had exercised the position for less than 12 months were excluded

31/12/2015

For all the bodies, the member with the highest individual remuneration exercised the position for 12 months

For the lowest individual remuneration, the members who had exercised the position for less than 12 months were excluded

Fiscal Council
31/12/2017

For all the bodies, the member with the highest individual remuneration exercised the position for 12 months

For the lowest individual remuneration, the members who had exercised the position for 9 months

31/12/2016

For the Fiscal Council, the member with the highest individual remuneration exercised the position for 12 months

For the Fiscal Council, the member with the lowest individual remuneration exercised the position for 12 months

31/12/2015

For all the bodies, the member with the highest individual remuneration exercised the position for 9 months

For the lowest individual remuneration, the members who had exercised the position for less than 9 months were excluded

13.12 - Mechanisms of remuneration or compensation for managers in the event of severance or retirement

The Company does not have an institutionalized policy that determines the payment of indemnification to the managers due to dismissal or retirement. Notwithstanding, the contractual arrangements in force executed with certain directors provide the payment of indemnification to the manager, for the term of 3 (three) years counted from the end of the relation with the Company, as a form to compensate for the prohibition of the practice of acts considered as competitive to the Company. Such mechanism has as purpose to reduce the financial impacts of the manager due to the limitations applied in his professional field, in reason to the execution of the agreement. If the indemnification becomes due, there will be no relevant financial impacts for the Company.

13.13 - Percentage of total remuneration held by managers and members of the fiscal council who are related parties to the controllers

There was no percentage over the last three financial years of the total remuneration of each body recognized in the result of related parties to the controllers, directly or indirectly, as the Company's control is diffuse and therefore it has no direct or indirect controllers.

13.14 - Remuneration of managers and members of the fiscal council, grouped by body, received for any reason other than their corporate function

There was no amount over the last three fiscal years recognized in the result as remuneration for members of the Board of Directors, the Statutory Management or Fiscal Council for any reason other than their corporate function, such as, for example, commissions and advisory or consultancy services provided.

13.15 - Remuneration of managers and members of the Fiscal Council recognized in the controller´s results, directly or indirectly, of companies under common control and subsidiaries of the Company:

In the years of 2015 and 2017, no amount was recognized in the controller´s results, directly or indirectly, of companies under common control and subsidiaries of the Company, as remuneration for the members of the Board of Directors, the Statutory Management or the Fiscal Council of the Company. In the financial year ended on December 31, 2016, certain amounts paid for the corporate function were recognized in the result of the subsidiaries, as shown below:

YEAR: 2016 – Annual Amounts in R$	Board of Directors	Statutory Management	Fiscal Council	Total
Controlled directly and indirectly	-		-	-
Controlled by the Company	-	948,642.35	-	948,642.35
Companies under common control	-		-	-

13.16 - Other relevant information

There is no other information the Company regards as relevant to this Section 13 of the Reference Form.

BRF S.A.

Appendix III – Information on the candidates to the positions of members of the Fiscal Council and of the Board of Director (Items 12.5 to 12.10 of the Reference Form, according to Instruction CVM n° 480, of December 7, 2009)

III.1 INFORMATION ON THE CANDIDATES TO THE POSITIONS OF MEMBERS OF THE FISCAL COUNCIL

12.5 Composition and professional experience of the candidates to the Fiscal Council

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Attilio Guaspari	20/10/1946	Belongs only to the Fiscal Council	26/04/2017	Ordinary General Meeting of 2018
610.204.868-72	Civil Engineer	45 – C.F. (Effect.) Elected by Minor. Ordinary Shar.	26/04/2017	No
No	12th term of office	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Marcus Vinicius Dias Severini	02/10/1957	Belongs only to the Fiscal Council	26/04/2017	Ordinary General Meeting of 2018
632.856.067-20	Accountant and engineer	45 – C.F. (Effect.) Elected by Minor. Ordinary Shar.	26/04/2017	No
No	2nd term of office	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
André Vicentini	25/05/1981	Belongs only to the Fiscal Council	N/A	N/A
283.726.668-06	Mechanical production engineer	45 – C.F. (Effective)	N/A	N/A
No	N/A	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Susana Hanna Stiphan Jabra	27/08/1957	Belongs only to the Fiscal Council	26/04/2017	Ordinary General Meeting of 2018
037.148.408-18	Economist	48 – C.F. (Alternate)	26/04/2017	No
No	2nd term of office	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Marcos Tadeu de Siqueira	27/09/1955	Belongs only to the Fiscal Council	26/04/2017	Ordinary General Meeting of 2018
945.554.198-04	Business Administrator	48 – C.F. (Alternate)	26/04/2017	No
No	2nd term of office	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
Tax Number	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Valdecyr Maciel Gomes	17/12/54	Belongs only to the Fiscal Council	N/A	N/A
718.224.887-53	Lawyer	48 – C.F. (Alternate)	N/A	N/A
No	N/A	Yes

Attilio Guaspari - 610.204.868-72

Mr. Attilio holds a bachelor's degree in Engineering from the Escola Politécnica da Universidade de São Paulo – USP and a master's degree in Administration Sciences. He was Superintendent of Audit of the BNDES from 1995 to 2001, having been Head of the Bank's Financial Department from 1980 to 1986 and Chief Financial Officer of Embrafilme from 1987 to 1988. He has participated in several Boards of Directors since 1986, such as Brasil Ferrovias SA, FAPES, Verolme-Ishibrás Industries and Projeto Jarí. He is currently the CEO of Proman (Manso S / A Producers) and a member of the Audit Committee of BNDES. Mr. Attílio has not suffered in the last five years any conviction (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or administrative decision that has suspended or disqualified him for the practice of any professional or commercial activity.

Marcus Vinicius Dias Severini - 632.856.067-20

Mr. Marcus Vinícius holds a bachelor's degree in accounting and electrical engineering with a post-graduate degree in economics. Until his retirement in March of 2015, he was Controlling Officer of Vale, where he joined in October 1994. From December 1981 until 1994, he held several positions at Arthur Andersen S / C, having retired as Manager of Audit and Accounting Consultant. He also served as an effective member or alternate member of the Fiscal Council of several companies and was, for 9 years, president of the Deliberative Council of the Vale Foundation of Social Security - VALIA. Mr. Marcus has not suffered in the last five years any conviction (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or administrative decision that has suspended or disqualified him for the practice of any professional or commercial activity.

André Vicentini - 283.726.668-06

Mr. André Vicentini graduated in Mechanical Production Engineer by Escola Politécnica of the University of São Paulo – USP (2003). Specialization in ALM (Asset Liability Management) and in Risk Management by Educational Institute of BM&FBOVESPA (2010 and 2012). From January 2009 to March 2016, he acted as Corporate Superintendent of Treasury and Financial Services of BM&FBOVESPA S.A., being responsible for the financial management of the companies of the Group, both in Brazil and abroad, in the areas of treasury, financial planning, accounts payable, accounts receivable, credit and collection, reporting to the Financial Officer and having under direct management two managers and a total team of 20 people. He was also responsible for the financial management of the pension plan fund, acting as Director of Investments of Mercaprev (AETQ). From September 2006 to December 2008, he acted as Manager of Financial Management of Telefônica S.A., responsible for the financial operations of the group in local and International markets, for the cash management and structures of protection of market risks, managing a team of Treasury and Structured Operations composed by 6 people and reporting to the Financial Officer. From September 2003 to September 2006, he acted as Financial Analyst of Perdigão Agroindustrial, being member of the Treasury responsible for the management of cash flow, analysis of feasibility and pricing of structured operations, derivatives and operations of foreign trade. From January 2001 to September 2003, he was a trainee at Banco Votorantim, acting in the structuring desk and pricing of products. Mr. André has not suffered in the last five years any conviction (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or administrative decision that has suspended or disqualified her for the practice of any professional or commercial activity.

Susana Hanna Stiphan Jabra - 037.148.408-18

Ms. Susana is an economist (FEA-USP) with a specialization in financial management (MBA Insper). Susana has been working in large and medium-sized companies for more than 30 years and has participated in important operations in the capital market. She was a member of the Board of Directors of CPFL Energia SA, Companhia Paulista de Força e Luz, Companhia Piratininga de Força e Luz and CPFL Geração de Energia SA, Fras-Le SA, Telenorte Celular Participações SA, Bonaire Participações SA, among others. Tax Adviser of CPFL Energia S.A., JSL S.A., FERBASA, Universo Online S.A., Itau Unibanco S. A, among others. She is currently a member of the Fiscal Council of BRF and of Paranapanema S.A. and Member of the Board of Directors of CSU Cardsystem. Member of the Board of Directors and Fiscal Officer with Certification by the Brazilian Institute of Corporate Governance (IBGC). In the last five years, Mrs. Susana has not suffered in the last five years any conviction (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or administrative decision that has suspended or disqualified her for the practice of any professional or commercial activity.

Marcos Tadeu de Siqueira - 945.554.198-04

Mr. Marcos Tadeu graduated in business administration from FAC / ICÉS - Belo Horizonte (MG), with a postgraduate degree in General Formation of Senior Executives by UFRJ COPPEAD and MBA International Business Management from USP FIPECAFI. Mr. Marcos is certified by the IBGC - Brazilian Institute of Corporate Governance to act as Fiscal and Administration Counselor, where he was a member of the Governance Committee in the Third Sector. He was a full member with the Fiscal Council of ALL - América Latina Logística SA from April 2012 to April 2013 and from Hopi Hari SA from April 2003 to April 2004 and was a full member of the Board of Directors of Forjas Taurus SA from April 2013 to June 2014. He is currently Director of Operations at SESI - Social Service of Industry - National Department and Deputy Fiscal Counselor at Vale S.A. Mr. Marcos has not suffered in the last five years any conviction (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or administrative decision that has suspended or disqualified him for the practice of any professional or commercial activity.

Valdecyr Maciel Gomes – 718.224.887-53

Mr. Valdecyr is graduated in Law by Universidade Federal Fluminense – UFF (1986), with specialization in International Financial Law at Euromoney, Oxford University (1997). Participation at the Advanced Executive Program da Kellogg School of Management at Northwestern University (2013). From March 2014 to September 2016, he acted as Head for Latin America and Managing Partner of Brookfield Asset Management, responsible to define the strategic plan of the activity, to lead negotiations of purchase and sale of assets; negotiate in situations of conflict and develop solutions; hire, practice, develop and evaluate the team; define strategies of investment and of divestment; propose changes and corrections in the strategy, for the preservation of value in adverse situations; supervise and execution of operations and of the structure of governance of the assets acquired manage the risk and take care of the company´s image. From March 2008 to September 2013, he was the CEO and Chairman of Brookfield Asset Management, as well as of other companies of the group (Banco Brascan S.A., Brookfield Serviços Financeiros Ltda., Brascan Corretora de Títulos e Valores Mobiliários, BRKB DTVM S.A., BRKB Consultoria and of Brookfield Gestão de Ativos Ltda.). From September 2013 to September 2016, he was Director and Vice President of Brookfield Asset Management, as well as: Director and Vice Executive President and Managing Partner of Brookfield Brasil Ltda. And of Brookfield Participações Ltda.; Director of Brookfield Brazil Ltd. and of Brookfield Brasil Asset Management Investimentos Ltda.; Director of Fisher Eagle Capital Investments LLC and of Marlin Capital Investiments LLC. From 2008 to June 2011 he was Director of Brascan Holdings Plc, responsible for the establishment and management of the company whose function was to raise funds abroad for investments in Brazil. From 2001 to 2008, he was Executive Vice President of Banco Brascan S.A., having acted as Legal Director at the same institution from 1997 to 2001. From 1990 to 1997, he acted as fiscal of the Municipality of Rio de Janeiro and as lawyer of Brascan Brasil Ltda. From 1983 to 1990, he was a lawyer at Banco Garantia S.A. and, in 1982, he was Government Official of the Federal Government, as troop commander. Mr. Valdecyr has not suffered in the last five years any conviction (i) criminal, (ii) in a CVM administrative proceeding or (iii) a final, judicial or administrative decision that has suspended or disqualified him for the practice of any professional or commercial activity.

12.6. State in table form the participation rate of each member of the board of directors or fiscal council over the last year at the meetings held by the respective body in the same period after taking up the position

Body	Member	Percentage Share
Fiscal Council	Attilio Guaspari	100%
Fiscal Council	Marcus Vinicius Dias Severini	100%

12.7 – Provide the information mentioned in item 12.5 in relation to the statutory members, as well as audit, risk, finance and remuneration committees, even if such committees or structures are not statutory

Not applicable.

12.8. State the participation rate of each member of the statutory committees, as well as audit, risk, finance and remuneration committees, even if such committees or structures are not statutory, state, in a table format, the percentage rate at meetings carried out by the respective body in the same period, that have occurred after entering the position

Not applicable.

12.9.      Report the existence of marital relationship, stable union or kinship to the second degree:

a.         Company Management

b.         Company Management and managers of companies controlled, directly or indirectly

c.         Company Management or managers of companies controlled, directly or indirectly and direct or indirect Controllers of the Company

d.   Company Management and managers of companies controlled, directly or indirectly by the Company

Not applicable. The candidates to members of the Fiscal Council do not have any of the relationships mentioned in this Item 12.9.

12.10.  Report relationships of subordination, service provision or control maintained over the past 3 years between the Company´s management and:

a.    company controlled directly or indirectly by the Company, with the exception of those in which the Company holds all the share capital, directly or indirectly

b.    direct or indirect controller of the Company

c.    if relevant, supplier, customer, debtor or creditor of the Company, its subsidiary or controller or companies controlled by any of these people

Not applicable. No one in the Company has any of the relationships mentioned in this Item 12.10.

III.2. Information on the candidates to the positions of members of the Board of Directors

12.5 Composition and professional experience of the candidates to the positions of members of the Board of Directors

Name	Date of Birth	Administrative Body	Date of election	Term of office
CPF	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Augusto Marques da Cruz Filho	16/10/1952	Belongs only to the Board of Directors	N/A	N/A
688.369.968-68	Economist	27 – Independent Board of Directors (Effective); 24 – Chairman of the Board of Directors (Independent)	N/A	N/A
No	N/A	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
CPF	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Dan Ioschpe	25/02/1965	Belongs only to the Board of Directors	N/A	N/A
439.240.690-34	Business Administrator	27 – Independent Board of Directors (Effective)	N/A	N/A
No	N/A	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
CPF	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Flávia Buarque de Almeida	04/08/1967	Belongs only to the Board of Directors	N/A	N/A
149.008.838-59	Business Administrator	27 – Independent Board of Directors (Effective)	N/A	N/A
Member of the People, Organization and Culture Committee	2nd term of office	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
CPF	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Francisco Petros Oliveira Lima Papathanasiadis	14/09/1964	Belongs only to the Board of Directors	N/A	N/A
050.199.968-07	Lawyer	27 – Independent Board of Directors (Effective); 25 – Vice-Chairman of the Board of Directors (Independent)	N/A	N/A
Coordinator of the Audit Committee and Member of the Finance and Governance Committee	2nd term of office	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
CPF	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Guilherme Afonso Ferreira	09/05/1951	Belongs only to the Board of Directors	N/A	N/A
762.604.298-00	Engineer	27 – Independent Board of Directors (Effective)	N/A	N/A
No	N/A	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
CPF	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
José Luiz Osório	08/10/1951	Belongs only to the Board of Directors	N/A	N/A
051.367.447-07	Civil Engineer	27 – Independent Board of Directors (Effective)	N/A	N/A
No	N/A	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
CPF	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Luiz Fernando Furlan	29/07/1946	Belongs only to the Board of Directors	N/A	N/A
019.489.978-00	Chemical Engineer and Business Administrator	27 – Independent Board of Directors (Effective); 24 – Chairman of the Board of Directors (Independent)	N/A	N/A
Member of the Strategy, M&As and Markets Committee and of the Finance and Governance Committee	5th term of office	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
CPF	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Luiza Helena Trajano Inácio Rodrigues	09/10/1948	Belongs to the Board of Directors and Executive Officers	N/A	N/A
052.571.868-02	Enterpreneur	27 – Independent Board of Directors (Effective); 25 – Vice-Chairman of the Board of Directors (Independent)	N/A	N/A
No	N/A	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
CPF	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Roberto Antônio Mendes	15/08/1952	Belongs only to the Board of Directors	N/A	N/A
137.768.946-87	Administrador and Accountant	27 – Independent Board of Directors (Effective)	N/A	N/A
No	N/A	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
CPF	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Roberto Funari	12/05/1966	Belongs only to the Board of Directors	N/A	N/A
114.862.418-08	Business Administrator	27 – Independent Board of Directors (Effective)	N/A	N/A
No	N/A	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
CPF	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Roberto Rodrigues	12/08/1942	Belongs only to the Board of Directors	N/A	N/A
012.091.598-72	Agronomist Engineer	27 – Independent Board of Directors (Effective)	N/A	N/A
No	N/A	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
CPF	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Vasco Augusto Pinto da Fonseca Dias Júnior	25/12/1956	Belongs only to the Board of Directors	N/A	N/A
504.484.807-78	Systems Analyst	27 – Independent Board of Directors (Effective)	N/A	N/A
No	N/A	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
CPF	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Vicente Falconi Campos	30/09/1940	Belongs only to the Board of Directors	N/A	N/A
000.232.216-15	Engineer	27 – Independent Board of Directors (Effective)	N/A	N/A
No	N/A	Yes

Name	Date of Birth	Administrative Body	Date of election	Term of office
CPF	Profession	Position elected/held	Entry Date	Elected by the controller
Other positions and functions in the Company	Consecutive terms of office	Independent member
Walter Malieni Junior	05/05/1971	Belongs only to the Board of Directors	N/A	N/A
117.718.468-01	Economist	22 – Board of Directors (Effective)	N/A	N/A
Member of the Audit Committee and of the People, Organization and Culture Committee	2nd term of office	No

Augusto Marques da Cruz Filho – 688.369.968-68

Mr. Augusto Marques holds a PhD in Economic Theory from the Institute of Economic Research (IPE) of the University of São Paulo, graduated in Economic Sciences from the Economic and Administration University of the University of São Paulo (FEA-USP) and attended Abroad Developmente in Insead – Institut Européen d’Aministration des Affaires. Mr. Augusto Marques da Cruz Filho has acted in Grupo Pão de açúcar for 11 years occupying the positions of executive officer of the company, administrative and financial officer and, for two years and a half, chief officer, until leaving the position in 2005. Between 2005 and 2010 was member of the Board of Directors and Audit Committee of B2W. Since April, 2016 is the President of the Board of Directors of BR Distribuidora. He is also member of the Board of Directors of JSL S.A. and General Shopping.

In the last five years, Mr. Augusto Marques da Cruz Filho was not involved in any conviction (i) criminal, (ii) in an administrative proceeding before the CVM or (iii) a final, unappealable judicial or administrative decision that suspended or disqualified him for the practice of any professional or business activity.

Dan loschpe – 439.240.690-34

Dan Ioschpe graduated from the Federal University of Rio Grande do Sul with a postgraduate degree from ESPM - SP and an MBA from the Tuck School of Dartmouth College. Mr. Dan loschpe has entered loche-Maxion in 1986, where he occupied several positions until June, 1996, when he left to take the presidency of AGCO in Brazil. He returned to the Company in January, 1998, when he occupied the position of presidency. On April, 2014 he left such position to become president of the Board of Directors. He is member of the Board of Directors of WEG, Profarma e Cosan, president of the Board of Directors of Sindipeças and presidet of Fórum das Empresas Transnacionais Brasileiras (FET).

In the last five years, Mr. Dan Ioschpe was not involved in any conviction (i) criminal, (ii) in an administrative proceeding before the CVM or (iii) a final, unappealable judicial or administrative decision that suspended or disqualified him for the practice of any professional or business activity.

Flávia Buarque de Almeida – 149.008.838-59

Ms. Almeida is an executive officer of Peninsula Capital Participações S.A. since 2013 and a board member of the "Board of Overseers" at Harvard University, GAEC S.A. - Anima Educação and W2W E-Commerce de Vinhos S.A (wine.com.br). She was an independent member of the Board of Directors of Lojas Renner S.A. from 2011 to 2016. Between 2009 and 2013, she was a senior partner of Monitor Group (currently Monitor Deloitte). Prior to that, between 2003 and 2009, Flavia was the general director of Participações Morro Vermelho S.A., a family holding company that controls the Camargo Corrêa Group. During the years 1989 to 2003, Flavia worked at McKinsey & Company, where she was a partner. Flávia holds a degree in Business Administration from Fundação Getúlio Vargas and an MBA from Harvard Business School.

Francisco Petros Oliveira Lima Papathanasiadis – 050.199.968-07

Mr. Francisco Petros is economist and lawyer specialized in corporate law, capital market and corporate governance. Mr. Francisco Petros Oliveira Lima Papathanasiadis is managing partner of Fernandes, Figueiredo, Françoso e Petros - Sociedade de Advogados. He has worked for more than 30 years in the Brazilian financial and capital markets, in the areas of investment analysis, corporate finance and asset management, in several institutions as Unibanco, Brasilpar and Grupo Sul América. He was vice-president and president of the Brazilian Association of Capital Markets (Associação Brasileira de Mercado de Capitais – ABAMEC - São Paulo) between 1999 and 2001 and first president of Council for Supervision of Capital Markets Analysts of APIMEC (Conselho de Supervisão dos Analistas do Mercado de Capitas da APIMEC) (2010/2014). Since July, 2015, is member of Petrobras’ Board of Directors (Alternate). He is also member of the Board of Directors of BRF since 2017.

In the last five years, Mr. Francisco Petros was not involved in any conviction (i) criminal, (ii) in an administrative proceeding before the CVM or (iii) a final, unappealable judicial or administrative decision that suspended or disqualified him for the practice of any professional or business activity.

Guilherme Afonso Ferreira – 762.604.298-00

Mr. Guilherme Afonso is graduated in Production Engineering from Polytechnic School of the University of São Paulo (USP), and attended Economy and Politics at Macalester College. He was member of the Board of Directors of Pão de Açúcar S.A., Unibanco S.A., Unibanco Holdings S.A., Manah S.A., Tavex S.A. (Spain), Santista Textil S.A., Coldex Frigor S.A. and Banco lndusval S.A. He is currently member of the Board of Directors of Sul América S.A., Gafisa S.A., Valid S.A., Arezzo S.A. and T4F S.A. He is also member of the Board of Directors of entities Instituto da Cidadania, lar Escola São Francisco, AACD, Esporte Solidário, Sitawi, Instituto Azzi and Instituto Ortopédico de Campinas.

In the last five years, Mr. Guilherme Afonso was not involved in any conviction (i) criminal, (ii) in an administrative proceeding before the CVM or (iii) a final, unappealable judicial or administrative decision that suspended or disqualified him for the practice of any professional or business activity.

José Luiz Osório – 051.367.447-07

Mr. José Luiz Osório has a degree and Master’s degree in Engineering from PUC-Rio and a Master's degree in Engineering from Stanford University (USA). He is founding partner of Jardim Botânico Investimentos since 2013. He was Country Manager of lehmar Brothers Brasil (1997-1999), officer of BNDES/BNDESPar (1999), president of CVM (2000-2002) and member of the Board of Directors of Lojas Renner (2005-2007).

In the last five years, Mr. José Luiz Osório was not involved in any conviction (i) criminal, (ii) in an administrative proceeding before the CVM or (iii) a final, unappealable judicial or administrative decision that suspended or disqualified him for the practice of any professional or business activity.

Luiz Fernando Furlan - 019.489.978-00

Mr. Luiz Fernando Furlan is graduated in Chemical Engineering from FEI (Faculty of Industrial Engineering) and in Business Administration from the University of Santana in São Paulo, with extension and specialization courses in Brazil and abroad. He is a member of the Board of Directors of Telefônica Brasil S.A. (Brazil), Telefónica S.A. (Spain) and AGCO Corporation (USA). He was chairman of the Board of Directors of Sadia S.A., from 1993 to 2002 and from 2008 to 2009, where he also held various executive positions from 1976 to 1993. He was co-chairman of the Board of Directors of BRF S.A. from 2009 to 2011.Was a member of the Board of Directors of AMIL Participações S.A. from 2008 to 2013 and Redecard S.A. from 2007 to 2010 and member of the Advisory Board of Abertis Infraestructuras SA (Spain) from 2013 to 2015 and from Panasonic from 2008 to 2013. He was Minister of State of the Ministry of Development, Industry and Foreign Trade of Brazil from 2003 to 2007. He was Chairman of the Board of Directors of Fundação Amazonas Sustentável (FAS) from 2008 to 2016 and has since become an honorary member. He participated as a member of the Global Ocean Commission (USA) from 2013 to 2015. Since 2013 he has been a member of the Superior Council for Health Management of the State of São Paulo.

In the last five years, Mr. Luiz Fernando Furlan was not involved in any conviction (i) criminal, (ii) in an administrative proceeding before the CVM or (iii) a final, unappealable judicial or administrative decision that suspended or disqualified him for the practice of any professional or business activity.

Luiza Helena Trajano Inácio Rodrigues - 052.571.868-02

Ms. Trajano is president of the Board of Directors of Magazine Luiza. Graduated in Law and Business Administration, being responsible for the development of the group. She was responsible, when took the company’s superintendency, for the innovation and growth enhancement which put Magazine Luiza, in the following decades, among the biggest retail companies in Brazil. She is currently member of the Board of Directors of 12 different entities such as ICC (International Chamber of Commerce), Federal Government Economic and Social Development Council (CDES - Conselho de Desenvolvimento Econômico e Social do Governo Federal), Retail Development Institute (IDV – Instituto para Desenvolvimento do Varejo), Industries Federation of the State of São Paulo (FIESP - Federação das Indústrias do Estado de São Paulo) and Consultative Group of the United Nations Population Fund (Grupo Consultivo do Fundo de População da ONU) in Brazil. In 2018, she was Co-chair of the World Economic Forum on Latin America, held in São Paulo. She was also member of Sadia’s Board of Directors between 2008 and 2009. Putting people in the first place, entrepreneurial attitudes, innovation and creativity are some of the concepts she always adopted and encouraged in her team. Between such beliefs and practices, Magazine Luiza is, for 20 consecutive years, in the “Best companies to work” ranking. In her trajectory, she received hundreds ofrecognitions and awards as an entrepreneur, businesswoman, woman and leader, as the classification in 1st place among the business leaders with the best reputation in Brazil in 2018, according to Spanish consulting firm Merco, and also in this year as the only Brazilian business executive at the global list of WRC – World Retail Congress. In the last five years, Ms. Trajano was not involved in any conviction (i) criminal, (ii) in an administrative proceeding before the CVM or (iii) a final, unappealable judicial or administrative decision that suspended or disqualified him for the practice of any professional or business activity.

Roberto Antônio Mendes – 137.768.946-87

Mr. Roberto Antônio Mendes is graduated in Business Administration and Accounting from UFMG, with an executive course of Skills, Tools and Competencies (FTC) at FDC and Kellogg School of Management in Chicago, a course in Business Strategy and Innovation at Wharton University of Pennsylvannia and Development Program of Advisers of Fundação Dom Cabral. Mr. Roberto Antônio Mendes started his career as external auditor in Price and then KPMG (from 1971 to 1979) and was controller in Valep (now Fosfertil) which belonged to Vale’s group (from 1976 to 1979) and later to Mendes Júnior’s group (from 1979 to 1985). He currently works at Localiza Rent a Car S.A. since 1985, where he is currently Financial and Investors Relations officer.

In the last five years, Mr. Roberto Antônio Mendes was not involved in any conviction (i) criminal, (ii) in an administrative proceeding before the CVM or (iii) a final, unappealable judicial or administrative decision that suspended or disqualified him for the practice of any professional or business activity.

Roberto Funari – 114.862.418-08

Mr. Roberto Funari is graduated in Business Administration. He worked in Unilever between 1987-1994 as Brand Manager, in Parmalat Brasil between 1994-1996 as marketing manager in Latin America Milk, and in Imperial Tobacco between 2010-2013 as marketing officer. He is currently executive vice-president in Reckitt Benckiser, where he had already occupied other managing positions between 1998-2010.

In the last five years, Mr. Roberto Funari was not involved in any conviction (i) criminal, (ii) in an administrative proceeding before the CVM or (iii) a final, unappealable judicial or administrative decision that suspended or disqualified him for the practice of any professional or business activity.

Roberto Rodrigues – 012.091.598-72

Mr. Roberto Rodrigues is an Agricultural Engineer graduated from the School of Agriculture Luiz de Queiroz - ESALQ-USP in 1965. He is Doctor Honoris Causa by the State University Paulista Júlio de Mesquita Filho - UNESP, obtaining the title in 1998, with the courses of improvement in Rural Management. He has been a member of the Board of Directors of Minerva SA and a professor at UNESP since 1967, and has been a member of the Advisory Council of the Organization of Cooperatives of the State of São Paulo (OCESP) since 1990 (non-profit association that is the institutional organ of the cooperative system of Sao Paulo). Paulo). In the last five years, he was elected president of the Board of Directors of the Federation of Industries of the State of São Paulo - COSAG FIESP. Finally, since 2006 he has been the Coordinator of the Agribusiness Center of the Getúlio Vargas Foundation School of Economics of São Paulo (FGV). In addition, Mr. Roberto Rodrigues is a managing partner of Agroerg Investimentos e Serviços Ltda.

In the last five years, Mr. Roberto Rodrigues was not involved in any conviction (i) criminal, (ii) in an administrative proceeding before the CVM or (iii) a final, unappealable judicial or administrative decision that suspended or disqualified him for the practice of any professional or business activity.

Vasco Augusto Pinto da Fonseca Dias Júnior – 504.484.807-78

Mr. Vasco Augusto Pinto da Fonseca Dias Júnior is graduated and postgraduated in Computer Science from PUC-RJ, with Executive Training at Michigan University (EUA).

He has entered Shell Group as an intern in 1979 when he became later an analyst and head of systems. In December, 2000, he left the company to become Executive Officer in Companhia Siderúrgica Nacional – CSN. He returned to Shell in February, 2005 as Latin America President. He occupied the position of president of Raízen Energia S.A. from 2011 (period of operations integration between Cosan and Shell) until March, 2016. He is currently member of the Board of Directors of Cosan limited.

In the last five years, Mr. Vasco Augusto was not involved in any conviction (i) criminal, (ii) in an administrative proceeding before the CVM or (iii) a final, unappealable judicial or administrative decision that suspended or disqualified him for the practice of any professional or business activity.

Vicente Falconi Campos – 000.232.216-15

Mr. Falconi Campos is founder and Chairman of the Board of Directors of FALCONI - Consultores de Resultados, the largest management consulting company in Brazil. He is a consultant to the Brazilian Federal Government and various state governments and municipalities, in addition to large Brazilian companies such as AmBev, Gerdau, Vale, AMIL (United Health), PETROBRAS and B2W, among others. He graduated in Engineering in 1963 from the Universidade Federal de Minas Gerais (UFMG) and has the qualifications of M.Sc. and Ph. D. in Engineering from the Colorado School of Mines, in the United States. He is Professor Emeritus of UFMG, was awarded the Medal of the Order of Rio Branco for services rendered to the nation, and was chosen by the American Society for Quality Control as one of the “21 voices of the XXI Century.” Currently, he is a member of the board of directors of Ambev S.A. and Chairman of the Board of Directors of ISMART – Institutio Social para Motivar, Apoiar e Reconhecer Talento and a member of the Advisory Board of Fundação Zerrenner.

In the last five years, Mr. Vicente Falconi was not involved in any conviction (i) criminal, (ii) in an administrative proceeding before the CVM or (iii) a final, unappealable judicial or administrative decision that suspended or disqualified him for the practice of any professional or business activity.

Walter Malieni Junior – 117.718.468/01

Mr. Walter Malieni Junior holds a degree in Economics from Mackenzie University, an MBA in Capital Markets and Finance from Ibmec, a postgraduate degree in General Training for Executives from USP and a Master's Degree in Business Administration from Mackenzie University. In 2014, he participated in an executive session for Banco do Brasil in the Program of Digital Transformation in Business by the Massachusetts Institute of Technology (MIT). Mr. Walter Malieni Junior made his career in Banco do Brasil since 1984, when he entered the company through the Apprentices program. He was state superintendent in Rio de Janeiro between January and December, 2000, commercial manager and statutory commercial officer of Companhia de Seguros Aliança do Brasil between January, 2001 and October, 2006 and commercial superintendent, credit officer and distribution officer in São Paulo for Banco do Brasil between November, 2006 and December, 2012. Since January, 2013, he occupies the position of vice-president of Internal Controls and Risk Management of Banco do Brasil and, since May, 2016, is member of the Deliberative Council of PREVI.

In the last five years, Mr. Walter Malieni was not involved in any conviction (i) criminal, (ii) in an administrative proceeding before the CVM or (iii) a final, unappealable judicial or administrative decision that suspended or disqualified him for the practice of any professional or business activity.

12.6. State in table form the participation rate of each member of the board of directors or fiscal council over the last year at the meetings held by the respective body in the same period after taking up the position

Body	Member	Percentage Share
Board of Directors	Francisco Petros Oliveira Lima Papathanasiadis	100%
Board of Directors	Walter Malieni Junior	100%
Board of Directors	Luiz Fernando Furlan	100%
Board of Directors	Flávia Buarque de Almeida	100%

12.7 – Provide the information mentioned in item 12.5 in relation to the statutory members, as well as audit, risk, finance and remuneration committees, even if such committees or structures are not statutory

See items 12.5 and 12.6 above.

12.8. State the participation rate of each member of the statutory committees, as well as audit, risk, finance and remuneration committees, even if such committees or structures are not statutory, state, in a table format, the percentage rate at meetings carried out by the respective body in the same period, that have occurred after entering the position

Body	Member	Percentage Share
Strategy, M&As and Markets Committee	Luiz Fernando Furlan	88.88%
Finance, Governance and Sustainability Committee	Francisco Petros Oliveira Lima Papathanasiadis	78%
	Luiz Fernando Furlan	100
Audit Committee	Francisco Petros Oliveira Lima Papathanasiadis	100%
	Walter Malieni Junior	100%
People, Organization and Culture Committee	Walter Malieni Junior	90%
	Flávia Buarque de Almeida	100%

12.9.      Report the existence of marital relationship, stable union or kinship to the second degree:

a.         Company Management

b.         Company Management and managers of companies controlled, directly or indirectly

c.         Company Management or managers of companies controlled, directly or indirectly and direct or indirect Controllers of the Company

d.         Company Management and managers of companies controlled, directly or indirectly by the Company

Not applicable. The candidates to members of the Board of Directors do not have any of the relationships mentioned in this Item 12.9.

12.10.  Report relationships of subordination, service provision or control maintained over the past 3 years between the Company´s management and:

d.            company controlled directly or indirectly by the Company, with the exception of those in which the Company holds all the share capital, directly or indirectly

e.            direct or indirect controller of the Company

f.             if relevant, supplier, customer, debtor or creditor of the Company, its subsidiary or controller or companies controlled by any of these people

Not applicable. No one in the Company has any of the relationships mentioned in this Item 12.10.

BRF S.A.

Appendix IV – Copy of the Bylaws with emphasis on the proposed amendment, according to Instruction CVM n° 481, of December 17, 2009

BRF S.A.

CNPJ/MF Nº 01.838.723/0001-27

Public Company

BYLAWS

I.              NAME, REGISTERED OFFICE, DURATION AND PURPOSES

Article 1.        BRF S.A. (“Company”) is a listed company, covered by the present Bylaws, under Law Nº 6.404, of December 15, 1976, as amended (“Brazilian Corporate Law”) and by the other applicable laws and regulations.

Paragraph 1 – With the entry of the Company into the special trading segment of the BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros (“BM&FBOVESPA”), known as the Novo Mercado, the Company, its shareholders, management and members of the Fiscal Council, when installed, became subject to the conditions of the Listing Regulations of the Novo Mercado of the BM&FBOVESPA (“Novo Mercado Listing Regulations”).

Paragraph 2 – The provisions of the Novo Mercado Listing Regulations will prevail over the statutory provisions, in the event of any loss of rights to the recipients of the public offers foreseen in these Bylaws.

Article 2.        The Company has its registered office and legal headquarters in the City of Itajaí, Santa Catarina state, at Rua Jorge Tzachel, No. 475, Fazenda district, Zip Code 88.301-600 and may establish affiliates, branches, offices and other subordinate facilities anywhere in Brazil or abroad.

Article 3.        The Company´s main corporate purpose is to engage in the following activities in Brazil or abroad:

(i)            the manufacture, sale, in the retail and wholesale sector, and transaction of business relating to food in general, particularly animal protein by-products and food items that use the cold chain for support and distribution;

(ii)           the manufacture, sale of animal feed, nutriments and food supplements for animals;

(iii)          the provision of food services in general;

(iv)         the manufacture, refining and sale of vegetable oils, fats and dairy products;

(v)          the production, conservation, storage, silage and sale of grains, their derivatives and by-products;

(vi)         the sale on the retail and wholesale market of consumer and production goods, including equipment and vehicles for the development of its logistical activity;

(vii)        the export and import of production and consumer goods;

(viii)       the provision of services of transport, logistics and distribution of freight and food in general;

(ix)         holding equity stakes in other companies, with the aim of achieving the corporate purposes to the fullest extent; and

(x)          the participation in any projects needed for the operation of the Company´s business.

Sole Paragraph - The Company may also engage, directly or through third parties, in support activities for the core business described in Article 3 above, such as:

(i)            administrative, technical or operational support activities, aimed at creating conditions to improve its core business;

(ii)           transport services, in general;

(iii)          product storage and stocking services and other related ancillary services;

(iv)         activities to promote and replace its products in the retail market and at points of sale exposed to the final consumer, including the support needed by clients which allows the packaging and visualization of the products;

(v)          services for receiving and allocating raw materials to be used in production;

(vi)         the provision of machine and vehicle repair, maintenance and overhaul services;

(vii)        the promotion of the growth of agribusiness in Brazil through programs, technical assistance and supply;

(viii)       the manufacture, development and sale of packaging products of any kind;

(ix)         the processing and raising of livestock in general;

(x)          the sale of commodities in general;

(xi)         research and development of techniques for the production and improvement of the Company´s genetic matrixes;

(xii)        the activities of reforestation, extraction, manufacturing and sale of timber;

(xiii)       the sale of mobile assets, real estate, including machines, equipment and vehicles, fixed assets, to meet the activities within the Company´s corporate, purpose as described in the present article; and

(xiv)      services to supply fuel for the Company´s own fleet or outsourced service providers, particularly freight, transport, logistics and distribution.

Article 4.        The Company has an undetermined term of duration

II.            CAPITAL STOCK

Article 5.        The Company´s capital stock is R$ 12,553,417,953.36 (twelve billion, five hundred and fifty-three million, four hundred and seventeen thousand, nine hundred and fifty-three Reais and thirty-six cents), totally subscribed and paid, divided into 812,473,246 (eight hundred and twelve million, four hundred and seventy-three thousand, two hundred and forty-six) common shares, all in book-entry form and with no par value.

Paragraph 1 - The Company may not issue preferred shares or beneficiary parties.

Paragraph 2 - The Company´s shares are indivisible and each common share is entitled to one vote at the Shareholders’ Meetings.

Article 6.        All the shares issued by the Company are book-entry and, as decided by the Board of Directors, held in a deposit account with the financial institution authorized by the Brazilian Securities and Exchange Commission – CVM (“CVM”), in the name of their owners.

Sole Paragraph. The cost of transfer and registration, as well as the service cost related to the book-entry shares, may be charged directly to the shareholders by the institution as defined in the share bookkeeping contract.

Article 7.        The Company is authorized to increase its capital stock, irrespective of amendment to the Bylaws, until the number of shares in which the capital stock is divided becomes of 1,000,000,000 (one billion) common shares, by a resolution of the Board of Directors.

Paragraph 1 – In the event foreseen in the preamble to this Article, the Board of Directors will be responsible for establishing the issue price and the number of shares to be issued, as well as the period and conditions for incorporation.

Paragraph 2 – Within the authorized capital limit, the Board of Directors may also: (i) decide on the issue of subscription bonuses; (ii) grant stock options without the shareholders having any preference right in the granting of the options or subscription to the respective shares, according to the plan approved by the General Meeting of shareholders; (iii) approve a share capital increase by capitalizing the profits or reserves, with or without a share bonus; and (iv) decide on the issue of debentures convertible into shares.

Article 8.        At the criteria of the Board of Directors or the General Meeting, the preference right of the shareholders may be excluded or reduced in any issue of shares, debentures convertible into shares and bonus subscription, where the placement has been made through the sale on the stock market, public subscription or share swap in a public offer for the acquisition of control, as stated in Law and in these Bylaws.

Article 9.        Any delay by the shareholder in the incorporation of the subscribed capital will lead to a charge of interest rates of 1% (one per cent) a month, pro rata temporis, restated by the variation in the General Market Prices Index – IGP-M, published by the Fundação Getúlio Vargas – FGV, or another index that reflects the real loss of purchasing power of the currency in the period, at the criteria of the Board of Directors of the Company, in the shortest legally applicable period, and a penalty of 10% (ten per cent) on the amount of the obligation, without prejudice to any other applicable legal sanctions.

Article 10.      By resolution of the Shareholders´ Meeting, in response to a proposal from the Board of Directors, the Company´s capital stock may by be increased, within the terms of the law; in cases where profits or reserves are capitalized, the issue of new shares corresponding to this increase, among its shareholders, in proportion to the number of shares they hold is permitted.

III.           GENERAL MEETING

Article 11.      The General Meeting of shareholders, called and convened as prescribed by law and these Bylaws, will be held annually within the first 4 (four) months after the end of each fiscal year, and in extraordinary session, whenever the interests and business of the Company require action by the shareholders.

Article 12.      The General Meeting will be convened by the Board of Directors through a decision of a majority of its members or, within the provision of these Bylaws and single paragraph of Article 123 of the Brazilian Corporate Law.

Sole Paragraph – The Company will make available, the date of the first publication of the summons to all shareholders at the latest, the material and documents needed to analyze the matters on the Agenda, except in the cases where the law or regulations require a longer period.

Article 13.      The General Meeting will be convened, in the first call, with the presence of shareholders representing at least 25% (twenty-five per cent) of the capital stock, except when the law demands a higher quorum; and, in a second call, with any number of shareholders.

Paragraph 1 – The Extraordinary General Meeting to discuss the reform of these Bylaws will be convened, in the first call, with the presence of shareholders representing a minimum of 2/3 (two thirds) of the capital stock, but will be able to be convene a second call with any number of shareholders present.

Paragraph 2 – Apart for the exceptions provided in the applicable regulation, the first call of the General Meeting should be made with at least 15 (fifteen) days´ notice and the second call with at least 8 (eight) days’ notice.

Paragraph 3 - The proceedings at General Meetings will be presided by the Chairman of the Board of Directors or, in his or her absence, by the Deputy Chairman. In the event of the absence or temporary incapacity of the Chairman and Deputy Chairman of the Board of Directors, the General Meeting will be presided over by a member especially designated by the Chairman of the Board of Directors. The Chairman will designate one or more secretaries for the Shareholders´ Meeting.

Article 14.      The decisions made at the General Meeting, unless for exceptions foreseen in law and in these Bylaws, will be taken by an absolute majority of votes of those present, with blank votes not counted.

Paragraph 1 – The General Meeting will only decide on subjects on the Agenda that appear in the respective call, apart for exceptions foreseen in the Brazilian Corporate Law. The inclusion in the General Meeting agenda under the item “other subjects” or “general subjects” or equivalent expressions is prohibited.

Paragraph 2 – The proceedings and decisions of the General Meeting will be registered in a minute, which will be signed by the members of the board and the shareholders present who will make up, at least, the majority needed for the decisions that were taken.

Article 15.      To ensure the efficiency of the proceedings of the General Meetings, the shareholders or their representatives should present with at least 5 (five) days´ notice, besides the relevant identification document, as the case may be: (i) the relevant proxy instrument containing the notarized signature of the person giving the proxy and/or the documents proving the legal powers of the proxy; and/or (ii) for those shareholders participating in the fungible custody of shares in book-entry form, a statement showing the respective holdings issued by the institution providing custodial services.

Paragraph 1 – Without prejudice to the preamble of this Article, shareholders who appear at the General Meeting with the documents that prove their status as shareholders may take part and vote at the meeting.

Paragraph 2 – The Company will adopt the principle of good faith in the inspection of the representation documentation.

Article 16.      Besides the attributes stated in law and in these Bylaws, the General Meeting has the following attributes:

(i)            to resolve with respect to bonus shares and decide on groupings and stock splits;

(ii)           to approve stock option plans or subscription of shares or concession plans of shares for managers and employees or individuals who provide services to the Company, as well as for the managers and employees or individuals who provide services to other companies directly or indirectly controlled by the Company;

(iii)           to resolve on the allocation of the profit for the fiscal year and distribution of dividends, as proposed by the directors and management;

(iv)         To decide on the delisting from the Novo Mercado of the BM&FBOVESPA

(v)          To choose a specialist firm that will be responsible for preparing a valuation report on the Company´s shares in the event of the cancellation of its registration as a publicly-held corporation or delisting from the Novo Mercado, as provided for in Article VIII of these Bylaws; and

(vi)         To fix the remuneration of the Fiscal Council in line with the law and these Bylaws.

Article 17.      The shareholders’ meeting will annually fix the aggregate annual remuneration of the directors and management of the Company, including any fringe benefits and representation allowances, taking into account their responsibilities, the time dedicated to their duties, their skills and professional reputation, and the market value of their services. The Board of Directors will have the authority to establish the criteria for the allocation of this global remuneration among directors and executive management.

Article 18.      The General Meeting may suspend the exercise of the rights of a shareholder who does not comply with the legal or statutory obligations and end the suspension as soon as this obligation has been complied with.

Paragraph 1 – The shareholders who represent at least 5% (five per cent), at least, of the capital stock may call the General Meeting mentioned in the preamble to this Article when the Board of Directors does not comply, within the period of 8 (eight) days, with the request for the call which they have presented, with the indication of the obligation that has not been met and the identification of the defaulting shareholder.

Paragraph 2 – It will be the responsibility of the General Meeting to approve the suspension of the rights of a shareholder to also establish, amongst other aspects, the extent and period of suspension, respecting the legal prohibitions.

Paragraph 3 – The suspension of the rights will end as soon as the obligation has been met, and it is up to the shareholder in question to inform the Company of this compliance.

IV.          MANAGEMENT

Section I – General Provisions Applicable to Management Bodies

Article 19.      The management of the Company is vested in the Board of Directors and the Board of Executive Officers, whose respective authority is granted by law and these Bylaws.

Paragraph 1 - The managers of the Company do not need provide guarantee for the exercise of its duty.

Paragraph 2 - The managers of the Company will assume office by signing an instrument of investiture in its own books, which will record their consent for all the Company´s manuals, codes, regulations and internal policies, and by previously signing the relevant Term of Consent referred to in the Novo Mercado Listing Regulations.

Paragraph 3 - Any act by any director or manager of the Company in which the Company will become liable for obligations arising from business or transactions unrelated to the corporate purposes, are expressly prohibited and will be null and void, without prejudice to liability under civil or criminal law, if this is the case, against whoever violates this provision.

Paragraph 4 - The term of office of the managers of the Company will be extended until their respective alternates take office.

Section II – Board of Directors

Article 20.      The Board of Directors consists of a minimum of nine 9 (nine) and maximum of eleven (11) effective members, no less than 20% (twenty percent) of whom will be Independent Directors (as defined in Paragraph 1). All these members must be shareholders in the Company elected and liable to dismissal by a General Meeting for a term of office of 2 (two) years, with reelection being permitted. When, in order to ensure that the above percentage is complied with, the fraction number of the members will be rounded up, within the terms of the Novo Mercado Listing Regulations.

Paragraph 1 - For the purpose of this Section, an “Independent Director” means a person as is defined in the Novo Mercado Listing Regulations and is expressly declared to be such in the minutes of the shareholders’ meeting at which he or she is elected.

Paragraph 2 – When members are being elected to the Board of Directors, the General Meeting will nominate a Chairman and a Deputy Chairman, who will replace the former in his or her absences or incapacity to attend, as well as in the case of vacancy.

Paragraph 3 – Whenever the General Meeting is summoned to decide on the election of the Board of Directors, the members of this body will approve a proposal for a complete list of candidates for the vacant positions on the Board of Directors, including appointments for the positions of Chairman and Deputy Chairman of the Board of Directors, which will be submitted for approval to the General Meeting.

Paragraph 4 – Should any shareholder wish to appoint one or more candidates to the Board of Directors who are not part of the list as  described in Paragraph 3 of this article, this shareholder shall notify the Company, proposing another list for election to the Board of Directors in writing and preferably within no less than 5 (five) days before the date of the General Meeting, providing the name, qualifications and professional experience of such candidate(s). The Company will be responsible for immediately disclosing this information, by means of a Shareholders´ Notice, available on the website of. The Company will not accept the registration of any list, nor the exercise of the voting right in the election of members of the Board of Directors, in circumstances that violate the provisions of the applicable regulations.

Paragraph 5 – The presentation of more than one list by the same shareholder is prohibited. However, one person may be a member of two or more lists, including that proposed within the terms of Paragraph 4 above.

Paragraph 6 - Should the Company receive a written request for the multiple vote system to be adopted, as provided by Article 141, Paragraph One of the Brazilian Corporate Law, the Company will immediately disclose the receipt and content of this request through a Shareholders´ Notice, available on the website of CVM, or as established by the law or by CVM.

Paragraph 7 – In the event of the election of the Board of Directors being carried out through a multiple vote process, each member of the lists presented in the form of this Article will be regarded as a candidate for the position of Member.

Paragraph 8 – Whenever the election has been carried out by the multiple vote process, the dismissal of any member of the Board of Directors by the General Meeting will mean the dismissal of the other members, and a new election will be held.

Paragraph 9 – Should there be a vacancy for effective members of the Board of Directors, the remaining members will indicate an alternate who will exercise the position until the next General Meeting at which the shareholders will elect another Director to complete the term of office. If more than one third (1/3) of the positions on the Board of Directors are vacant at the same time, the General Meeting will be called within 30 (thirty) days from this event to elect the alternates, who will qualify for a term of office to coincide with that of the other Members.

Paragraph 10 – Members of the Board of Directors must be of good reputation and candidates will not be eligible for election, unless otherwise approved at the General Meeting, if they: (i) hold positions in any company that may be regarded as a competitor of the Company; or (ii) have or represent any conflicting interest to the Company. Should any member of the Board of Directors be liable to any of the foregoing disqualifications provided in the Brazilian Corporate Law or in this paragraph after being elected, he or she will be obliged to immediately submit his or her resignation to the Chairman of the Board of Directors.

Subsection II.1 – Meetings and Substitutions

Article 21.      The Board of Directors will meet ordinarily once every month and, in extraordinary session, whenever summoned by the Chairman or a majority of the Board members. Minutes of these meetings will be drawn-up in the Company own books.

Paragraph 1 – The summons of the meetings of the Board of Directors will be made in writing, through a letter, telegram, e-mail or other form that allows the proof of receipt of the summons by the person who receives it, and shall include the agenda as well as the place, date and time of the meeting.

Paragraph 2 – The meetings of the Board of Directors will be summoned with a minimum of 5 (five) business days’ notice. On the same day of the summons of the meeting, the materials and documents needed for consideration of the subjects on the agenda of the meeting of the Board of Directors will be made available to the members.

Paragraph 3 – Regardless of the formalities of the summons, a meeting will be regarded as regular when all Board of Directors members attend.

Paragraph 4 – The meetings of the Board of Directors shall be installed in the first summons with the presence of a minimum of 2/3 (two thirds) of its members. In the second summons, which will be the object of a new communication to the Directors in the form of Paragraph 1 of this Article, sent immediately after the date designated for the first summons, the meeting will be convened with the presence of a simple majority of Members.

Paragraph 5 – If necessary, it is optional to hold the meeting of the Board of Directors or for members to participate of the meetings of the board of Directors by telephone, videoconference, electronic or other communications means that can ensure the effective participation and the authenticity of the vote of the member. In these circumstances, the member will be regarded as being present at the meeting and his/her vote will be considered valid for all the legal effects and incorporated into the minutes of the meeting in question.

Paragraph 6 – No member of the Board of Directors may have access to information, take part in decisions and discussions of the Board of Directors or any other management bodies, exercise a vote or, in any way, intervene in subjects that are, directly or indirectly, in conflict with the interest of the Company, within the terms of the law.

Paragraph 7 – The decisions taken by the Board of Directors will be taken by a majority vote of those present, with the Chairman having the casting vote in the event of a tie.

Article 22.      In the case of absence or temporary incapacity, the Members may be represented at meetings of the Board of Directors by another member indicated in writing, who, as well as his/her own vote, will express the vote of the absent or temporarily incapable member.

Paragraph 1 - In the case of absence or temporary incapacity of the Chairman of the Board of Directors, his/her functions will be exercised, on a temporary basis, by the Deputy Chairman.

Paragraph 2 - In the case of absence or temporary incapacity of the Deputy Chairman, it will be up for the Chairman to indicate, from the other members of the Board of Directors, his/her substitute.

Subsection II.2 - Responsibilities

Article 23.      The Board of Directors is responsible, besides the other assignments stated in law and these Bylaws, to:

(i)            establish the general conduct of the Company´s business;

(ii)           elect and remove the Company´s Directors or its subsidiaries, directly or indirectly, and establish their duties, subject to the provisions of these Bylaws;

(iii)          supervise the performance of the Directors, examining, at any time, the Company´s books and papers, requesting information on contracts executed or about to be executed, as well as on any other actions;

(iv)         call the General Meeting whenever necessary and in the cases provided by law;

(v)          approve the Management report, the accounts of the Executive Board and financial statements related to each financial year;

(vi)         allocate among the members of the Board of Directors and the Executive Board the annual global remuneration established by the General Meeting and establishing the criteria for directors’ and management´s profit sharing, subject to the provisions of these Bylaws;

(vii)        authorize the opening of affiliates, branches, deposits, offices or any other facilities of the Company in jurisdictions where it has no previous establishment;

(viii)       choose and replace the independent auditors appointed by the Audit Committee;

(ix)         propose to the General Meeting the issue of new shares above the limit of authorized capital;

(x)          except in cases reserved to the General Meeting, within the terms of the edited regulation of CVM, resolve on: (a) the acquisition of shares issued by the Company to be held in treasury or to be used in plans approved by the General Meeting; and (b) eventual sale or cancellation of these shares;

(xi)         decide on the issue by the Company or by its subsidiaries, directly or indirectly, of debentures non-convertible into shares, commercial paper and other similar credit notes;

(xii)        decide on the issue by the Company of shares, subscription bonuses and debentures convertible into shares within the limits of the authorized capital, establishing the number, terms of payment, and respective subscription price and goodwill of these shares, as well as if it shall be granted to the shareholders the preference right or be subject to a shorter period for the exercise of such rights, as authorized under the law in force;

(xiii)       approve the preparation of semi-annual balance sheets or related to shorter periods of the Company, as well as to declare interim dividends on the account of the profit calculated in these balance sheets or to the Retained Earnings Account or Profit Reserves shown in the latest annual or semi-annual balance sheet, as provided by law, and/or for the distribution of capital interest, under Law No. 9,249 of December 26, 1995, as amended;

(xiv)      approve the Company´s policy on dividend payments;

(xv)       propose to the Ordinary General Meeting, observing the limits established in the Article 35, sole paragraph, of these Bylaws, the amounts to be paid for the statutory participation of employees and managers of each fiscal year, and define the criteria for distributing these amounts;

(xvi)      authorize the practice of reasonable free acts by the Company, involving amounts above 0.067% and limited to 0.333% of the Reference Value, separately or in combination, to the benefit of the employees or the community where the Company operates;

(xvii)     present a proposal for the approval of the Meeting of the stock option or share concession plan to its managers or employees, or to individuals who provide services to the Company, as well as to managers and employees or individuals who provide services to the Company and to its subsidiaries, directly or indirectly, within the limit of the authorized capital, with the Board of Directors being responsible for managing this plan, including the grant of options and share concessions within the scope of these plans;

(xviii)    authorize changes in the conditions for trading and issuing American Depositary Receipts – ADRs by the Company or its subsidiaries, directly and indirectly;

(xix)      establish technical or consultative committees with no voting powers, aimed to perform specific duties or for general activities of interest to the Company within the terms set by the Board of Directors. These committees may function in the following areas, amongst others: (i) strategical and financing; (ii) governance and ethics; and (iii) directors’ and management remuneration and executive development;

(xx)       supervise the performance of the duties of any committees that may be created to assist the Board of Directors, approving their respective regulations and considering the opinions and reports submitted by them in line with the prevailing legislation and these Bylaws;

(xxi)      define the list of three firms with expertise in the economic valuation of companies, for the preparation of a valuation report on the Company´s shares, in the event of the cancellation of its registration as a publicly-held company or delisting from the Novo Mercado, as provided under Section 48 of these Bylaws.

(xxii)     prepare and make public a previous opinion based on every and any public acquisition offer that has as purpose the shares issued by the Company, within 15 (fifteen) days of the publication of the notice of the public acquisition offer, in which it will show: (a) the convenience and opportunity of the offer in relation to the joint interest of the shareholders and the liquidity of the tradable securities it holds; (b) the effects of the offer on the Company´s interests; (c) the strategic plans announced by the offeror in relation to the Company; and (d) other points regarded as relevant. In the opinion, the Board of Directors shall manifest opinion in favor or against acceptance of the share offer, being aware that it is the responsibility of each shareholder to make the final decision on the acceptance or not of the referred offer;

(xxiii)    propose amendments to the Company´s Bylaws with respect to the term of duration of the company, its corporate purposes, increases or decreases in capital stock, issue of securities, exclusion of preference rights for the subscription of shares and other securities, dividends, interest on capital, the powers and responsibilities of the General Meeting, the structure and duties of the Board of Directors and Executive Board and the respective quorum requirements;

(xxiv)    approve the Company´s annual Demobilization Plan proposed by the Executive Board, as well as the assignment, transfer, sale and/or encumbrance of real estate of the Company or subsidiaries or affiliates, directly or indirectly, that are not mentioned in the Demobilization Plan already approved and that represent, alone or in combination, an amount equal to or above 0.167% of the Reference Value;

(xxv)     approve the proposal of spin-off, merger, incorporation in which the Company or subsidiaries or affiliates, directly or indirectly, whether part of or the Company itself, as well as its transformation or any other form of corporate restructuring;

(xxvi)    resolve on the liquidation, winding-up, appointment of the liquidators, bankruptcy or acts of voluntary judicial or extrajudicial recovery acts of the Company or subsidiaries and affiliates, directly or indirectly, as well as financial reorganizations related to them;

(xxvii)   approve the acquisition, assignment, transfer, sale and/or encumbrance of the Company´s permanent assets or subsidiaries or affiliates, directly or indirectly, that represent, alone or in combination, an amount equal to or above 0.333% of the Reference Value;

(xxviii)  authorize the Executive Board to provide guarantees, warranties and contract insurance guarantee policies, as well as performance bonds, whenever these acts result in any economic risk to the Company or its subsidiaries or affiliates, directly or indirectly, that represent, alone or in combination, an amount above 0.333% of the Reference Value;

(xxix)    authorize the Executive Board to offer products and fixed assets and real estate of the Company or subsidiaries or affiliate companies, directly or indirectly, as guarantee to the financial institutions when contracting financings or guarantees for judicial procedures, whenever these acts result in obligations to the Company or subsidiaries and affiliates, directly or indirectly, in an amount that is higher than 0.333% of the Reference Value;

(xxx)     approve the contracting with third parties for debt operations of the Company or its subsidiaries and affiliate companies, directly or indirectly, in an amount that is higher than 0.333% of the Reference Value;

(xxxi)    approve the Company´s financial risk management policy, establishing the main conditions for contracting hedging operations (assets and liabilities), this policy shall contain, at least, the following specifications: the purpose of the “hedge”, the risk factors, the eligible instruments, limits and competence;

(xxxii)   approve the issue, acquisition, assignment, transfer, sale and/or encumbrance, at any title or form, by the Company or by subsidiaries or affiliates, directly or indirectly, of equity stakes and/or any tradable securities in any company (including waiver to the right of subscription of shares or debentures convertible into shares of subsidiaries, or affiliates), whenever these operations involve an amount above 0.167% of the Reference Value;

(xxxiii)  approve and define, previously, the acts to be practiced by the Executive Board in the General Meetings and/or Shareholders´ Meetings of the subsidiaries, affiliates or invested companies, directly or indirectly, in the position of a shareholder and/or partner of such companies, except when dealing with subjects that involve amounts below 0.333% of the Reference Value;

(xxxiv) approve the undertaking of operations and business of any nature with related parties, in compliance with the provisions in the Policy of Transaction with Related Parties and Other Situations of Conflict of Interests of the Company to be approved by the Board of Directors;

(xxxv)  approve the general integrated annual and multi-annual capital budgets (budgets of operations, budgets of investments, and cash flow budgets) of the Company and its subsidiaries and affiliated companies, establishment of the investment policy and business strategy. The general annual integrated budget should always be approved until the last day of the previous year to which it refers and should be related the following 12 months. At any time, during the calendar year, the Company´s budget should cover a minimum period of 6 (six) months. The execution and undertaking of the approved budget will be revised on a monthly basis at the ordinary meetings of the Board of Directors;

(xxxvi) approve the execution, amendment, termination, renewal or cancelation of any contracts or commercial agreements (except financial instruments) involving the ordinary course of the Company´s or subsidiaries activities, directly or indirectly, including, but not limited to service provision, consulting or supply, that represent, alone or in combination, an amount equal to or superior to 0.333% of the Reference Value; and

(xxxvii)                 approve the execution, amendment, termination, renewal or cancelation of any contracts, agreements or similar involving patents, production and/or technology processes, copyrights, domain names, registered trademarks or deposited in the name of the Company or any subsidiary or affiliate company, directly or indirectly, whenever these acts involve amounts above 0.333% of the Reference Value, except (a) if undertaken between the Company and wholly-owned subsidiaries, except in the cases of sale and/or definite assignment, that should be approved by the Board of Directors; and (b) for the authorization of the use of trademarks by subsidiary or affiliate companies.

Paragraph 1 – For all purposes and effects of these Bylaws, the “Reference Value” corresponds to the total amount of the Company´s consolidated shareholders´ equity, as determined at the end of the financial year immediately before to the one that will come in force. Notwithstanding, the Board of Directors of the Company may approve the reduction of the percentages of the Reference Value for each of the operations provided in the items of this Article.

Paragraph 2 – Notwithstanding f the amounts mentioned in this Article 23, without the previous authorization of the Company´s Board of Directors, under no circumstances may the Company´s management or the management of its subsidiary or affiliate companies, directly or indirectly, practice any of the operations stated in items (xxix), (xxx) and (xxxii) of the Article 23 if the combination of these operations amount to more than 20% of the Reference Value in the same financial year.

Section III – Executive Board

Article 24.      The Executive Board, whose members are elected and may be removed at any time by the Board of Directors, will consist of a minimum of 2 (two) and maximum of 15 (fifteen) members elected for a period of 2 (two) years, reelection being allowed, of which there will be 1 (one) Chief Executive Officer, 1 (one) Financial Officer, 1 (one) Investor Relations Officer and the other Officers with designation and duties to be proposed to the Board of Directors by the Chief Executive Officer within the terms of Article 26 below. They will all be professionals who meet the standards listed in Paragraphs 3 and 4 below.

Paragraph 1 – The positions of Chairman of the Board of Directors and CEO may not be exercised by the same person, except in cases of a vacancy that should be the object of a specific announcement to the market and for which measures should be taken to fill the respective positions within a period of 180 (one hundred and eighty) days.

Paragraph 2 – The Financial Officer may, at the criteria of the Board of Directors, accumulate the duties of the Investor Relations Director to his/her functions.

Paragraph 3 - The members of the Executive Board will be elected by the Board of Directors, who may choose from among candidates previously selected by the Chief Executive Officer. To do so, the Chief Executive Officer will send the Board of Directors a copy of the résumé of the recommended candidate, together with the proposed terms of his or her employment conditions and all other information necessary as evidence of the qualifications required by the Paragraph 4 of this Article. If the Board of Directors does not approve the appointments presented, new names will be appointed until the Board of Directors has reached a decision.

Paragraph 4 - The Executive Board will consist exclusively of professionals with proven academic qualifications and practical experience, acquired in courses and in the exercise of activities consistent with the position for which they have been proposed.

Subsection III.1 - Responsibilities

Article 25.      The Executive Board is responsible to:

(i)            authorize the opening, closing or alteration of the addresses of affiliates, branches, deposits, offices or any other facilities of the Company in Brazil or abroad, except the opening in jurisdictions where the Company has no previous establishment;

(ii)           submit, annually, for the appreciation of the Board of Directors, the Management Report and the accounts of the Executive Board, accompanied by the independent auditors´ report, plus its proposal for the allocation of profit from the previous financial year;

(iii)          prepare and propose the annual and multi-annual budgets, strategic plans, expansion projects and investment programs to the Board of Directors;

(iv)         approve the assignment, transfer, sale and/or encumbrance of real estates of the Company or subsidiary or affiliate companies, directly or indirectly, that are not specified in the Demobilization Plan already approved by the Board of Directors, that represent, alone or in combination, an amount equal to or above 0.067% and below 0.167% of the Reference Value;

(v)          decide, at the request of the CEO, on any subject that is not the exclusive responsibility of the General Meeting or Board of Directors;

(vi)         approve the undertaking of certain operations and businesses with Related Parties, in accordance with what is stated in the Policy of Transaction with Related Parties and Other Situations of Conflict of Interests of the Company;

(vii)        approve the execution, amendment, termination, renewal or cancelation of any contracts, agreements or similar involving patents, production processes and/or technology, copyrights, domain names, trademarks or deposited on behalf of the Company or any subsidiary or affiliate company, whenever these acts involve amounts below 0.333% of the Reference Value; and

(viii)       authorize the practice of reasonable free acts, limited to 0.067% of the Reference Value, alone or in combination, to the benefit of employees or the community where the Company operates, including in benefit to the Instituto BRF and other non-profitable organizations that may or may not be related to the Company.

Article 26.      Besides the other assignments established in these Bylaws, the specific responsibilities of individual directors are listed as follows:

(i)            The CEO shall:

a.            call and preside the meetings of the Executive Board;

b.            represent the Executive Board at meetings of the Board of Directors;

c.            submit for the consideration of the Board of Directors proposals from the Executive Board related to the annual and multi-annual budgets, strategic plans, expansion projects and investment programs;

d.            supervise and guide the conduct of the financial, social and sustainability business and the activities of all other Directors;

e.            submit the financial statements, operational and investment budgets, financial planning and cash flow to the Board of Directors; and

f.             propose to the Board of Directors any positions on the Executive Board with or without a special designation, and the respective candidates to perform specific duties that are deemed as necessary.

(ii)           The Chief Financial Officer shall:

a.            prepare, together with the other Directors and under the coordination of the Chief Executive Officer, budgets to be submitted to the approval of the Board of Directors, and to control the implementation of these budgets, particularly in relation to cash flow management;

b.            guide the implementation of the economic and financial policy, supervising the economic and financial activities as determined by the Board of Directors; and

c.            organize and coordinate the information system required for his or her activities, as well as to supervise all the Company´s controllership activities.

(iii)          The Investors Relations Officer shall:

a.            represent the Company before the Brazilian Securities Commission (“CVM”) and other entities in the capital market and financial institutions, as well as any Brazilian or foreign regulatory authorities and stock exchanges, national or foreign, on which the Company´s securities are listed, besides ensuring the regulations applicable to the Company are complied with in the terms of registration with the CVM and any regulatory authorities and stock exchanges on which the Company´s securities are listed, and to manage the investor relations policy; and

b.            monitor compliance with the obligations under Chapter VIII of this Bylaws by the Company´s shareholders and to submit to the General Meeting and/or to the Board of Directors, when requested, his or her conclusions, reports and actions taken.

(iv)         The other Executive Directors, whose designation will be assigned by the Board of Directors based on a proposal from the Chief Executive Officer, shall:

a.            guide, coordinate and supervise specific activities under their responsibility;

b.            undertake specific duties assigned to them by decision of the Chief Executive Officer.

Subsection III.2 – Representation of the Company

Article 27.      The Executive Board, subject to the limitations imposed by law and these Bylaws, is vested with the general management powers to take all action necessary for the regular operation of the Company to achieve its corporate purposes.

Article 28.      The active and passive representation of the Company, in or out of court, along with the practice of all lawful acts, will be undertaken by:

(i)            any 2 (two) members of the Executive Board acting together;

(ii)           any Director acting with attorneys-in-fact with specific powers; or

(iii)          two attorneys-in-fact with specific powers acting together.

Paragraph 1 - The Company may be represented by only one Director or an attorney-in-fact with specific powers in carrying out the following acts:

(i)            representing the Company in General Meetings and meetings of shareholders of companies in which it participates;

(ii)           representing the Company in court; or

(iii)          practice of simple routine administrative acts, including before public bodies, mixed economy companies, trade boards, Labor Courts, Social Security (INSS and FGTS) and its agent banks, and others of the same nature.

Paragraph 2 – The acts for which these Bylaws require prior authorization from the Board of Directors will only be valid providing this requirement is fulfilled.

Paragraph 3 - The Executive Board may, through two of its members and the proper instruments, create representatives with specific powers to act in the name of the Company, with a term of office for a determined period to be established on a case by case basis, except legal mandates that may be granted for an undetermined period. In any case, the limits and restrictions mentioned in this Article and those established by the Board of Directors must be respected.

Subsection III.3 – Executive Board Meetings

Article 29.      The Executive Board will hold meetings whenever necessary, maintaining formal minutes of these meetings in the Company´s own books.

Paragraph 1 – Decisions of the Executive Board will be taken by a majority of votes with the CEO, or his/her alternate, having the casting vote.

Paragraph 2 – The minimum quorum of installation of meetings of the Executive Board is 2/3 (two thirds) of its members.

Paragraph 3 – If necessary, meetings or the participation of Directors in the meetings of the Executive Board may be made by phone, videoconference, electronic, or other means of communication that ensure the effective participation and authenticity of the vote. In this case, the Director will be regarded as present at the meeting and his/her vote will be considered valid for all legal effects and incorporated into the minutes of the referred meeting.

Paragraph 4 – In the absence or temporary incapacity, Directors may be replaced amongst themselves, by appointment from the CEO. Should there be a vacancy, the Executive Board will, within 30 (thirty) days: (i) appoint who should: (a) fill the vacancy, the term of office coincident with that of the other Directors; or (b) accumulate the respective function or (ii) decide on the temporary or permanent non-filling of the position left vacant, providing this position is not the CEO, Finance Officer or Director of Investor Relations.

V.           FISCAL COUNCIL

Article 30.      The Company will have a Fiscal Council functioning on a permanent basis, composed of 3 (three) effective members and an equal number of alternates, elected by the General Meeting, who will exercise their functions until the first ordinary General Meeting after their election, with re-election permitted, with the duties, powers and remuneration prescribed by law.

Paragraph 1 – The election of the members of the Fiscal Council will be carried out through a majority vote, electing 3 (three) candidates, and their respective alternates, who receive the greatest number of votes in the General Meeting, following the provisions of Article 161 of the Brazilian Corporate Law. Should there be a Controlling Shareholder, the minority shareholders are assured, providing they jointly represent 10% (ten per cent) or more of the Company´s shares, the right to elect, in a separate vote, 1 (one) member and the respective alternate member of the Company´s Fiscal Council.

Paragraph 2 - The members of the Fiscal Council shall be invested to their position upon the execution of the term of investiture in the Company´s own books, which will contain its consent for all the Company´s manuals, codes, regulations and internal policies, and by previously signing the relevant Term of Consent referred to in the Novo Mercado Listing Regulations.

Paragraph 3 - The Fiscal Council shall meet periodically in accordance with its Internal Regulation, and minutes of such meetings will be drawn-up in the Company´s own books.

Paragraph 4 - The Fiscal Council will elect its Chairman at the first meeting after its election and will function according to the Internal Rules approved by the Fiscal Council itself.

Article 31.      The full exercise of the functions of the Fiscal Council requires the fulfillment of the applicable legislation, the provisions of these Bylaws and the Internal Ruless of the Fiscal Council.

Paragraph 1 - The members of the Fiscal Council will be subject to the same obligations and prohibitions imposed by law and these Bylaws as the managers of the Company.

Paragraph 2 - In the event of vacancy in the office of any effective member of the Fiscal Council, the respective alternate will fill the vacancy. If there is a vacancy in the position of an effective member and the respective alternate, the General Meeting will be called to elect a member to fill the vacancy.

Paragraph 3 – Observing the requirements and obligations stated in the present Bylaws, as well as in the other applicable legal provisions, the members of the Company´s Fiscal Council may also be elected by the Board of Directors for membership of the Audit Committee.

VI.          AUDIT COMMITTEE

Article 32.      The Company will have an Audit Committee on a standing basis consisting of a minimum of 3 (three) and maximum of 5 (five) members, of whom at least 1 (one) will be an independent member of the Board of Directors established in the applicable regulation, particularly CVM Instruction Nº 509/11.

Article 33.      The members of the Audit Committee will be appointed by the Board of Directors for terms of office of 2 (two) years and will exercise their positions for a maximum of 10 (ten) years and may be replaced at any time. Should a member of the Committee also be a member of the Board of Directors, the term of office will end at the same time as the term of office of the Board member.

Paragraph 1 – The exercise of the activities of the members of the Audit Committee will observe the rules provided in the Brazilian legislation, particularly CVM Instruction 509/11, and the North-American legislation, including the Sarbanes–Oxley Act and the rules of the Securities and Exchange Commission - SEC.

Paragraph 2 – At least one of the members of the Audit Committee must have proven knowledge in the areas of corporate audit and finance accounting, that makes him or her a financial specialist.

Paragraph 3 – The Audit Committee will have the following responsibilities: 1) give an opinion on the contracting and dismissal of the independent auditor to prepare the external independent audit or any other service; 2) supervise the activities: (a) of the independent auditors, in order to evaluate its independence, quality and the suitability of the services provided for the Company´s needs; (b) the Company´s internal controls area; (c) the Company´s internal audit area; and (d) the area of preparation of the Company´s financial statements; 3) monitor the quality and integrity: (a) of the internal control mechanisms; (b) of the quarterly information, interim statements and financial statements of the Company; and (c) of the information and measures published based on adjusted accounting figures and non-accounting  figures that add elements that are not foreseen in the structure of the usual financial statement reports; 4) assess and monitor the Company´s risk exposure, which may require detailed information on policies and procedures related to: (a) the remuneration of the management; (b) the use of the Company´s assets; and (c) expenses incurred on behalf of the Company; 5)  assess and monitor, along with the management and the internal audit area, the suitability of the transactions with related parties carried out by the Company and their respective evidences; and 6) prepare a summarized annual report, to be presented with the financial statements containing the description of: (a) its activities, results and conclusions reached and recommendations made; and (b) any situation in which there is a significant divergence between the Company´s management, the independent auditors and the Audit Committee in relation to the Company´s financial statements.

Paragraph 4 – The Audit Committee shall be the assessment body directly related to the Board of Directors.

Paragraph 5 – The Audit Committee will meet on a monthly basis and whenever necessary, in such a way that it will always verify the Company´s accounting information before it is released.

Paragraph 6 – The internal rules of the Audit Committee will be approved by the Board of Directors and shall describe in detail its functions as well as its operating procedures.

Paragraph 7 – The Audit Committee will have the means to receive, withhold and respond to allegations, including confidential, internal and external, to the Company, in subjects related to the scope of its activities, including accounting, internal controls and audit matters.

Paragraph 8 – The Board of Directors will define the remuneration of the members of the Audit Committee. The Audit Committee will have operating autonomy and its own budget, annual or on a project basis, to conduct or determine the undertaking of consultations, evaluations and investigations within the scope of its activities, including the contracting and use of independent external specialists, remunerating these specialists and paying the Audit Committee´s ordinary administrative expenses.

Paragraph 9 – The Audit Committee´s meetings should be registered in minutes, with the decisions/recommendations being taken by the vote of 2/3rds of its members.

Paragraph 10 – The coordinator of the Audit Committee, accompanied by other members when necessary or convenient, should: (i) meet, at least every quarter, with the Board of Directors and Fiscal Council; and (ii) attend the ordinary general meeting and, when necessary, the extraordinary general meetings of the Company.

Paragraph 11 – The members of the Audit Committee shall elect, amongst themselves, the coordinator of the Committee, whose activities and responsibilities will be defined in the Committee´s internal regulation.

Paragraph 12 – The members of the Audit Committee will have the same fiduciary duties and responsibilities applicable to the Company´s management, under the terms of the Brazilian Corporate Law.

VII.         FISCAL YEAR AND RESULTS

Article 34.      The fiscal year coincides with the calendar year and at the end of the calendar year, the Company will prepare the financial statements provided by the Brazilian Corporate Law for publication and assessment of the shareholders’ meeting.

Article 35.      Any negative retained earnings and the provision for Income Tax will be deducted from the results of each fiscal year before any distribution.

Sole Paragraph - After the deductions referred to in this Article are made, the General Meeting may allocate to the employees, and managers, in this order:

(i)            a statutory participation to the employees of the Company of not more than ten percent (10%) of the remaining profits; and

(ii)           the statutory participation of the managers to the maximum legal limit.

Article 36.      Once the deductions mentioned in the Article 35 above have been made, the net income for the year will be allocated successively as follows;

(i)            5% (five percent) for the establishment of the Legal Reserve, which shall not exceed 20% (twenty percent) of the Capital Stock;

(ii)           25% (twenty-five percent) as a minimum mandatory dividend, adjusted in accordance with Article 202 of the Brazilian Corporate Law, to be assigned to all the Company´s shares;

(iii)          20% (twenty percent) for the establishment of reserves for capital increase, which will not exceed 20% (twenty percent) of the Capital Stock;

(iv)         up to 50% (fifty per cent) for the establishment of the reserve for expansion, which may not exceed 80% (eighty per cent) of the Capital Stock, with the purpose of ensuring investments in fixed permanent assets or increases in working capital, including by means of amortization of the Company’s debts, irrespective of the withholding of profit related to the capital budget, and its balance may be used for: (i) absorbing losses whenever necessary; (ii) the distribution of dividends at any time; (iii) operations of redemption, reimbursement or the purchase of shares authorized by law; and (iv) for incorporation into the Capital Stock, including upon bonus in new share issues.

Article 37.      Unless otherwise decided by the General Meeting, the payment of any dividends and interest on shareholders’ equity will be carried out within 60 (sixty) days from the date of the relevant resolution.

Paragraph 1 - The Company may, by a resolution of the Board of Directors, in the terms of Article 23 above, prepare semi-annual balance sheets or balance sheets related to shorter periods, as well as declare dividends and/or interest on shareholders’ equity on the account of profits shown on these balance sheets, of retained earnings or profit reserves existent in the latest annual or semi-annual balance sheet, as provided by law.

Paragraph 2 – The interim dividends and the interest on shareholders´ equity reported in each fiscal year may be added to the mandatory dividend of the result for the fiscal year.

Article 38.      The dividends not received or claimed will prescribe after a period of 3 (three) years, counting from the date when they were made available to the shareholder and will revert on behalf of the Company.

VIII.        SALE OF CORPORATE CONTROL, CANCELLATION OF REGISTRATION AS A PUBLICLY-HELD COMPANY AND DELISTING FROM THE NOVO MERCADO

Article 39.      The sale of Corporate Control of the Company, directly or indirectly, in a single transaction or a series of successive transactions, shall be contracted upon a condition, precedent or subsequent, that the Purchaser of the Control will undertake to make a public offer of acquisition of shares (“IPO”) to the remaining shareholders of the Company, observing the conditions and terms provided in the effective law and in the Novo Mercado Listing Regulations, in such a way that the holders of these shares will receive the same treatment as the Selling Controlling shareholder.

Paragraph 1 - For the purposes of these Bylaws, any capitalized terms will have the following meanings:

 “Controlling Shareholder” means the shareholder(s) or Group of Shareholders, as defined below, who exercises a Power of Control in the Company.

““Selling Controlling Shareholder” means the Controlling Shareholder that is promoting the sale of the Power of Control in the Company.

 “Controlling Shares” means the block of shares that ensure, directly or indirectly, to the holder(s), the individual and/or joint exercise of Power of Control in the Company.

 “Outstanding Shares” means all shares issued by the Company, except those held by the Controlling Shareholder, by any person related to the Controlling Shareholder, managers of the Company and shares held in treasury.

“Acquirer of Control” means the person to which the Selling Controlling Shareholder transfers the Controlling Shares in the Sale of Control of the Company.

“Sale of Control of the Company” means the transfer to a third party, by payment, of the Controlling Shares.

“Control” (along with its related terms, “Controlled”, “under common Control” or “Power of Control”) means the effective power used to direct the corporate activities and guide the workings of the Company bodies, directly or indirectly, in fact or in law, regardless of the equity stake held. There is a relative assumption of ownership of control in relation to the person or Group of Shareholders that hold shares that ensure them the absolute majority of votes among the shareholders present at the last 3 (three) General Meetings, although they are not the holders of the shares that ensure them of an absolute majority of the voting capital.

 “Group of Shareholders” means a group of people: (i) related by contracts or voting agreements of any nature, whether directly or through companies controlled, controlling or under common control; or (ii) having a controlling relationship with respect to one another; or (iii) under common control.

Paragraph 2 - The Selling Controlling Shareholder may not transfer ownership of its shares and the Company may not register any transfer of shares representing Control unless and until the Purchasing Shareholder(s) signs the relevant Term of Consent referred to in the Novo Mercado Listing Regulations.

Paragraph 3 - No Shareholders’ Agreement providing for exercise of Power of Control may be registered at the Company´s head office if the signatories have not subscribed to the Term of Consent referred to in Paragraph 2 of this Article.

Paragraph 4 - Should the acquisition of the Control result in the obligation on the Acquirer of Control to make the IPO required under Article 43 of these Bylaws, the acquisition price at the IPO will be the greater of the prices determined under Article 40 and Article 43, Paragraph 3 of these Bylaws.

Article 40.      The public offer referred to in the preceding Article must also be made: (i) in cases where there is an assignment of rights exercisable for newly-issued shares and other securities or rights convertible into shares which may result in the Sale of the Control of the Corporation; and (ii) in the event of the sale of Control of the Company that holds the Power of Control of the Company, the Selling Controlling shareholder will be required to disclose to the BM&FBOVESPA the value assigned to the Company in this sale, as well as attach the supporting documentation which proves it.

Article 41.      Whoever acquires the Power of Control of the Company, as a result of a private share purchase agreement entered into with the Controlling Shareholder, for any number of shares, will be required: (i) to make a public offer as referred to in Article 39 of these Bylaws; (ii) to reimburse any shareholders from whom it may have purchased shares on a stock exchange in a period of 6 (six) months prior to the date of Sale of Control of the Company, paying eventual difference of price between the public offer and the amount paid per share eventually acquired on the stock market in the 6 (six) months prior to the date of the acquisition of the Power of Control, duly adjusted to the date of payment. This amount must be distributed among all those who sold shares of the Company in the trading sessions in which the Acquirer of Control made acquisitions proportionally to the daily net sales balance of each one, being incumbent to BM&FBOVESPA to operate the distribution within the terms of its regulations.

Article 42.      After an operation of the Sale of Control of the Company and the subsequent holding of the IPO, the Acquirer of Control, when necessary, will take the measures needed to restore the minimum percentage of 25% (twenty five percent) of all the Company´s outstanding shares, within 6 (six) months following the acquisition of Power of Control.

Article 43.      Any Acquiring Shareholder who purchases or becomes the owner of 33.3% (thirty three point three percent) or more of all shares issued by the Company will: (i) immediately disclose this information by means of relevant fact, as required by the regulation edited by CVM; and (ii) within a maximum period of 30 (thirty) days from the date of acquisition or of the event resulting in this share ownership in an amount equal to or higher than 33.3% (thirty three point three percent) of all shares issued by the Company, register or request the registration of, as the case may be, an IPO of the totality of the shares issued by the Company, subject to the applicable regulations of CVM, BM&FBOVESPA regulations and the provisions of this Article.

Paragraph 1 – For the purposes of these Bylaws, “Acquiring Shareholder” means any person, including, without limit, any individual or legal entity, investment fund, condominium, portfolio of securities, holder of rights, or any other form of organization, resident, domiciled or with its head office in Brazil or abroad, or Group of Shareholders, who acquire the Company´s shares.

Paragraph 2 - The IPO shall be: (i) made to all shareholders of the Company without exception; (ii) shall be made in an auction to be held by BM&FBOVESPA; (iii) the IPO must be released for a price determined according to Paragraph 3 of this Article; and (iv) paid in cash, in Brazilian currency, against the acquisition in the IPO for the shares issued by the Company.

Paragraph 3 - The acquisition price for each share of the Company may not be less than the greater between: (i) 140% (one hundred and forty percent) of the average trading quotation during the last 120 (one hundred and twenty) sessions prior to the date on which the IPO becomes mandatory on the stock exchange  and there is the greatest volume of trading of shares issued by the Company; and (iii) 140% (one hundred and forty percent) of the average trading quotation during the last 30 (thirty) days prior to the date on which the IPO became mandatory on the stock exchange  and there is the greatest volume of trading of shares issued by the Company.

Paragraph 4 - The performance of the IPO mentioned in the preamble to this Article will not exclude the possibility of another shareholder of the Company or, if the case may be, the Company itself from making a competing IPO, under the applicable regulations.

Paragraph 5 - The Acquiring Shareholder must comply with any requests or requirements made by CVM based on applicable law related to the IPO within the maximum periods prescribed in the applicable regulation.

Paragraph 6 - Should the Acquiring Shareholder fail to comply with the obligations imposed by this Article, including compliance with the maximum terms for: (i) carrying out or applying for the registration of an IPO; or (ii) complying with any requests or requirements of the CVM, the Company´s Board of Directors will convene an Extraordinary General Meeting, at which the Acquiring Shareholder may not vote, to consider suspending the rights of this non-complying Acquiring Shareholder, within the terms of Article 120 of the Brazilian Corporate Law, without prejudice to the Acquiring Shareholder´s liability for any loss or damage caused to the other shareholders as a result of this failure to comply with the obligations imposed by this Article.

Paragraph 7 - Any Acquiring Shareholder who acquires or becomes the holder of other rights in the Company, including usufruct or trust, equal to or more than 33.33% (thirty three point thirty three percent) of the shares issued by the Company, will likewise be required to either register or apply for the registration of an IPO, as described in this Article, within 30 (thirty) days from the acquisition or event resulting in an amount equal to or more than 33.33% (thirty three point thirty three percent) of the shares issued by the Company.

Paragraph 8 - The obligations in Article 254-A of the Brazilian Corporate Law and Article 39, Article 40 and Article 41 of these Bylaws do not exclude the Acquiring Shareholder from compliance with the obligations in this Article, except as provided in Article 49 and Article 50 of these Bylaws.

Paragraph 9 – The provisions of this Article shall not be applied in the event of a person becoming the holder of more than 33.3% (thirty three point three percent) of the shares issued by the  Company by reason of: (i) legal succession, on condition that the shareholder will dispose of any excess shares within 60 (sixty) days from the relevant event; (ii)  the incorporation of another company by the Company; (iii) the incorporation of the shares of another company by the Company; or (iv) the subscription of shares of the Company carried out in a single primary issue, that had been approved by a General Meeting of shareholders, as laid down in the applicable regulations.

Paragraph 10 - For the purpose of calculating the percentage of 33.3% (thirty-three point three percent) of the total of the shares issued by the Company, as mentioned in the preamble to Article, no involuntary increase in ownership interest resulting from the cancellation of treasury shares or reduction of the capital stock of the Company leading to a cancellation of shares will be considered.

Paragraph 11 - If the CVM regulations applicable to an IPO provided in this Article require the adoption of any given criterion to determine the purchase price per share in the IPO that results in a purchase price higher than the one determined within the terms of Paragraph 3 of this Article, then the purchase price determined according to CVM regulations shall prevail.

Article 44.      Should an Extraordinary Meeting of shareholders resolve that the Company should delist from the Novo Mercado, the Controlling Shareholder will make a public share offer of acquisition of shares if the delisting occurs: (i) for the purpose of trading the shares outside the Novo Mercado; or (ii) caused by a corporate restructuring in which the shares of the Company resulting from such restructuring are not admitted for trading on the Novo Mercado within a period of 120 (one hundred and twenty) days from the date of the shareholders´ meeting that approved the operation. The minimum offer price will be equal to the economic value determined by the valuation report referred to in Article 48 of these Bylaws, in line with the legal norms and applicable regulations.

Paragraph 1 - Should there be no Controlling Shareholder and the general meeting decides: (i) to delist the Company from the Novo Mercado, due to registration for trading of its securities outside of the referred listing segment; or (ii) through a corporate restructuring, in which the company resulting from this reorganization has its shares admitted for trading on the Novo Mercado within a period of 120 (one hundred and twenty) days from the date of the shareholders´ meeting that approved the operation, the exit from the Novo Mercado will be conditional on the holding of the IPO under the same conditions foreseen in the preamble to this Article.

Paragraph 2 – In the cases foreseen in Paragraph 1 above, it will be incumbent to the same general meeting to define those responsible for carrying out the IPO, with those present at the meeting expressly assuming the obligation to undertake the offer. Should the meeting that decides to have a corporate reorganization have no person present who will be responsible for carrying out the IPO, those shareholders who voted in favor of the corporate reorganization will carry out the offer.

Article 45.      In the public offer of acquisition of shares to be carried out by the Controlling Shareholder or by the Company to cancel its registration as a publicly-held company, the minimum price to be offered should correspond to the economic value calculated in the evaluation report, referred in Article 48 of these Bylaws, respecting the applicable laws and regulations.

Sole paragraph – In the event of there being no Controlling Shareholder, should the General Meeting approve the cancelation of the registration as a listed company, the public share offer will be undertaken by the Company itself, respecting the applicable laws and regulations.

Article 46.      Should there be no Controlling Shareholder and the BM&FBOVESPA determines that: (i) the trading prices of the securities issued by the Company be disclosed separately; or (ii) the securities issued by the Company have their trading suspended on the Novo Mercado due to non-compliance in both cases with the obligations in the Novo Mercado Listing Regulations, by administrative act or fact, the Chairman of the Board of Directors shall convene, in up to 2 (two) days of the resolution, counting only the days in which there is circulation of newspapers usually used by the Company, an Extraordinary General Meeting to replace the entire Board of Directors.

Paragraph 1 – Should the Extraordinary General Meeting referred to in the preamble to this Article not be summoned by the Chairman of the Board of Directors in the time established, it may be convened by any shareholder in the Company.

Paragraph 2 – The new Board of Directors elected at the Extraordinary General Meeting, referred in the preamble and in Paragraph 1 of this Article, should resolve the failure to comply with the obligations in the Novo Mercado Listing Regulations as quickly as possible or within a new term granted by the BM&FBOVESPA for this purpose, whichever is shortest.

Article 47.      Should the Company´s delisting from the Novo Mercado occur as a result of its non-compliance with the obligations of the Novo Mercado Listing Regulations, the Controlling Shareholder will make a public offer of acquisition of shares belonging to the other shareholders of the Company, within the terms provided in the Article 44 of these Bylaws.

Paragraph 1 – In the event of there not being any Controlling Shareholder, should the non-compliance comply occur due to: (i) a decision of the General Meeting, the public offer of acquisition of shares should be made by the shareholders who voted in favor of the decision that led to the non-compliance; and (ii) by act or fact of the administration, the Board of Directors should convene a general shareholders´ meeting whose agenda shall include deciding on how to resolve the non-compliance with the obligations in the Novo Mercado Listing Regulations or, if the case may be, decide to delist the Company from the Novo Mercado.

Paragraph 2 – In the case provided in item (ii) of Paragraph 1, should the General Meeting decide that the Company should delist from the Novo Mercado, it will be up to the same General Meeting to define those responsible to perform the IPO provided in this Article. Those present at the meeting should expressly assume the obligation to make the offer.

Article 48.      The evaluation report dealt with in the Article 44 and Article 45 of these Bylaws should be drawn up by a specialized institution or company, with proven experience and independent from the Company´s decision-making power, its Management and Controllers, and the report should meet the requirements of Paragraph 1 of Article 8 of the Brazilian Corporate Law and assume the responsibility provided in Paragraph 6 of the same Article 8.

Paragraph 1 - The choice of the institution or specialized firm responsible for determining the economic value of the Company is reserved to the shareholders’ meeting, based on a list of three firms proposed by the Board of Directors. A decision will be taken by the affirmative vote of an absolute majority of the Outstanding Shares at the Shareholders’ Meeting, with blank votes not counted, provided that: (i) if the meeting is convened on a first call, there is a quorum of no less than 20% (twenty percent) of all Outstanding Shares; or (ii) when the meeting is convened on a second call, a quorum may consist of any number of shareholders owning Outstanding Shares.

Paragraph 2 - The costs of preparing the required valuation report will be fully borne by the persons responsible for undertaking the public offer of acquisition of shares, as the case may be.

Article 49.      A single IPO may be made for more than one of the purposes mentioned in this Chapter VIII, in the Novo Mercado Listing Regulations or in the CVM regulations, provided the requirements of all the forms of IPO can be satisfied, that no loss is incurred by any of those who are the object of the offer and that, where required under applicable regulations, CVM authorization is obtained.

Sole Paragraph - With the exception of those IPOs for delisting from the Novo Mercado and/or cancellation of registration as a publicly-held company, the holding of a unified IPO may only be made by a shareholder of the Company who holds an amount equal to, or more than 33.3% (thirty-three point three percent) of the total shares issued by the Company, observing the provision of Article 43.

Article 50.      The shareholders responsible for holding an IPO under this Chapter VIII, the Novo Mercado Listing Regulations or CVM regulations may ensure its effectiveness by intermediation of any shareholder or a third party.

Sole Paragraph - Neither the Company nor the shareholder, as the case may be, are released from the obligation to make the IPO for which they are responsible until it has been concluded in accordance with all applicable regulations.

IX.          ARBITRATION

Article 51.      The Company, its shareholders, managers and members of the Fiscal Council undertake to resolve, through the Market Arbitration Chamber, any disputes or controversies that might arise among them, particularly if relating to or caused by the application, validity, effectiveness, interpretation, violation, and the consequences of, any violation of the provisions of the Novo Mercado Participation Agreement, Novo Mercado Listing Regulations, these Bylaws, any shareholders’ agreements filed at the Company´s head office, the provisions of the Brazilian Corporate Law, the rules established by the Brazilian National Monetary Council, the Central Bank of Brazil or CVM, the regulations of the BM&FBOVESPA, and any other rules governing the securities market in general, and the Rules of the Capital Market Arbitration Chamber, to be conducted in compliance with these Rules of the Market Arbitration Chamber.

X.           LIQUIDATION OF THE COMPANY

Article 52.      The Company will be liquidated in the cases provided by law. The shareholders’ meeting will elect the liquidator or liquidators as well as the Fiscal Council that will function during the period of liquidation, subject to the legal requirements.

XI.          GENERAL PROVISIONS

Article 53.      The Company shall observe the shareholders´ agreement filed at its head office. Members of the presiding panel at the general meetings or Board of Directors´ meetings may not accept the vote of any shareholder who is a signatory to the shareholders´ agreement that is filed at the Company´s head office or of a member of the Board of Directors elected by the signatories of this agreement which goes against what is stated in the shareholders´ agreement. The Company is also expressly prohibited to accept and proceed any share transfers and/or encumbrance, and/or any assignment of a preference right for the replacement of shares and/or other securities that do not respect the terms of any such shareholders’ agreement filed at its head office.

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